Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-180273

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 11, 2013)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

US$                     3.75% Notes due 2016

Our US$                     aggregate principal amount of notes due 2016 (the “Notes”) will bear interest at a rate of 3.75% per annum. Interest on the Notes is payable semi-annually in arrears on April 20 and October 20 of each year. The first interest payment on the Notes will be made on October 20, 2013 in respect of the period from (and including) April 20, 2013 to (but excluding) October 20, 2013. The Notes will mature on October 20, 2016. The Notes offered hereby shall constitute a further issuance of, and be fungible with and be consolidated and form a single series with, our US$700,000,000 3.75% Notes due 2016, which were issued on April 20, 2011. The total principal amount of the previously-issued Notes and the Notes now being issued is US$                    .

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	%	US$
Underwriting discounts	%	US$
Proceeds to us, before expenses	%	US$

In addition to the initial public offering price, you will have to pay for accrued interest from and including April 20, 2013 to but excluding                     , 2013.

We have applied to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes. There can be no assurance that such listing will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained herein. Approval in-principle from, and admission of the Notes to the Official List of, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriter expects to deliver the Notes to investors through the book-entry facilities of The Depository Trust Company on or about                     , 2013.

Sole Bookrunner

HSBC

Prospectus Supplement Dated                     , 2013

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “￦” or “Won” are to the lawful currency of Korea and “US$” or “U.S. dollars” are to the lawful currency of the United States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated July 11, 2013. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-180273, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, and admission of the Notes to the Official List of, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$             aggregate principal amount of 3.75% notes due October 20, 2016 (the “Notes”). The Notes offered hereby shall constitute a further issuance of, and be fungible with and be consolidated and form a single series with, our US$700,000,000 3.75% Notes due 2016, which were issued on April 20, 2011. The total principal amount of the previously-issued Notes and the Notes now being issued is US$            .

The Notes will bear interest at a rate of 3.75% per annum, payable semi-annually in arrears on April 20 and October 20 of each year. The first interest payment on the Notes will be made on October 20, 2013 in respect of the period from (and including) April 20, 2013 to (but excluding) October 20, 2013. Interest on the Notes will accrue from April 20, 2013, and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

We have applied to the SGX-ST for the listing and quotation of the Notes. Settlement of the Notes is not conditioned on obtaining the listing. There can be no assurance that such listing will be obtained for the Notes. The Notes will be traded on the SGX-ST in a minimum board lot size of S$200,000 (or its equivalent in U.S. dollars), for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

Form and settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about             , 2013, which we expect will be the third business day following the date of this prospectus supplement, referred to as “T+3.”

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated July 11, 2013. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Our financial information as of March 31, 2013 and for the three months ended March 31, 2013 and 2012 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

Based on our unaudited internal management accounts as of March 31, 2013, we had ￦50,809 billion of outstanding loans, including ￦28,533 billion of outstanding export credits, ￦17,777 billion of outstanding overseas investment credits and ￦2,745 billion of outstanding import credits, as compared to ￦47,798 billion of outstanding loans, including ￦25,303 billion of outstanding export credits, ￦16,943 billion of outstanding overseas investment credits and ￦2,474 billion of outstanding import credits as of December 31, 2012.

Capitalization

As of March 31, 2013, our authorized capital was ￦8,000 billion and our capitalization was as follows:

	March 31, 2013 (1)
	(billions of Won) (unaudited)
Long-Term Debt (2) (3) (4) (5):
Borrowings in Korean Won	￦	—
Borrowings in Foreign Currencies		872
Export-Import Financing Debentures		27,191

Total Long-term Debt	￦	28,063

Capital and Reserves:
Paid-in Capital (6)	￦	7,158
Retained Earnings		1,918
Legal Reserve		314
Voluntary Reserve		1,581
Unappropriated Retained Earnings		24
Accumulated Other Comprehensive Income		22

Total Capital and Reserve	￦	9,098

Total Capitalization	￦	37,161

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since March 31, 2013.
(2)	We have translated borrowings in foreign currencies as of March 29, 2013 into Won at the rate of ￦1,112.1 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on March 31, 2013.
(3)	As of March 31, 2013, we had contingent liabilities totaling ￦52,506 billion, which consisted of ￦40,184 billion under outstanding guarantees and acceptances and ￦12,322 billion under contingent guarantees and acceptances issued on behalf of our clients.

(4)	As of March 31, 2013, we had entered into 31 interest rate related derivative contracts with a notional amount of ￦10,608 billion and 152 currency related derivative contracts with a notional amount of ￦12,777 billion in accordance with our policy to hedge interest rate and currency risks.
(5)	All of our borrowings, whether domestic or international, are unsecured and unguaranteed.
(6)	As of March 31, 2013, authorized ordinary share capital was ￦8,000 billion and issued fully-paid ordinary share capital was ￦7,158 billion. In January 2013, the Government contributed ￦20 billion in cash to our capital.

Selected Financial Statement Data

The following tables present financial information for the three months ended March 31, 2013 and 2012 and as of March 31, 2013 and December 31, 2012:

	Three Months Ended March 31,
	2013		2012
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	￦	404	￦	441
Total Interest Expenses		299		330
Net Interest Income (Expenses)		105		111
Total Revenues		1,287		1,465
Total Expenses		1,260		1,292
Income before Income Taxes		28		173
Income Tax Benefit (Expense)		(4)		(39)
Net Income		24		134

	As of March 31, 2013 (unaudited)		As of December 31, 2012
	(billions of Won)
Balance Sheet Data
Total Loans (1)	￦	50,809	￦	47,798
Total Borrowings (2)		45,880		42,777
Total Assets		57,856		54,588
Total Liabilities		48,758		46,023
Total Shareholders’ Equity (3)		9,098		8,566

(1)	Gross amount, which includes bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others without adjusting for valuation adjustment of loans in foreign currencies, deferred loan origination fees or allowance for loan losses.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the three months ended March 31, 2013, we had net income of ￦24 billion compared to net income of ￦134 billion for the three months ended March 31, 2012.

The principal factors for the decrease in net income for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 included:

•

an increase in allowances for possible losses on loan commitment to ￦94 billion in the three months ended March 31, 2013 from ￦2 billion in the corresponding period of 2012, primarily due to an increase in our loan commitments; and

•

a decrease in gain on disposal of available-for-sale securities to ￦0 billion in the three months ended March 31, 2013 from ￦59 billion in the corresponding period of 2012; the ￦59 billion gain in the three months ended March 31, 2012 reflected principally the sale of our equity interest in Korea Exchange Bank.

The above factors were partially offset by an increase in net gain on commission to ￦95 billion in the three months ended March 31, 2013 from ￦76 billion in the corresponding period of 2012, primarily due to an increase in prepayment fees.

As of March 31, 2013, our total assets increased by 6.0% to ￦57,856 billion from ￦54,588 billion as of December 31, 2012, primarily due to a 6.3% increase in loans to ￦50,809 billion as of March 31, 2013 from ￦47,798 billion as of December 31, 2012.

As of March 31, 2013, our total liabilities increased by 5.9% to ￦48,758 billion from ￦46,023 billion as of December 31, 2012. The increase in liabilities was primarily due to a 5.5% increase in debentures to ￦42,233 billion as of March 31, 2013 from ￦40,020 billion as of December 31, 2012.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The appreciation of the Won against foreign currencies (including the U.S. dollar) during the three months ended March 31, 2013 compared to the corresponding period of 2012 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of March 31, 2013, our total shareholders’ equity increased by 6.2% to ￦9,098 billion from ￦8,566 billion as of December 31, 2012, primarily due to an increase in retained earnings to ￦1,918 billion as of March 31, 2013 from ￦1,416 billion as of December 31, 2012.

Capital Adequacy

As of March 31, 2013, our capital adequacy ratio, on a consolidated basis, was 10.5%, a decrease from 11.6% as of December 31, 2012, which was primarily due to increases in market and credit risk weighted assets during the first quarter of 2013.

The following table sets forth our capital base and capital adequacy ratios reported as of March 31, 2013:

As of March 31, 2013
(millions of Won, except for percentages)
(consolidated)
Tier I	￦ 7,841,765
Paid-in Capital	7,158,055
Retained Earnings	1,257,045
Deductions from Tier I Capital	(573,335)
Capital Adjustments	—
Deferred Tax Asset	(398,627)
Others	(174,708)
Tier II (General Loan Loss Reserves)	1,272,160
Deductions from all capital	—
Total Capital	9,113,925
Risk Adjusted Assets	86,730,440
Capital Adequacy Ratios
Tier I	9.04%
Tier I and Tier II	10.51%

Source: Internal accounting records.

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

Based on preliminary data, GDP growth in the first half of 2013 was 1.9% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 1.8% and exports of goods and services increased by 4.4%, which more than offset a decrease in gross domestic fixed capital formation by 0.3%, each compared with the corresponding period of 2012.

Prices, Wages and Employment

The inflation rate was 1.4% in the first quarter of 2013 and 1.1% in the second quarter of 2013, each compared to the corresponding period of 2012. The unemployment rate was 3.6% in the first quarter of 2013 and 3.1% in the second quarter of 2013.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 1,914.0 on July 31, 2013 and 1,885.8 on August 27, 2013.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,113.6 to US$1.00 on July 31, 2013 and Won 1,113.0 to US$1.00 on August 27, 2013.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of approximately US$29.8 billion in the first half of 2013. The current account surplus in the first half of 2013 increased from the current account surplus of US$13.8 billion in the corresponding period of 2012, primarily due to increases in surplus from the goods account and the services account.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$20.1 billion in the first half of 2013. Exports increased by 0.6% to US$276.7 billion and imports decreased by 2.8% to US$256.6 billion from US$275.0 billion of exports and US$264.1 billion of imports, respectively, in the corresponding period of 2012.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$329.7 billion as of July 31, 2013.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-180273.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes which, together with the previously-issued notes, will constitute a single series issued under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes will mature on October 20, 2016 (the “Maturity Date”). The Notes will bear interest at the rate of 3.75% per annum, payable semi-annually in arrears on April 20 and October 20 of each year (each an “Interest Payment Date”). The first interest payment on the Notes will be made on October 20, 2013 in respect of the period from (and including) April 20, 2013 to (but excluding) October 20, 2013. Interest on the Notes will accrue from April 20, 2013. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Notices

While the Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through DTC, Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

Tax on Interest Payments

Interest on “foreign currency denominated bonds” paid to non-residents is exempt from income tax and corporation tax (whether payable by withholding or otherwise) pursuant to the Special Tax Treatment Control Law (the “STTCL”). The term “foreign currency denominated bonds” in this context is not defined under the STTCL. Although there is no Korean court precedent directly on point and therefore, the courts and the tax authorities may take a different view, in the opinion of Shin & Kim, our Korean counsel, the Notes qualify as “foreign currency denominated bonds” under the STTCL, and the interest payable under the Notes (as provided for in the terms and conditions of the Notes, subject to adjustment of original issue discount or premium, if any) to you will be exempt from Korean income tax and corporation tax (whether payable by withholding or otherwise) by virtue of Article 21(1)(i) of the STTCL.

If not exempt under the STTCL, the rate of income tax or corporation tax applicable to the interest on the Notes, for you, is currently 14%. In addition, a tax surcharge, called a local income surtax, is imposed at the rate of 10% of the income or corporation tax (raising the total tax rate to 15.4%).

The tax rates may be reduced by applicable tax treaty, convention or agreement between Korea and the country of the recipient of the interest. The relevant tax treaties are discussed under “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the Notes, provided that the disposition does not involve a transfer of the Notes to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the Notes outside of Korea. If you sell or otherwise dispose of the Notes to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% (including local income surtax) of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% (including local income surtax) of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the Notes, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, see “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

With respect to computing the above-mentioned 22% withholding taxes on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the Notes. The purchaser of the Notes or, in the case of the sale of the Notes through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or in the absence of producing satisfactory evidence of your acquisition cost and certain direct transaction cost in relation to the Notes being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant Notes occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

United States Tax Considerations

We expect that the issue price of the Notes (excluding amounts paid in respect of accrued interest) will reflect no more than a de minimis amount of original issue discount. In that case, the Notes will be treated for United States federal income tax purposes as part of the same issue as our 3.75% notes due 2016 issued on April 20, 2011.

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability. For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

The initial offering price for the Notes will include amounts attributable to interest accrued from April 20, 2013, which we call “pre-issuance accrued interest.” Pre-issuance accrued interest will be included in the accrued interest to be paid on the Notes on the first interest payment date after the issuance of the Notes. In accordance with applicable United States Treasury regulations, for United States federal income tax purposes, a U.S. holder may treat the Notes as having been purchased for a price that does not include any pre-issuance accrued interest. If the Notes are so treated, the portion of the first stated interest payment equal to the pre-issuance accrued interest will be deemed to be a non-taxable return of pre-issuance accrued interest and, accordingly, will not be taxable as interest on the Notes. If the price you pay for the Notes (excluding amounts paid in respect of preissuance accrued interest not included in income, as described above) exceeds the remaining redemption amount of the Notes, then you will be considered to have purchased the Notes at a premium, and you may elect to amortize the premium as an offset to interest income as discussed in “Taxation—United States Tax Considerations—Premium and Market Discount” in the accompanying prospectus. A U.S. holder’s tax basis in a Note will generally equal its cost, reduced by any amortized premium and pre-issuance accrued interest. You should consult that section for a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes.

UNDERWRITING

Relationship with the Underwriter

We and the underwriter named below (the “Underwriter”) have entered into a Terms Agreement dated             , 2013 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of the Underwriter	Principal Amount of the Notes
The Hongkong and Shanghai Banking Corporation Limited	US$

Under the terms and conditions of the Underwriting Agreement, if the Underwriter takes any of the Notes, then the Underwriter is obligated to take and pay for all of the Notes.

The Underwriter initially proposes to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriter may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. We [have applied] to the SGX-ST for the listing and quotation of the Notes. The Underwriter has advised us that it intends to make a market in the Notes. However, it is not obligated to do so and it may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriter may be required to make in respect of any such liabilities.

In connection with this offering, The Hongkong and Shanghai Banking Corporation Limited (the “Stabilizing Manager”) or any person acting on its behalf may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriter in this offering, which creates a short position for the Underwriter. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

The amount of net proceeds is US$             after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering are estimated to be US$            . The Underwriter has agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

The Underwriter and certain of its affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriter or certain of its affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriter or its respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about             , 2013, which we expect will be the third business day following the date of this prospectus supplement.

Foreign Selling Restrictions

The Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

The Underwriter has represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

The Underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

The Underwriter has represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

The Underwriter has represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

The Underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”).

Accordingly, the Underwriter represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The Underwriter further has represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through the Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor,

that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) by operation of law; or

(4) pursuant to section 276(7) of the SFA.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Shin & Kim, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinion of Shin & Kim.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is ￦8,000 billion. As of August 28, 2013, our paid-in capital was ￦7,158 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido-dong, Youngdeungpo-gu, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on August 28, 2013. On August 27, 2013, we filed our report on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

CUSIP	ISIN	Common Code
302154 AY5	US302154AY53	061954490

PROSPECTUS

$5,000,000,000

The Export-Import Bank of Korea

Debt Securities

Warrants to Purchase Debt Securities

The Republic of Korea

Guarantees

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 11, 2013

CERTAIN DEFINED TERMS AND CONVENTIONS

All references to the “Bank”, “we”, “our” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus mean The Republic of Korea. All references to the “Government” mean the government of Korea.

Unless otherwise indicated, all references to “won”, “Won” or “￦” contained in this prospectus are to the currency of Korea, references to “U.S. dollars”, “Dollars”, “USD”, “$” or “US$” are to the currency of the United States of America, references to “Euro”, “EUR” or “ €” are to the currency of the European Union, references to “Japanese Yen”, “JPY” or “¥” are to the currency of Japan, references to “Chinese Renminbi” or “CNY” are to the currency of the People’s Republic of China, references to “Swiss franc” or “CHF” are to the currency of Switzerland, references to “pound sterling” or “GBP” are to the currency of the United Kingdom, references to “Hong Kong dollar” or “HKD” are to the currency of Hong Kong, S.A.R., references to “Singapore dollar” or “SGD” are to the currency of Singapore, references to “Turkish Lira” or “TRY” are to the currency of Turkey, references to “Malaysia Ringgit” or “MYR” are to the currency of Malaysia, references to “Brazilian Real” or “BRL” are to the currency of Federative Republic of Brazil, references to “Mexican Peso” or “MXN” are to the currency of the United Mexican States, references to “New Zealand Dollar” or “NZD” are to the currency of New Zealand, references to “Taiwan Dollar” or “TWD” are to the currency of Taiwan, references to “Thai Baht” or “THB” are to the currency of Thailand, references to “Australian dollar” or “AUD” are to the currency of Australia, references to “Indian Rupee” or “INR” are to the currency of India, references to “Indonesian Rupiah” or “IDR” are to the currency of Indonesia, references to “Philippine Peso” or “PHP” are to the currency of the Republic of the Philippines, references to “Saudi Riyal” or “SR” are to the currency of Saudi Arabia, references to “Russian Ruble” or “RUB” are to the currency of the Russian Federation, references to “Swedish Krona” or “SEK” are to the currency of Sweden, references to “South African Rand” or “ZAR” are to the currency of South Africa, references to “Danish Krone” or “DKK” are to the currency of Denmark and references to “Peruvian nuevo sol” or “PEN” are to the currency of Peru.

In this prospectus, where information has been prepared in thousands, millions or billions of units, amounts may have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

THE EXPORT-IMPORT BANK OF KOREA

Overview

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended (the “KEXIM Act”). Since our establishment, we have been promoting the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced financing facilities and implemented lending policies that are responsive to the needs of Korean exporters.

Our primary purpose, as stated in the KEXIM Act, is to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” Over the years, we have developed various financing facilities and lending policies that are consistent with the Government’s overall economic policies. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute an important portion of our business. In recent years, we have focused on the development of new financing facilities, including structured financing for ships and project financing for the construction of industrial plants and the development of natural resources abroad.

As of December 31, 2012, we had ￦47,798 billion of outstanding loans, including ￦25,303 billion of outstanding export credits, ￦16,943 billion of outstanding overseas investment credits and ￦2,474 billion of outstanding import credits, as compared to ￦47,959 billion of outstanding loans, including ￦27,904 billion of outstanding export credits, ￦15,565 billion of outstanding overseas investment credits and ￦2,235 billion of outstanding import credits as of December 31, 2011.

Although our management has control of our day-to-day operations, our operations are subject to the close supervision of the Government. The Government’s determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, contributions to capital or transfers of our income to reserves, plays an important role in determining our lending capacity. The Government has the power to appoint or dismiss our President, Deputy President, Executive Directors and Auditor. Moreover, the Minister of Strategy and Finance (formerly the Minister of Finance and Economy) of the Republic has, on behalf of the Republic, signed the registration statement of which this Prospectus forms a part.

The Government supports our operations pursuant to Article 37 of the KEXIM Act. Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves, consisting of our surplus and capital surplus items, are insufficient to cover any of our annual net losses. In light of the above, if we have insufficient funds to make any payment under any of our obligations, including the debt securities covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

Capitalization

As of December 31, 2012, our authorized capital was ￦8,000 billion and capitalization was as follows:

	December 31, 2012 (1)
	(billions of Won)
Long-Term Debt (2)(3)(4)(5):
Borrowings in Korean Won	￦	—
Borrowings in Foreign Currencies		1,107
Export-Import Financing Debentures		28,158

Total Long-term Debt	￦	29,265

Capital and Reserves:
Paid-in Capital (6)	￦	7,138
Accumulated Legal Reserve (7)		299
Accumulated Voluntary Reserve (7)		968
Unappropriated Retained Earnings		149
Accumulated Other Comprehensive Income		11

Total Capital and Reserve	￦	8,566

Total Capitalization (7)	￦	37,831

(1)	Except as described in this prospectus, there has been no material adverse change in our capitalization since December 31, 2012.
(2)	We have translated borrowings in foreign currencies as of December 31, 2012 into Won at the rate of ￦1,071.1 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on December 31, 2012.
(3)	As of December 31, 2012, we had contingent liabilities totaling ￦52,921 billion, which consisted of ￦39,380 billion under outstanding guarantees and acceptances and ￦13,541 billion under contingent guarantees and acceptances issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2012, see “Notes to Non-Consolidated Financial Statements of December 31, 2012 and 2011—Note 11”. See also “Notes to Non-Consolidated Financial Statements of December 31, 2012 and 2011—Note 15” for a description of our commitments and contingencies as of December 31, 2012.
(4)	As of December 31, 2012, we had entered into 130 interest rate related derivative contracts with a notional amount of ￦14,503 billion and 180 currency related derivative contracts with a notional amount of ￦15,376 billion in accordance with our policy to hedge interest rate and currency risks. See “Notes to Non-Consolidated Financial Statements of December 31, 2012 and 2011—Note 16”.
(5)	See “Sources of Funding” for an explanation of these sources of funds. All our borrowings, whether domestic or international, are unsecured and unguaranteed.
(6)	As of December 31, 2012, our authorized ordinary share capital is ￦8,000 billion and issued fully-paid ordinary share capital is ￦7,138 billion. See “Government Support and Supervision.”
(7)	See “Government Support and Supervision” for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

Business

Purpose and Authority

We were established in 1976 as a special governmental financial institution pursuant to the KEXIM Act. The KEXIM Act, the Enforcement Decree of the KEXIM Act (the “KEXIM Decree”) and our Articles of Incorporation (the “By-laws”) define and regulate our powers and authority. We are treated as a special juridical entity under Korean law and are not subject to certain of the laws regulating activities of commercial banks.

We were established, as stated in the KEXIM Act, to “promote the sound development of the national economy and economic cooperation with foreign countries by extending the financial aid required for export and import transactions, overseas investment and the development of natural resources abroad.” As an instrument in serving the Government’s public policy objectives, we do not seek to maximize our profits. We do, however, strive to maintain an adequate level of profitability to strengthen our equity base in order to support the growth in the volume of our business.

Our primary purpose has been the provision of loans to facilitate Korean exports of capital and non-capital goods and technical services. Most of our activities have been carried out pursuant to this authority and we characterize such loans as export credits. In January 2008, the Government amended the KEXIM Act and KEXIM Decree to expand the types of goods and services eligible for export credits that we may extend to include intangible goods and non-technical services.

We have the authority to undertake a range of other financial activities. These fall into three principal categories:

•	overseas investment credits;

•	import credits; and

•	guarantee facilities.

Overseas investment credits consist of loans to finance Korean overseas investments and projects. Import credits include the extension of loans to finance Korean imports of essential materials and natural resources. Guarantee facilities are made available to support the obligations of Korean exporters and importers.

We also have the authority to administer, on behalf of the Government, the Government’s Economic Development Cooperation Fund and the Inter-Korea Cooperation Fund, formerly known as South and North Korea Co-operation Fund.

We may also undertake other business activities incidental to the foregoing, including currency and interest rate swap transactions. We have engaged in such swap transactions for hedging purposes only.

Government Support and Supervision

The Government’s determination each fiscal year, regarding the amount of financial support to extend to us, plays an important role in determining our lending capacity. Such support has included contributions to capital, loans and transfers of our income to reserves.

Our authorized capital was ￦30 billion when the Government enacted the KEXIM Act in 1969. The National Assembly amended the KEXIM Act and increased our authorized capital to ￦150 billion in 1974, ￦500 billion in 1977, ￦1,000 billion in 1986, ￦2,000 billion in January 1998 and ￦4,000 billion in September 1998. In January 2009, the Government further increased our authorized capital to ￦8,000 billion.

As of December 31, 1996, the capital contribution from the Government was approximately ￦686 billion, all in cash. Since 1997, the Government has made capital contributions not only in cash but also in the form of shares of common stock of Government-affiliated entities. In 1997, the Government contributed ￦185 billion in cash and in the form of shares of common stock of KT&G (formerly known as Korea Tobacco & Ginseng). In 1998, the Government contributed ￦805 billion in cash and in the form of shares of common stock of KT&G, Korea Electric Power Corporation and Korea Expressway Corporation (formerly known as Korea Highway Corporation). From 1999 to 2004, the Government contributed ￦1,100 billion in cash to our capital, directly and indirectly through The Bank of Korea and the Korea Development Bank.

In April 2005, the Government contributed ￦500 billion in the form of shares of common stock of Korea Expressway Corporation owned by the Government and ￦20 billion in cash to our capital to further support our lending to Korean manufacturers and exporters, in accordance with the Government policy to promote the Republic’s exports by providing such entities with the funds required for the construction and export of capital goods (such as industrial plants, industrial machinery, natural resource development, information infrastructure and overseas construction projects). In July 2007, the Government contributed ￦3 billion in cash to our capital. In December 2008, the Government contributed ￦650 billion in the form of shares of common stock of Kyobo Life Insurance Co., Ltd. and Korea Expressway Corporation to our capital. The Government contributed to our capital ￦300 billion in cash in January 2009, ￦500 billion in the form of shares of common stock of Korea Expressway Corporation in March 2009 and ￦250 billion in cash in May 2009, in order to support our lending to Korean exporters, including small and medium-sized enterprises. In January 2010 and January 2011, the Government further contributed ￦150 billion and ￦50 billion, respectively, in cash to our capital. In April 2011, the Government contributed, indirectly through Korea Finance Corporation, ￦1,000 billion in the form of shares of common stock of Korea Expressway Corporation to our capital in order to enhance our capability to undertake large-scale overseas project financings. In November 2011, the Government contributed to our capital ￦50 billion in cash, in order to support our lending to Korean exporters. In May 2012, the Government contributed ￦779 billion in the form of shares of common stock of Korea Expressway Corporation and Korea Asset Management Corporation to our capital. In September 2012, the Government contributed ￦100 billion in the form of shares of common stock of Korea Expressway Corporation to our capital. Taking into account these capital contributions, as of December 31, 2012, our total paid-in capital was ￦7,138 billion. In January 2013, the Government contributed ￦20 billion in cash to our capital. As of the date of this prospectus, our paid-in capital was ￦7,158 billion.

Pursuant to the KEXIM Act, only the Government, The Bank of Korea, Korea Finance Corporation, certain designated domestic banking institutions, exporters’ associations and international financial organizations may contribute to our paid-in capital. As of December 31, 2012, the Government directly owned 67.5% of our paid-in capital and indirectly owned, through The Bank of Korea and Korea Finance Corporation, 16.3% and 16.2%, respectively, of our paid-in capital. See “Notes to Non-Consolidated Financial Statements of December 31, 2012 and 2011—Note 1”.

In addition to contributions to our capital, the Government provides funding for our financing activities. The Government has made loans available to us for our lending activities. See “Description of Assets and Liabilities—Sources of Funding.”

The Government also supports our operation pursuant to Articles 36 and 37 of the KEXIM Act. Article 36 of the KEXIM Act and the By-laws provide that we shall apply our net income earned during each fiscal year, after deduction of depreciation expense for such fiscal year, in the following manner and in order of priority:

•	first, 10% of such net income is transferred to our legal reserve until the total amount of our legal reserve equals the total amount of our paid-in capital;

•

second, if the Minister of Strategy and Finance approves such distribution, the balance of any such net income, after such transfer to the legal reserve, is distributed to the institutions, other than the Government, that have contributed to our capital (up to a maximum 15% annual dividend rate); and

•

third, the remaining balance of any such net income is distributed in whatever manner our Operations Committee determines and the Minister of Strategy and Finance approves, such as additions to our voluntary reserve.

Article 37 of the KEXIM Act provides that “the annual net losses of the Export-Import Bank of Korea shall be offset each year by the reserve, and if the reserve be insufficient, the Government shall provide funds to cover the deficit.” As a result of the KEXIM Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserves are insufficient to cover any of our annual net losses. In light of this provision, if we have insufficient funds to make any payment under any of our obligations, the Government would take appropriate steps by making a capital contribution, by allocating funds or by taking other action to enable us to make such payment when due. The provisions of Article 37 do not, however, constitute a direct guarantee by the Government of our obligations, and the provisions of the KEXIM Act, including Article 37, may be amended at any time by action of the National Assembly.

The Government closely supervises our operations including in the following ways:

•	the President of the Republic appoints our President upon the recommendation of the Minister of Strategy and Finance;

•	the Minister of Strategy and Finance appoints our Deputy President and Executive Directors upon the recommendation of our President;

•	the Minister of Strategy and Finance appoints our Auditor;

•	one month prior to the beginning of each fiscal year, we must submit our proposed program of operations and budget for the fiscal year to the Minister of Strategy and Finance for his approval;

•	the Minister of Strategy and Finance must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

•	the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

•

each of the Minister of Strategy and Finance and the Financial Services Commission has broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Strategy and Finance may issue any orders it deems necessary to enforce the KEXIM Act or delegate examinations to the Financial Services Commission;

•

the Financial Services Commission may supervise our operations to ensure managerial soundness based upon the KEXIM Decree and the Supervisory Regulations of Banking Business legislated by the Financial Services Commission and may issue orders deemed necessary for such supervision;

•

we must submit our annual report to the Ministry of Strategy and Finance (formerly, the Ministry of Finance and Economy) within two months after the end of each fiscal year and to the National Assembly within nine months after the end of each fiscal year outlining our operations and analyzing our activities during the relevant fiscal year; and

•	we may amend our By-laws and operating manual only with the approval of the Minister of Strategy and Finance.

Selected Financial Statement Data

You should read the following financial statement data together with our non-consolidated financial statements and notes included in this prospectus:

	Year Ended December 31,
	2008		2009		2010		2011		2012
	(billions of Won)
Income Statement Data
Total Interest Income	￦	1,448	￦	1,445	￦	1,288	￦	1,404	￦	1,771
Total Interest Expense		1,107		1,224		946		1,074		1,429
Net Interest Income		342		221		342		330		342
Total Revenues		5,122		3,960		4,095		4,138		4,507
Total Expenses		4,927		3,926		3,997		3,984		4,320
Net Income before Income Tax		196		34		98		154		187
Income Tax Benefit (expense)		(102)		(8)		(31)		(7)		(38)
Net Income		94		26		67		147		149

	As of December 31,
	2008		2009		2010		2011		2012
	(billions of Won)
Balance Sheet Data
Total Loans (1)	￦	32,390	￦	37,423	￦	41,230	￦	47,959	￦	47,798
Total Borrowings (2)		27,771		33,302		37,217		44,556		42,777
Total Assets		35,982		42,028		46,689		55,133		54,588
Total Liabilities		30,892		35,565		40,167		47,624		46,023
Total Shareholders’ Equity (3)		5,090		6,463		6,523		7,509		8,566

(1)	Gross amount, including bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency and others and before deducting valuation adjustment of loans in foreign currencies, deferred loan origination fees and allowance for loan losses. See “Notes to Non-Consolidated Financial Statements of December 31, 2011 and 2010—Note 5.”
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

2012

We had net income of ￦149 billion in 2012 compared to net income of ￦147 billion in 2011.

The principal factors for the increase in net income in 2012 compared to 2011 included:

•	a decrease in provision for possible loan losses to ￦254 billion in 2012 from ￦502 billion in 2011, primarily due to enhanced asset quality; and

•	an increase in gain on disposal of available-for-sale securities to ￦62 billion in 2012 from ￦0 billion in 2011, primarily due to the sale of our equity interest in Korea Exchange Bank in 2012.

The above factors were mostly offset by (i) additional provision for acceptance and guarantee losses of ￦147 billion in 2012 compared to reversals of ￦107 billion of provision for acceptance and guarantee losses in 2011, primarily due to an increase in guarantees classified as substandard or below and (ii) a decrease in dividend received on available-for-sale securities to ￦18 billion in 2012 from ￦107 billion in 2011, primarily due to the sale of our equity interest in Korea Exchange Bank in 2012.

As of December 31, 2012, our total assets decreased by 1% to ￦54,588 billion from ￦55,133 billion as of December 31, 2011, primarily due to a 21% decrease in due from banks to ￦2,134 billion as of December 31, 2012 from ￦2,708 billion as of December 31, 2011.

As of December 31, 2012, our total liabilities decreased by 3% to ￦46,023 billion from ￦47,624 billion as of December 31, 2011. The decrease in liabilities was primarily due to a 4% decrease in borrowings and debentures to ￦42,777 billion as of December 31, 2012 from ￦44,556 billion as of December 31, 2011.

The decreases in assets and liabilities were primarily due to the appreciation of the Won against the U.S. dollar as of December 31, 2012 compared to December 31, 2011, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of December 31, 2012, our total shareholders’ equity increased by 14% to ￦8,566 billion from ￦7,509 billion as of December 31, 2011, primarily due to the Government’s ￦879 billion contribution to our capital in 2012.

2011

We had net income of ￦147 billion in 2011 compared to net income of ￦67 billion in 2010.

The principal factors for the increase in net income in 2011 compared to 2010 included:

•

reversals of ￦108 billion of provision for acceptance and guarantee losses in 2011 compared to additional provision for acceptance and guarantee losses of ￦413 billion in 2010, primarily due to enhanced guarantee asset quality; and

•	an increase in dividend income to ￦107 billion in 2011 from ￦39 billion in 2010, primarily due to an increase in dividend income from Korea Exchange Bank.

The above factors were partially offset by a decrease in gain on disposal of available-for-sale securities to ￦0 billion in 2011 from ￦453 billion in 2010; the ￦453 billion gain in 2010 reflected principally the sale of our equity interest in Daewoo International Corporation.

As of December 31, 2011, our total assets increased by 18% to ￦55,133 billion from ￦46,689 billion as of December 31, 2010, primarily due to a 16% increase in loans to ￦47,959 billion as of December 31, 2011 from ￦41,230 billion as of December 31, 2010.

As of December 31, 2011, our total liabilities increased by 19% to ￦47,624 billion from ￦40,167 billion as of December 31, 2010. The increase in liabilities was primarily due to a 20% increase in borrowings and debentures to ￦44,556 billion as of December 31, 2011 from ￦37,217 billion as of December 31, 2010.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The depreciation of the Won against the U.S. dollar as of December 31, 2011 compared to December 31, 2010 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt.

As of December 31, 2011, our total shareholders’ equity increased by 15% to ￦7,509 billion from ￦6,523 billion as of December 31, 2010, primarily due to the Government’s ￦1,100 billion contribution to our capital in 2010 and an increase in retaining earnings to ￦1,301 billion in 2011 from ￦1,166 billion in 2010, which were partially offset by accumulated other comprehensive loss of ￦50 billion in 2011 compared to accumulated other comprehensive income of ￦198 billion in 2010.

Operations

Loan Operations

Our primary objective since our establishment has been to promote the export and competitiveness of Korean goods and services in international markets. To this end, we have introduced various financing facilities and implemented lending policies that are responsive to the needs of Korean exporters and foreign importers. Over the years, we have also developed financing facilities and lending policies that are consistent with the Government’s overall economic policies. In the latter part of the 1980s, as a result of changing trade conditions and the increased internationalization of the Korean economy, overseas investment credits and import credits were promoted and began to constitute an important portion of our business. Our lending programs include (1) export credits to Korean exporters or foreign buyers of Korean goods and services, (2) overseas investment credits to Korean firms and (3) import credits to Korean importers.

Before approving a credit, we consider:

•	economic benefits to the Republic;

•	the industry’s rank in the order of priorities established by the Government’s export-import policy;

•	credit risk associated with the loans to be extended; and

•	the goal of diversifying our lending activities.

The KEXIM Act and the By-laws provide that we may extend credit only where repayment “is considered probable.” Accordingly, we carefully investigate the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan is made only if we believe there is reasonable assurance of repayment. See “Credit Policies, Credit Approval and Risk Management—Credit Approval”.

We are currently required by the KEXIM Act and the KEXIM Decree to make loans with original maturities of not more than 30 years. The overall average life of our loans is approximately 3 years.

In 2012, we provided total loans ￦49,728 billion, an increase of 16% from the previous year, while our loan commitments amounted to ￦64,851 billion, an increase of 19% from the previous year. The increase in loan disbursements and commitments was attributable mainly to an increase in demand for trade finance.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit:

	As of December 31,						As % of 2012 Total
	2010		2011		2012
	(billions of Won)
Export Credits (1)
Ships	￦	9,164	￦	8,638	￦	8,063	17%
Industrial Plants		5,249		8,424		8,330	17
Machinery		902		1,350		1,280	3
Foreign Exchange Bought		867		2,039		1,571	3
Trade Bill Rediscount		1,551		1,991		777	2
Others (2)		5,340		5,462		5,283	11

Sub-total		23,073		27,904		25,303	53

Overseas Investment Credits		13,727		15,565		16,943	35
Import Credits		2,501		2,235		2,474	5
Others (3)		289		602		207	0
Call Loans and Inter-bank Loans in Foreign Currency		1,640		1,653		2,870	6

Total	￦	41,230	￦	47,959	￦	47,798	100%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, etc.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, etc.

Source: Internal accounting records

The following table sets out our new loan commitments, categorized by type of credit:

New Loan Commitments by Type of Credit

	Year Ended December 31,						As % of 2012 Total
	2010		2011		2012
	(billions of Won)
Export Credits (1)
Ships	￦	6,225	￦	6,982	￦	4,778	7%
Industrial Plants		5,674		9,825		22,640	35
Machinery		2,364		2,327		2,269	4
Foreign Exchange Bought		4,823		7,156		10,302	16
Trade Bill Rediscount		5,715		5,263		4,945	8
Others (2)		10,740		8,955		6,272	10

Sub-total		35,541		40,508		51,206	79

Overseas Investment Credits		7,652		9,583		8,732	13
Import Credits		4,148		4,204		4,913	8

Total	￦	47,341	￦	54,295	￦	64,851	100%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, etc.

Source: Internal accounting records

Export Credits

We offer export credits to either domestic suppliers or foreign buyers to finance export transactions.

Export Credits to domestic suppliers include:

•	export loans to Korean exporters that export capital goods such as ships, industrial plants and machinery;

•	pre-shipment credit to Korean exporters or manufacturers producing export products;

•	technical service credit to Korean companies that export technical services abroad, including overseas construction projects;

•	short-term trade financing to Korean exporters that manufacture export goods under short-term export contracts;

•	small business export credit to small and medium-sized enterprises that manufacture export goods or supply materials needed by their primary exporters;

•	rediscount on trade bills to domestic commercial banks for exporters;

•	forfeiting to Korean exporters by discounting trade bills under the usance line of credit from export transactions on a non-recourse basis; and

•	export factoring to Korean exporters by discounting trade receivables that occurs from open account export transactions on credit on a non-recourse basis.

Export credits to foreign buyers include:

•	direct loans to foreign buyers that purchase Korean goods and services;

•

project finance to foreign companies that intend to import industrial plants, facilities and technical services from Korea for large-scale projects, of which the cash flows from such projects are the main source for repayment;

•	structured finance to foreign shipping companies that purchase ships from Korean shipyards, of which the repayment usually depends on the cash flows generated by the operation of ships; and

•	interbank export loans to creditworthy banks in foreign countries to help foreign buyers obtain credit for the purchase of goods and services of Korean origin.

As of December 31, 2012, export credits in the amount of ￦25,303 billion represented 53% of our total outstanding loans. Our disbursements and commitments of export credits in 2012 amounted to ￦36,674 billion and ￦51,206 billion, respectively, an increase of 15% and 26%, respectively, over the previous year. This increase in disbursements and new commitments for export credits was primarily due to increased volume of foreign exchange bought, as Korean companies demanded more trade finance in line with increased export volume, as well as an increase in export credits for construction of industrial plants.

We offer export credits to Korean manufacturers and exporters in order to provide them with the funds required for the construction and export of Korean capital goods and technical services designated in our operating manual. Capital goods eligible for export credit financings currently include ships, industrial plants, industrial machinery and overseas construction projects. With respect to eligible items supported by our export credits, ships have traditionally had the largest share of our export credit operations. In September 1998, the Government amended the KEXIM Act to expand the types of goods eligible for our export credits to include non-capital goods.

We offer export loans and technical service credits to domestic suppliers at fixed (no less than the Commercial Interest Reference Rate) or floating rates of interest with maturities of up to twelve years for ships and maturities of varying terms, from two to 18 years, for financings of other eligible items. We typically require a minimum down payment of 20% of the contract amount for ship export financings and a minimum down payment of 15% for financings of other eligible items. When the credit rating of a prospective borrower does not meet our internal rating criteria, these export credits are secured by promissory notes issued in connection with the relevant transaction, or letters of guarantees or letters of credit issued or confirmed by a creditworthy international bank or the importer’s government or central bank. Other terms and conditions under such export credit facilities must be in accordance with the Arrangement on Guidelines for Officially Supported Export Credits by the Organization for Economic Cooperation and Development. We offer direct loans to foreign buyers, project finance to project companies and structured finance for ships to foreign shipping companies under similar terms and conditions as export credit financings to domestic suppliers. We offer interbank export loans to overseas banks to facilitate imports by foreign importers of Korean manufactured goods. Interbank export loans are offered at fixed or floating rates of interest with maturities of up to ten years.

Overseas Investment Credits

We extend overseas investment credits to either Korean companies or foreign companies in which a Korean company has an equity share, to finance investments in eligible overseas businesses and projects. Such financing programs include:

•	overseas investment credit to Korean companies that invest abroad in the form of capital subscription, acquisition of stocks and long-term credit;

•	overseas project credit to Korean companies or their overseas subsidiaries engaging in businesses outside Korea;

•	major resources development credit to Korean companies for development of natural resources and acquisition of mining rights abroad; and

•	overseas business credit to foreign companies in which Korean companies have an equity stake, in the form of funds for purchasing equipment or working capital.

As of December 31, 2012, overseas investment credits amounted to ￦16,943 billion, representing 35% of our total outstanding loans. Our disbursements of overseas investment in 2012 increased by 21% to ￦8,144 billion from the previous year, primarily due to increased overseas project credits, but our commitments of overseas investment credits in 2012 decreased by 9% to ￦8,732 billion from the previous year, primarily due to decreased investments by Korean companies. Most of the overseas investment credits were loans to foreign companies in which a Korean company has an equity share.

Proposals for overseas investment credits to finance the acquisition of important materials or the development of natural resources for the Korean economy, as determined by the Government, are given priority, together with projects that promote the export of Korean goods and services. As a result, projects financed by our overseas investment credit program have been mainly in the fields of manufacturing or development of natural resources.

We offer overseas investment credits at either fixed or floating rates of interest with maturities up to 30 years (with a maximum five-year grace period on repayment). Such facilities may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. Depending upon the size of the borrower, we will provide up to 100% of the financing required for the overseas investment project.

Import Credits

We offer import credits to Korean companies that directly import essential materials, natural resources and high-technology materials whose stable and timely supply is required for the national economy, or to Korean companies that import such items after developing them overseas. Import credits are extended for importation of eligible items, including nuclear fuels, aircraft, mineral ores, crude oil, lumber, wood pulp, grains, cotton, sugar, and equipment and machinery for research and development, and for use in advanced technological industries.

As of December 31, 2012, import credits in the amount of ￦2,474 billion represented 5% of our total outstanding loans. Disbursements and new commitments of import credits amounted to ￦4,911 billion and ￦4,913 billion, respectively, in 2012, an increase of 16% and 17%, respectively, over the previous year.

We offer import credits at either fixed or floating rates of interest with maturities up to ten years for equipment and machinery and shorter maturities of up to two years for other items, which may require security in the form of a bank guarantee, pledge or mortgage on the borrower’s local assets. We generally provide up to 80% of the import contract amount, but provide up to 90% of the import contract amount in the case of small and medium-sized enterprises and up to 100% for transactions with a letter of credit opened by a bank.

Guarantee Operations

We provide guarantees in favor of Korean commercial banks and foreign banks or foreign importers in respect of the obligations of Korean exporters in order to facilitate export and import financings. Such guarantee programs for Korean exporters and importers include (1) financial guarantees to co-financing banks that provide loans for transactions that satisfy our eligibility requirements and (2) project-related guarantees to foreign importers for the performance of Korean exporters on eligible projects in the form of bid bonds, advance payment bonds, performance bonds and retention bonds. Guarantee commitments as of December 31, 2012 decreased to ￦52,921 billion from ￦61,443 billion as of December 31, 2011. Guarantees we had confirmed as of December 31, 2012 decreased to ￦39,380 billion from ￦42,470 billion as of December 31, 2011.

We mainly issue project-related guarantees, which include:

•

advance payment guarantees that are issued to overseas importers of Korean goods and services to support obligations to refund down payments made to Korean exporters in the event of a failure to deliver the goods to be exported; and

•	performance guarantees that are issued to foreign importers to support the performance by Korean exporters of their contractual obligations.

In 2012, we issued project-related confirmed guarantees in the amount of ￦21,847 billion, a decrease of 11% from the previous year, which was mainly due to a decrease in refund guarantees resulting from stagnation in the shipbuilding industry in 2012.

We also issue letters of credit to foreign exporters to assist in the financing of projects approved in connection with import credit loans, and to Korean exporters to assist in the financing of projects approved in connection with export credit loans.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of December 31, 2012 and 2011—Note 11”.

Government Account Operations

Economic Development Cooperation Fund

In 1987, the Government established the Economic Development Cooperation Fund (the “EDCF”) to provide loans, at concessional interest rates, to governments or agencies of developing countries for projects that contribute to industrial development or economic stabilization of such countries. We administer the EDCF on behalf of the Government and are responsible for project appraisal, documentation and administrative work relating to the EDCF Loans. The EDCF business accounts are maintained separately from our own account on behalf of the Government, and we derive no separate income or expenditures from our operation of the EDCF business. Government contributions constitute the primary funding source of the EDCF. Loan disbursements by the EDCF in 2012 amounted to ￦578 billion for 89 projects in 25 countries, an increase of 13% from the previous year. As of December 31, 2012, the total outstanding loans extended by the EDCF was ￦3,293 billion, an increase of 19% from the previous year.

Inter-Korea Cooperation Fund

In 1991, the Government established the Inter-Korea Cooperation Fund (the “IKCF”) to promote mutual exchanges and cooperation between the Republic and North Korea by engaging in funding and financing activities to support family reunions, cultural events, academic seminars, trade and economic cooperation between the two countries. We administer the IKCF under the initiative and policy coordination of the Ministry of Unification. The IKCF accounts are maintained separately from our own account on behalf of the Government. Government contributions are the major funding source of the IKCF. The IKCF disbursements during 2012 amounted to ￦69 billion for 123 projects, and cumulative total disbursements as of December 31, 2012 were ￦5,708 billion, an increase of 1% from ￦5,639 billion as of December 31, 2011.

Other Operations

We engage in various other activities related to our financing activities.

Activities in which we currently engage include:

•

country information services performed by the Overseas Economic Research Institute, which conducts country studies and country risk evaluation to assist in the efficient utilization of our financial resources;

•

export credit advisory services, which are aimed at bringing about a larger share of overseas bidding by giving Korean exporters a wide range of knowledge on the country, industry, market and financial situation of the importing country in the early stage of the tendering process or contract negotiations;

•	consulting services by in-house professionals including lawyers, accountants and regional experts who consult on international transactions; and

•	management of Korea’s foreign direct investment database.

Description of Assets and Liabilities

Except where expressly indicated otherwise, loans in Won and loans in foreign currencies are collectively referred to as the “Loans”. Bills bought, foreign exchange bought and advances for customers are collectively referred to as the “Other Loans”. Loans and Other Loans are collectively referred to as the “Loan Credits”. Confirmed guarantees and acceptances are collectively referred to as the “Guarantees”. Loan Credits and Guarantees are collectively referred to as the “Credit Exposure”.

Total Credit Exposure

We extend credits to support export and import transactions, overseas investment projects and other relevant products in various forms including loans and guarantees.

The following table sets out our Credit Exposure as of December 31, 2010, 2011 and 2012, categorized by type of exposure extended:

		As of December 31,
		2010			2011			2012
		(billions of Won, except for percentages)
A	Loans in Won	￦	9,090	11%	￦	10,528	12%	12,246	14%
B	Loans in Foreign Currencies		29,548	35		33,634	38	31,027	37
C	Loans (A+B)		38,638	46		44,162	50	43,272	51
D	Other Loans		952	1		2,144	2	1,656	2
E	Call Loans and Inter-bank Loans in Foreign Currency		1,640	2		1,653	2	2,870	2
F	Loan Credits (C+D+E)		41,230	49		47,959	54	47,798	56
G	Allowances for Loan Losses		(1,448)	1		(1,942)	2	(1,948)	2
H	Present Value Discount (PVD)		(25)	(0)		(29)	(0)	(23)	(0)
I	Loan Credits including PVD (F-G-H)		39,757	47		45,988	52	45,827	54
J	Guarantees		44,176	53		42,470	48	39,380	46
K	Credit Exposure (I+J)		83,933	100		88,458	100	85,207	100

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of December 31, 2010, 2011 and 2012, categorized by geographic area (1):

	As of December 31 (1)(2),						As % of 2012 Total
	2010		2011		2012
	(billions of Won)
Asia	￦	34,716	￦	39,705	￦	39,169	82%
Europe		5,287		4,812		5,262	11
America		1,203		2,842		2,871	6
Africa		24		601		496	1
Oceania		—		—		—	—

Total	￦	41,230	￦	47,959	￦	47,798	100%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.

Source: Internal accounting records.

We engage in business related to Iran, including transactions involving as counterparties Iranian banks that may be indirectly owned or controlled by the Iranian government. The U.S. State Department has designated Iran as a state sponsor of terrorism, and U.S. law generally prohibits U.S. persons from doing business in Iran. We are a Korean bank and our activities with respect to Iran have not involved any U.S. person in either a managerial or operational role and have been subject to policies and procedures designed to ensure compliance with applicable Korean laws and regulations. We believe that our activities related to Iran are not subject to the mandatory sanctions under Section 104 of the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (“CISADA”) and the Iran Financial Sanctions Regulations issued by the U.S. Secretary of the Treasury thereunder (the “IFSR”).

Our business related to Iran consists solely of extensions of credit and financing provided in connection with exports of Korean goods and services to Iran and our disbursements of Iran-related credits are made directly to Korean suppliers or exporters except certain credits made to Iranian banks. Such activities have involved export-related credits to finance the export contracts of Korean exporters supplying goods and services to Iranian companies, credit line extensions to Iranian banks to finance consumer products exports by Korean exporters, extensions of credit through non-recourse discounting of export trade bills, and purchases of promissory notes securing export transactions. . Our Loans to Iran represented 1%, 2% and 1% of our total assets as of December 31, 2010, December 31, 2011 and December 31, 2012, respectively, and also represented 2%, 2% and 1% of our Loan Credits, respectively, as of the above dates. Our Loans to Iran, categorized by country that has the final redemption risk of loans, represented 3% and 1% of our total assets and 3% and 1% of our Loan Credits as of December 31, 2011 and December 31, 2012, respectively. Our total revenues from transactions with Iran in 2010, 2011 and 2012 represented 1%, 2% and 1% of our total revenues, respectively, in those periods.

We are aware, through press reports and other means, of initiatives by governmental entities in the U.S. and by U.S. institutions such as universities and pension funds, to adopt laws, regulations or policies prohibiting transactions with or investment in, or requiring divestment from, entities doing business with Iran, including CISADA and IFSR. It is possible that such initiatives may result in our being unable to gain or retain entities subject to such prohibitions as customers or as investors in our debt securities. In addition, our reputation may suffer due to our association with Iran. Such a result could have significant adverse effects on our business or the price of our debt securities.

Individual Exposure

The KEXIM Decree imposes limits on our aggregate credits extended to a single person or business group. As of the date hereof, we are in compliance with such requirements.

As of December 31, 2012, our largest Credit Exposure was to Daewoo Shipbuilding & Marine Engineering in the amount of ￦6,215 billion. As of December 31, 2012, our second largest and third largest Credit Exposures, respectively, were to Hyundai Heavy Industries in the amount of ￦4,575 billion and to Samsung Heavy Industries in the amount of ￦3,199 billion.

The following table sets out our five largest Credit Exposures as of December 31, 2012 (1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Daewoo Shipbuilding & Marine Engineering	￦	717	￦	5,498	￦	6,215
2	Hyundai Heavy Industries		986		3,589		4,575
3	Samsung Heavy Industries		510		2,689		3,199
4	SUNGDONG Shipbuilding & Marine Engineering		1,900		843		2,743
5	GS Engineering & Construction		705		1,931		2,636

(1)	Includes loans and guarantees

Asset Quality

The Supervisory Regulation of Banking Business (“Supervisory Regulation”) legislated by the Financial Services Commission requires banks, including us, to analyze and classify their credits into one of five categories as normal, precautionary, substandard, doubtful or estimated loss by taking into account borrowers’ repayment capacity as well as a number of other factors including the financial position, profitability, transaction history of the relevant borrower and the value of any collateral or guarantee taken as security for the extension of credit. Categorizations are applied to all loans except call loans and interbank loans, which are classified as normal. The Supervisory Regulation also requires banks, including us, to provide the minimum rate of loan loss provision for each category. Credit categorizations and minimum reserve ratios are as follows:

Normal	Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.85% or more reserves required (for companies in certain industries 0.9% or more).

Precautionary	Credits extended to customers (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 7.0% or more reserves required.

Substandard	(1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers’ ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of “Doubtful Customers” or “Estimated-loss Customers” (each as defined below). 20% or more reserves required.

Doubtful	That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Doubtful Customers”) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

Estimated Loss	That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Estimated-loss Customers”), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

In November 2004, the Financial Services Commission announced loan loss provisioning guidelines for banks, which include a requirement that banks take into account “expected loss” based on their own “historical loss” with respect to credits in establishing their allowance for loan losses, instead of establishing such allowances based on the classification of credits under the current asset classification criteria.

Based on the guidelines, we established new loan loss provisioning levels taking into account a borrower’s industry risk, individual credit risk and financial risk based on our system for evaluating “expected loss”. In 2005, we also modified our loan loss provisioning methodology with respect to normal loans. Loans classified as normal were categorized either as domestic loans or overseas loans. Domestic loans were further subdivided into small and medium-sized business loans and big enterprise loans. Our loan loss provisioning level for domestic loans was established based on a basic loan loss provisioning rate and default risk level according to the term of such loan (i.e., the year of maturity). The basic loan loss provisioning rate for small and medium-sized business loans was calculated based on our system for evaluating “historical loss”. With respect to the basic loan loss provisioning rate for big enterprise loans, we did not have enough statistical data for historical loan losses with respect to such loans so we applied an average rate of other Korean banks’ provisioning levels for normal loans. Our loan loss allowance for overseas normal loans was calculated based on sovereign credit ratings and on whether a borrower was a public or private enterprise. In addition, we changed our reserve policies for confirmed acceptances and guarantees pursuant to the amended Supervisory Regulation of Banking Business. We have also established reserves for unconfirmed acceptances and guarantees as well as commitments since January 1, 2005. In January 2008, we further modified our loan loss provisioning methodology with respect to normal loans and established loan loss provisioning levels using the expected loss method. The expected loss method analyzes factors of expected loss based on probability of default, or “PD”, and loss given default, or “LGD”, based on a loan credit rating classification. This credit rating model considers the industry risk, the individual risk and the financial risk of a borrower and classifies the borrower’s credit risk within 6 rating categories (in the case of domestic loans), 14 rating categories (in the case of overseas loans for a private enterprise) or 4 rating categories (in the case of overseas loans for a sovereign or a public enterprise) to assess the PD based on historical data for the past years. The 5 rating categories of LGD are determined by the type of loan and collateral and based on Basel II guidelines. The provision rate is calculated by multiplying the PD and LGD.

Asset Classifications

The following table provides information on our loan loss reserves:

	As of December 31, 2010					As of December 31, 2011						As of December 31, 2012
	Loan Amount (1) (2)	Minimum Reserve Ratio		Loan Loss Reserve (2)		Loan Amount (1) (2)		Minimum Reserve Ratio		Loan Loss Reserve (2)		Loan Amount (1) (2)		Minimum Reserve Ratio		Loan Loss Reserve (2)
	(in billions of Won, except percentages)
Normal	￦78,128	0.85	% (3)	￦	1,174	￦	83,797	0.85	% (3)	￦	1,401	￦	78,603	0.85	% (3)	￦	1,023
Precautionary	4,963	7.0%			586		4,369	7.0%			781		5,127	7.0%			1,299
Sub-standard	318	20.0%			139		234	20.0%			102		212	20.0%			92
Doubtful	49	50.0%			46		94	50.0%			89		187	50.0%			150
Estimated Loss	274	100.0%			241		252	100.0%			252		156	100.0%			152

Total	￦83,732			￦	2,185	￦	88,746			￦	2,625	￦	84,286			￦	2,717

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance bills, bills bought, notes bought, advances for customers, confirmed acceptances and guarantees.
(2)	These figures include present value discount.
(3)	0.9% for companies in certain industries.

Reserves for Credit Losses

Non-performing assets (“NPA”) are (i) assets classified as doubtful or estimated loss, (ii) assets in delinquency of repayments of principal or interest more than three months, or (iii) assets exempted from interest payments due to restructuring or rescheduling.

The following table sets out our 10 largest non-performing assets as of December 31, 2012:

Borrower	Loans		Guarantees		Total
	(billions of Won)
Samho Shipbuilding	￦	35	￦		￦	35
Kukdong Construction		—		35		35
21st Century Shipbuilding Co., Ltd.		8		24		33
Pyeongsan .		31		—		31
Sekwang Heavy Industries		28		—		28
Dalian Oriental Precision & Engineering Co., Ltd.		19		—		19
Samwhan Corporation		4		10		14
Ilsung Corporation		8		3		11
PSM(DALIAN) Co., Ltd. .		11		—		11
Woosung Enterprise Co., Ltd.		8		—		8

Total	￦	153	￦	73	￦	225

In the early 1990’s, at the direction of the Government, we extended a commodity loan in the aggregate amount of US$466 million to Vnesheconombank, the Bank for Foreign Economic Affairs of the former Soviet Union, which was guaranteed by the government of the former Soviet Union, as part of the Government’s policy to enhance economic cooperation between the two countries. Since the dissolution of the Soviet Union, the Government had been negotiating repayment terms with the government of the Russian Federation, which agreed to assume the guarantee of the former Soviet Union in respect of the obligations of Vnesheconombank under such loan. In 1995, the two governments came to an agreement on a repayment schedule in respect of approximately half of the loan. Since the agreement was made, US$229 million of the principal was repaid.

In June 2003, the two governments reached an agreement as to the rescheduling of the remaining portion of the loan and the change of the borrower from Vnesheconombank to the government of the Russian Federation. As a result, in September 2003, we upgraded the classification of the outstanding ￦258 billion (including accrued and unpaid interest) of our exposure to the government of the Russian Federation from estimated loss to doubtful in terms of asset quality and established a 70% provisioning level for that credit exposure. In June 2004, we further upgraded the classification of our exposure to the government of the Russian Federation from doubtful to precautionary in terms of asset quality, following the continued repayment of the loan by the government of the Russian Federation in accordance with the agreed payment schedule. As of December 31, 2012, our exposure to the government of the Russian Federation amounted to ￦147 billion and we established a 1.05% provisioning level for that credit exposure.

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of its borrowers (including its largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of December 31, 2012, the amount of our non-performing assets was ￦359 billion, a decrease of 13% from ￦414 billion as of December 31, 2011. As of December 31, 2012, our non-performing asset ratio was 0.4%, compared to 0.5% as of December 31, 2011.

The following table sets forth our reserves for possible credit losses as of December 31, 2011 and 2012:

	As of December 31,
	2011		2012
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	￦	2,625	￦	2,717
NPA (B) (1)		414		359
Total Equity (C)		7,509		8,566
Reserve to NPA (A/B)		634%		756%
Equity at Risk (B-A)/C		—		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets in delinquency of repayments of principles or interests more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

The following table sets forth our actual loan loss reserve ratios under the Financial Services Commission guidelines as of December 31, 2011 and 2012:

Classification of Loans	Financial Services Commission Guidelines	Actual Reserve Coverage (as of December 31, 2011)	Actual Reserve Coverage (as of December 31, 2012)
Normal	More than 0.85%	2.1%	1.6%
Precautionary	More than 7.0%	24.2%	30.3%
Substandard	More than 20.0%	43.5%	43.5%
Doubtful	More than 50.0%	94.7%	94.7%
Estimated Loss	100.0%	100.0%	100.0%

Investments

Under the KEXIM Decree, we are not allowed to hold stocks or securities of more than three years’ maturity in excess of 60% of our equity capital. However, investment in the following securities is not subject to this restriction:

•	Government bonds;

•	BOK currency stabilization bonds;

•	securities acquired via Government investment; and

•	securities acquired through investment approved by the Government, for research related to our operations, for our financing or pursuant to Korean statutes.

As of December 31, 2012, our total investment in securities amounted to ￦4,493 billion, representing 8% of our total assets. Our securities portfolio consists primarily of available-for-sale securities. Available-for-sale securities mainly comprises marketable securities (including equity securities in Industrial Bank of Korea which was recapitalized by the Government through us) and non-marketable securities (including equity securities in Korea Expressway Corporation which were in-kind contributions made by the Government to us). In 2009, we sold 628,445 shares of common stock, which represented 18% of our holding of common stock in SK Networks, for ￦7 billion and 300,000 shares of common stock, which represented 3% of our holding of common stock in Daewoo International Corporation, for ￦10.5 billion. In 2010, we sold 11,326,292 shares of common stock, which represented all of our holding of common stock in Daewoo International, for ￦508 billion and acquired 7,197,800 shares of common stock of Kumho Tires, representing 8% of its total outstanding shares, in connection with Kumho Group’s debt restructuring. In 2012, we sold 40,314,387 shares of common stock, which represented all of our holding of common stock in Korea Exchange Bank, for ￦479 billion.

The following table sets out the composition of our securities as of December 31, 2011 and December 31, 2012:

	As of December 31, 2011			As of December 31, 2012
Type of Investment Securities	Amount		%	Amount		%
	(billions of Won)			(billions of Won)
Available-for-sale Securities	￦	3,700	94%	￦	3,865	86%
Held-to-maturity Securities		—	—		—	—
Investments in Associates		249	6%		628	14%

Total	￦	3,949	100%	￦	4,493	100%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of December 31, 2012 and 2011—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

We have credit risk factors that are not reflected on the balance sheet, which include risks associated with guarantees and acceptances. Guarantees and acceptances do not appear on the balance sheet, but rather are recorded as an off-balance sheet item in the notes to the financial statements. Guarantees and acceptances include financial guarantees, project related guarantees, such as bid bond, advance payment bond, performance bond or retention bond, and acceptances and advances relating to trade financings such as letters of credit or import freight. Contingent liabilities, for which the guaranteed amounts were not finalized, appear as unconfirmed guarantees and acceptance items in the notes to the financial statements as off-balance sheet items.

As of December 31, 2012, we had issued a total amount of ￦39,380 billion in confirmed guarantees and acceptances, of which ￦37,166 billion, representing 94% of the total amount, was classified as normal, ￦2,094 billion, representing 5% of the total amount, was classified as precautionary, and ￦121 billion, representing 0.3% of the total amount, was classified as substandard or below.

Derivatives

The objective in our strategy and policies on derivatives is to actively manage and minimize our foreign exchange and interest rate risks. We do not take proprietary derivative positions. It is our policy to hedge all currency and interest rate risks wherever possible (taking into consideration the cost of hedging). We use various hedging instruments, including foreign exchange forwards and options, interest rate swaps, and cross currency swaps.

Under our internal trading rules that have been submitted to the Financial Supervisory Service, our policy is to engage in derivative transactions mainly for hedging our own position. As part of our total exposure management system, we monitor our exposure to derivatives and may make real-time inquiries, which enables our Risk Management Department to check our exposure on a regular basis. Under the guidelines set by the Financial Supervisory Service, we are required to submit reports on our derivatives exposure to the Financial Supervisory Service on a quarterly basis. As a measure to reduce the risk of intentional manipulation or error, we have separated responsibility for different functions such as initiation, authorization, approval, recording, monitoring and reporting to the Financial Supervisory Service. The Risk Management Department conducts regular reviews of derivative transactions to monitor any breach of compliance with the relevant regulatory requirements.

As of December 31, 2012, our outstanding loans made at floating rates of interest totaled approximately ￦30,865 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately ￦31,145 billion, including those raised in Japanese Yen, Swiss franc, Singapore dollar, Hong Kong dollar, Mexican Peso and Euro and swapped into U.S. dollar floating rate borrowings. As a result, we are exposed to possible interest rate risks to the extent that the amount of our borrowings made at floating rates of interest exceeds the amount of our loans made at floating rates of interest. Foreign exchange risk arises because a majority of our assets and liabilities are denominated in non-Won currencies. In order to match our currency and interest rate structure, we generally enter into swap transactions.

The following table shows the unsettled notional amounts and estimated fair values of derivatives we held as of the dates indicated.

	As of December 31,
	2010						2011						2012
	Unsettled Notional Amount		Fair Value of Assets		Fair Value of Liabilities		Unsettled Notional Amount		Fair Value of Assets		Fair Value of Liabilities		Unsettled Notional Amount	Fair Value of Assets	Fair Value of Liabilities
	(in billions of Won)
Currency forwards	￦	721	￦	11	￦	5	￦	842	￦	3	￦	13	1,015	8	12
Currency swaps		9,461		820		214		14,088		787		614	14,361	420	861
Interest rate swaps		11,523		263		420		12,100		408		366	14,503	491	303

Total	￦	21,705	￦	1,094	￦	638	￦	27,030	￦	1,199	￦	993	29,879	918	1,177

As of December 31, 2012, we had entered into 180 currency related derivative contracts with a notional amount of ￦15,376 billion and valuation for BIS capital ratio purposes of ￦148 billion and had entered into 130 interest rate related derivative contracts with a notional amount of ￦14,503 billion and valuation for BIS capital ratio purposes of ￦9 billion. In connection with our currency forwards and currency swaps, we had net valuation loss of ￦326 billion in 2012 compared to net valuation loss of ￦250 billion in 2011, primarily due to the appreciation of the U.S. dollar against other currencies in 2012, which resulted in an increase in the value of our obligations denominated in U.S. dollars. In connection with our interest rate swaps, we recorded net valuation gain of ￦156 billion in 2012 compared to net valuation gain of ￦184 billion in 2011, primarily due to a decrease in benchmark interest rates, such as US dollar interest rate swaps, in 2012, which resulted in an increase in the value of our floating –for-fixed interest rate swaps. See “Notes to Non-Consolidated Financial Statements of December 31, 2012 and 2011—Note 16”.

Sources of Funding

We obtain funds primarily through borrowings from the Government or governmental agencies, the issuance of bonds in both domestic and international capital markets, borrowings from domestic and foreign financial institutions, capital contributions and internally generated funds. Internally generated funds result from various activities we carried on and include principal and interest payments on our loans, fees from guarantee operations and other services, and income from marketable securities we hold.

We raised a net total of ￦53,331 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during 2012, a 17% increase compared with the previous year’s ￦45,429 billion. The total loan repayments, including prepayments by our clients, during 2012 amounted to ￦48,374 billion, an increase of 31% from ￦37,068 billion during 2011.

Since our establishment, borrowings from the Government have provided a substantial portion of our financial resources. The Government provided us with loans in the amount of US$2,595 million in 2008 and US$383 million in the first quarter of 2009 to support our lending to Korean exporters and provide U.S. dollar liquidity to us. In 2009, we repaid all of the amounts borrowed from the Government and as of December 31, 2012, we had no outstanding borrowings from the Government. We also issued Won-denominated domestic bonds in the aggregate amount of ￦8,920 billion, ￦9,460 billion and ￦7,850 billion during 2010, 2011 and 2012, respectively.

We have diversified our funding sources by borrowing from various overseas sources and issuing long-term floating-rate notes and fixed-rate debentures in the international capital markets. These issues were in foreign currencies, including the U.S. dollar, Thai Baht, Malaysia Ringgit, Japanese Yen, Australian Dollar, Euro, Hong Kong dollar, Singapore dollar, Swiss franc, Brazilian Real, Turkish Lira and Mexican Peso, Peruvian sol, Indian rupee, Indonesian Rupiah, Chinese Yuan, Philippine Peso, New Zealand Dollar, Saudi Riyal, Taiwan Dollar, Russian Ruble, South African Rand, Danish Krone, Swedish Krona and have original maturities ranging from one to ten years.

During 2012, we issued eurobonds in the aggregate principal amount of US$4,551 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 14% decrease from US$5,309 million in 2011. These bond issues consisted of offerings of US$1,203 million, DKK 120 million, HKD 1,747 million, BRL 2,116 million, AUD 91 million, EUR 147 million, CHF 100 million, IDR 70,000 million, CNY 2,048 million, TRY 205 million, RUB 1,260 million, SEK 1,975 million, MXN 844 million, ZAR 420 million and JPY 52,840 million. In addition, we issued global bonds during 2012 in the aggregate amount of US$3,250 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with US$1,700 million in 2011. As of December 31, 2012, the outstanding amounts of our notes and debentures were US$15,228 million, AUD 956 million, JPY 309,440 million, CHF 475 million, EUR 2,032 million, SGD 328 million, HKD 7,155 million, MXN 4,144 million, MYR 2,580 million, THB 18,700 million, PEN 266 million, INR 9,835 million, IDR 5,807,220 million, CNY 2,786 million, TRY 465 million, TWD 600 million, NZD 212 million, SR 750 million, PHP 11,350 million, BRL 3,071 million, ZAR 420 million, RUB 1,260 million, DKK 120 million, SEK 1,975 million. In February 2013, we issued global bonds in the aggregate principal amount of US$500 million pursuant to the U.S. Shelf Program.

We also borrow from foreign financial institutions in the form of loans that are principally made by syndicates of commercial banks at floating or fixed interest rates and in foreign currencies, with original maturities ranging from one to three years. As of December 31, 2012, the outstanding amount of such borrowings from foreign financial institutions was US$1,481 million.

Our paid-in capital has increased from time to time since our establishment. From January 1998 to December 2012, the Government contributed ￦5,278 billion to our capital. As of December 31, 2012, our total paid-in capital amounted to ￦7,138 billion, and the Government, The Bank of Korea and Korea Finance Corporation owned 67.5%, 16.3% and 16.2%, respectively, of our paid-in capital.

In connection with our fund raising activities, we have from time to time sold third parties promissory notes, including related guarantees, acquired as collateral in connection with export credit financings.

The KEXIM Act provides that the aggregate outstanding principal amount of all of our borrowings, including the total outstanding export-import financing debentures we issued in accordance with the KEXIM Decree, may not exceed an amount equal to thirty times the sum of our paid-in capital plus our reserves. As of December 31, 2012, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), which was ￦42,777 billion, was equal to 17% of the authorized amount of ￦252,189 billion.

We are not permitted to accept demand or time deposits.

Each year we must submit to the Government for its approval an operating plan which includes our target levels for different types of funding. The following table is the part of the operating plan dealing with fund-raising for 2013:

Sources of Fund	(billions of Won)
Capital Contribution	￦	50
Borrowings		18,300
Net Collection of Loans		28,280
Collection of Loans		43,049
Repayment of Debts		(14,769)
Others		3,370

Total	￦	50,000

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our outstanding debt (consisting of borrowings and debentures) as of December 31, 2012:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency (1)	2013		2014		2015		2016		Thereafter
	(billions of won)
Won	￦	5,010	￦	940	￦	760	￦	320	￦	300
Foreign		6,481		5,654		8,329		2,512		9,342

Total Won Equivalent	￦	11,491	￦	6,594	￦	9,089	￦	2,832	￦	9,642

(1)	Borrowings and debentures in foreign currency have been translated into Won at the market average exchange rates on December 31, 2012, as announced by the Seoul Money Brokerage Services Ltd.

Normally we determine the level of our foreign currency reserves based upon an estimate, at any given time, of aggregate loan disbursements to be made over the next two to three months. Our average foreign currency reserves in 2011 and 2012 were approximately US$2,189 million and US$4,680 million, respectively.

Although we currently believe that such reserves, together with additional borrowings available under our uncommitted short-term backup credit facilities and commercial paper programs, will be sufficient to repay our outstanding debt as it becomes due, there can be no assurance that we will continue to be able to borrow under such credit facilities, or that the devaluation of the Won will not adversely affect our ability to access funds sufficient to repay our foreign currency denominated indebtedness in the future. In addition to maintaining sufficient foreign currency reserves, we monitor the maturity profile of our foreign currency assets and liabilities to ensure that there are sufficient maturing assets to meet our liabilities as they become due. As of December 31, 2012, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$4,429 million, US$5,434 million and US$4,836 million, respectively. As of December 31, 2012, our total foreign currency liabilities exceeded our total foreign currency assets by US$5,972 million.

Internal and External Debt of the Bank

The following table summarizes, as of December 31 of the years indicated, the outstanding internal debt of the Bank:

Internal Debt of the Bank

(billions of Won)
2008	3,686
2009	7,030
2010	6,320
2011	7,530
2012	7,330

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the outstanding external debt of the Bank as of December 31, 2012:

External Debt of the Bank

	Amount in Original Currency		Equivalent Amount in U.S. Dollars (1)
	(billions)
US$	US$	17.6	US$	17.6
Japanese yen (¥)		¥315.7		3.7
Euro (EUR)	EUR	2.1		2.8
Singapore dollar (SGD)	SGD	0.3		0.3
Hong Kong dollar (HKD)	HKD	7.9		1.0
Philippine peso (PHP)	PHP	11.4		0.3
Swiss franc (CHF)	CHF	0.5		0.5
Malaysian Ringgit (MYR)	MYR	2.6		0.8
Australian Dollars (AUD)	AUD	1.0		1.0
Indonesian rupiah (IDR)	IDR	5,807.2		0.6
Indian Rupee (INR)	INR	9.8		0.2
Thai Bhat (THB)	THB	18.7		0.6
Mexican Peso (MXN)	MXN	4.1		0.3
Brazilian real (BRL)	BRL	3.1		1.5
Chinese Yuan (CNY)	CNY	2.8		0.4
New Zealand Dollar (NZD)	NZD	0.2		0.2
Peru Nuevo sol (PEN)	PEN	0.3		0.1
Saudi Riyal (SR)	SR	0.8		0.2
Turkish Lira (TRY)	TRY	0.5		0.3
Taiwan Dollar (TWD)	TWD	0.6		0.02
Danish Krone (DKK)	DKK	0.1		0.02
Russian Ruble (RUB)	RUB	1.3		0.04
Swedish Krona (SEK)	SEK	2.0		0.3
South African Rand (ZAR)	ZAR	0.4		0.05

			US$	32.8

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the exchange rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2012 or the prevailing market rate on December 31, 2012.

The following table summarizes, as of December 31 of the years indicated, the outstanding external debt of the Bank:

External Debt of the Bank

(billions of Won)
2008	23,895
2009	26,050
2010	30,668
2011	36,838
2012	35,075

For further information on the outstanding indebtedness of the Bank, see “—Tables and Supplementary Information.”

Debt Record

We have never defaulted in the payment of principal of, or interest on, any of our obligations.

Credit Policies, Credit Approval and Risk Management

Credit Policies

The Credit Policy Department functions as our centralized policy-making and planning division with respect to our lending activities. The Credit Policy Department formulates and revises our internal regulations on loan programs, sets basic lending guidelines on a country basis and gathers data from our various operating groups and produces various internal and external reports.

Credit Approval

We have multiple levels of loan approval authority, depending on the loan amount and other factors such as the nature of the credit, the conditions of the transaction, and whether the loan is secured. Our Executive Board of Directors can approve loans of any amount. The Chief Executive Committee, Credit Committee, Loan Officer Committee, Director Generals and Directors (Team Heads) each have authority to approve loans up to a specified amount. The amount differs depending on the type of loan and certain other factors, for example, whether a loan is collateralized or guaranteed.

At each level of authority, loan applications are reviewed on the basis of the feasibility of the project from a technical, financial and economic point of view in addition to evaluating the probability of recovery. In conducting such a review, the following factors are considered:

•	eligibility of the transaction under our financing criteria;

•	country risk of the country of the borrower and the country in which the related project is located;

•	credit risk of the borrower;

•	a supplier’s ability to perform under the related supply contract;

•	legal disputes over the related project and supply contract; and

•	availability of collateral.

When the credit rating of a prospective borrower does not meet our internal rating criteria, our policy is to ensure that the loans are either guaranteed by leading international banks or governments or made on a partially or fully secured basis. Guarantees are required if the credit rating of a prospective borrower does not meet our internal rating criteria. As of December 31, 2012, approximately 6% of our total outstanding loans were guaranteed by banks or governments and made on a partially or fully secured basis.

Risk Management

Our overall risk management policy is set by the Risk Management Committee, which meets on a quarterly basis and from time to time to establish tolerance limits for various exposures, whereas the overall risk management is overseen by the Risk Management Department, which is responsible for monitoring risk exposure.

The Risk Management Department reports our loan portfolio to the Financial Supervisory Service on a quarterly basis. The Risk Management Department also monitors our operating groups’ compliance with internal guidelines and procedures. To manage liquidity risk, we review the strategy for the sources and uses of funds, with each division submitting projected sources and uses to the Treasury Department. The Risk Management Department and the Treasury Department continually monitor our overall liquidity and the Treasury Department prepares both weekly and monthly cash flow forecasts. Our policy is to maintain a liquidity level, which can cover loan disbursements for a period of two to three months going forward. We protect ourselves from potential liquidity squeezes by maintaining sufficient amount of liquid assets with additional back-up of short-term credit lines.

Our core lending activities expose us to market risk, mostly in the form of interest rate and foreign currency risks. The Risk Management Department reports six-month projections of our interest rate and foreign exchange gap positions to the Risk Management Committee on a quarterly basis. We also monitor changes in, and matches of, foreign currency assets and liabilities in order to reduce exposure to currency fluctuations.

One of the key components of our risk management policy, which also affects our fund-raising efforts, is to monitor matches of asset maturities and liability maturities. The average maturity as of December 31, 2012 for our Won- and foreign currency-denominated loans was 12 months and 36 months, respectively, and for Won-and foreign currency-denominated liabilities was 18 months and 36 months, respectively.

We follow an overall risk management process where we:

•	determine the risk management objectives;

•	identify key exposures;

•	measure key risks; and

•	monitor risk management results.

Our risk management system is a continuous system that is frequently evaluated and updated on an ongoing basis.

Capital Adequacy

Under the Financial Supervisory Service’s guidelines on risk-adjusted capital which were introduced in consideration of the standards set by the Bank for International Settlements, all banks in Korea, including us, are required to maintain a capital adequacy ratio (Tier I and Tier II) of at least 8% on a consolidated basis. To the extent that we fail to maintain this ratio, the Korean regulatory authorities may require corrective measures ranging from management improvement recommendations to emergency measures such as disposal of assets. Beginning on January 1, 2008, the Financial Services Commission implemented the new Basel Capital Accord, referred to as Basel II, in Korea, substantially affecting the way risk is measured among Korean financial institutions, including us. Building upon the initial Basel Capital Accord of 1988, which focused primarily on credit risk, market risk, capital adequacy and asset soundness as a measure of risk, Basel II expands this approach to contemplate additional areas of risk such as operations risk. Basel II also institutes new measures that require us to take into account individual borrower credit risk and operations risk when calculating risk-weighted assets. As of December 31, 2012, our capital adequacy ratio was 11.6%, an increase from 10.6% as of December 31, 2011, which was primarily due to an increase in total capital which more than offset an increase in risk adjusted assets.

The following table sets forth our capital base and capital adequacy ratios reported as of December 31, 2010, 2011 and 2012:

	As of December 31,
	2010		2011		2012
	(billions of Won, except for percentages)
Tier I	￦	5,930	￦	6,819	￦	7,867
Paid-in Capital		5,159		6,259		7,138
Retained Earnings		1,170		1,306		1,421
Deductions from Tier I Capital		(399)		(746)		(692)
Capital Adjustments		(93)		(226)		(144)
Deferred Tax Asset		(302)		(513)		(539)
Others		(4)		(7)		(9)
Tier II (General Loan Loss Reserves)		914		986		1,020
Deductions from all capital		—		—		—
Total Capital		6,844		7,805		8,887
Risk Adjusted Assets		63,498		73,398		76,552
Capital Adequacy Ratios
Tier I		9.3%		9.3%		10.3%
Tier I and Tier II		10.8%		10.6%		11.6%

Source: Internal accounting records.

Overseas Operations

We maintain an international presence through 15 overseas representative offices, which are located in New York, Tokyo, Beijing, Sâo Paolo, Paris, Washington D.C., Shanghai, New Delhi, Dubai, Moscow, Mexico City, Tashkent, Hanoi, Manila and Jakarta.

We also have three wholly-owned subsidiaries, KEXIM Bank (UK) Ltd., London, KEXIM (Asia) Ltd., Hong Kong, and KEXIM Vietnam Leasing Co., Ltd., Ho Chi Minh City. These subsidiaries are engaged in the merchant banking and lease financing businesses, and assist us in raising overseas financing. We also own 85% of P.T. Koexim Mandiri Finance, a subsidiary in Jakarta, which is primarily engaged in the business of lease financing.

The table below sets forth brief details of our subsidiaries as of December 31, 2012:

	Principal Place of Business	Type of Business	Book Value	Bank’s Holding
			(billions of Won)	(%)
Kexim Bank (UK) Ltd.	United Kingdom	Commercial Banking	￦ 51	100%
KEXIM (Asia) Ltd.	Hong Kong	Commercial Banking	49	100
P.T. Koexim Mandiri Finance	Indonesia	Leasing and Factoring	20	85
Kexim Vietnam Leasing Co., Ltd.	Vietnam	Leasing and Lending	10	100

Property

Our head office is located at 16-1 Yoido-dong, Youngdeungpo-gu, Seoul 150-996, Korea, a 34,820 square meter building completed in 1985 on a site of 9,110 square meters and owned by us. In addition to the head office, we own a staff training center located near Seoul on a site of 47,881 square meters. We also maintain 10 branches in Busan, Gwangju, Daegu, Changwon, Daejeon, Suwon, Inchon, Ulsan, Chungju and Jeonju. Our domestic branch offices and overseas representative offices are located in facilities held under long-term leases.

Management and Employees

Management

Our governance and management is the responsibility of our Board of Directors, which has authority to decide important matters relating to our business. The Board of Directors is chaired by our President and is comprised of six Directors consisting of the President, the Deputy President, two Senior Executive Directors and two Non-executive Directors. The President of Korea appoints our President upon the recommendation of the Minister of Strategy and Finance. The Minister of Strategy and Finance appoints the Deputy President and all the other Directors upon the recommendation of our President. All Board members serve for three years and are eligible for re-appointment for successive terms of office.

The members of the Board of Directors are currently as follows:

Name	Age	Executive Director Since	Position
Yong-hwan Kim	61	February 7, 2011	Chairman and President
Ki-sub Nam	59	January 9, 2013	Deputy President
Seop Shim	57	June 29, 2012	Senior Executive Director
Young-whan Sul	57	January 9, 2013	Senior Executive Director

Two Non-executive directors left the Board of Directors due to the expiration of their terms on January 31, 2013. Two new Non-executive directors are expected to be appointed in April 2013.

Our basic policy guidelines for activities are established by the Operations Committee. According to the By-laws, the Operations Committee is composed of officials nominated as follows:

•	President of KEXIM;

•	official of the Ministry of Strategy and Finance, nominated by the Minister of Strategy and Finance;

•	official of the Ministry of Foreign Affairs and Trade, nominated by the Minister of Foreign Affairs and Trade;

•	official of the Ministry of Knowledge Economy, nominated by the Minister of Knowledge Economy;

•	official of the Ministry of Land, Transport and Maritime Affairs, nominated by the Minister of Land, Transport and Maritime Affairs;

•	official of the Financial Services Commission, nominated by the Chairman of the Financial Services Commission;

•	executive director of The Bank of Korea, nominated by the Governor of The Bank of Korea;

•	executive director of the Korea Federation of Banks, nominated by the Chairman of the Korea Federation of Banks;

•	representative of an exporters’ association (Korea International Trade Association), nominated by the Minister of Strategy and Finance after consultation with the Minister of Knowledge Economy;

•	officer of the Korea Trade Insurance Corporation established under the Trade Insurance Act, nominated by the Chairman and President of the Korea Trade Insurance Corporation; and

•	up to two persons who have extensive knowledge and experience in international economic cooperation work, recommended by our President and appointed by the Minister of Strategy and Finance.

As of February 28, 2013, the members of the Operations Committee are as follows:

Name	Age	Member Since	Position
Yong-hwan Kim	61	February 7, 2011	Chairman and President of KEXIM
Jong-gu Choi	56	April 10, 2011	Deputy Minister for International Affairs, Ministry of Strategy and Finance
Si-hyung Lee	56	February 9, 2011	Deputy Minister for Trade, Ministry of Foreign Affairs and Trade
Jin-hyun Han	54	June 15, 2011	Deputy Minister for Trade and Investment Policy, Ministry of Knowledge Economy
Min-woo Park	52	July 12, 2011	Director General for Construction Policy, Ministry of Land, Transport and Maritime Affairs
Eun Bo Jeong	52	July 2, 2012	Secretary General, Financial Services Commission
Tae Soo Kang	55	April 26, 2012	Deputy Governor, The Bank of Korea
Young-dae Kim	55	March 16, 2012	Vice Chairman, Korea Federation of Banks
Hyun-Ho Ahn	56	December 15, 2011	Executive Vice Chairman, Korea International Trade Association
Moon-hong Kwon	58	September 15, 2011	Deputy President, Korea Trade Insurance Corporation
Sang Kuk Kim (Private Sector)	61	November 24, 2012	Professor, Kyung Hee University
Hak Loh Lee (Private Sector)	55	November 24, 2012	Professor, Dongkuk University

Employees

As of December 31, 2012, we had 905 employees, among which 573 employees were members of our labor union. We have never experienced a work stoppage of a serious nature. Every year during the fourth quarter, the management and union negotiate and enter into a collective bargaining agreement that has a one-year duration. The most recent collective bargaining agreement was entered into in December 2012.

Tables and Supplementary Information

A. External Debt of the Bank

(1) External Bonds of the Bank

Currency	Original Principal Amount	Interest Rate (%)	Issue Date	Maturity Date	Principal Amount Outstanding as of December 31, 2012
USD	500,000,000	5.25	February 10, 2004	February 10, 2014		500,000,000
USD	200,000,000	5.25	April 23, 2004	February 10, 2014		200,000,000
USD	600,000,000	5.125	March 16, 2005	May 16, 2015		600,000,000
USD	300,000,000	5.375	October 4, 2006	October 4, 2016		300,000,000
USD	100,000,000	3M USD Libor + 0.95	February 27, 2008	February 27, 2013		100,000,000
USD	50,000,000	3M USD Libor + 0.98	May 16, 2008	May 14, 2012		50,000,000
USD	20,000,000	3M USD Libor + 1.45	August 26, 2008	August 26, 2013		20,000,000
USD	50,000,000	3M USD Libor + 0.98	October 9, 2008	September 25, 2013		50,000,000
USD	30,000,000	7.04	December 19, 2008	December 19, 2013		30,000,000
USD	2,000,000,000	8.125	January 20, 2009	January 21, 2014		2,000,000,000
USD	50,000,000	7.8	April 27, 2009	April 29, 2019		50,000,000
USD	50,000,000	6.4	May 19, 2009	May 19, 2016		50,000,000
USD	1,500,000,000	5.875	July 14, 2009	January 14, 2015		1,500,000,000
USD	4,000,000	3M USD Libor + 1.95	August 11, 2009	August 11, 2014		4,000,000
USD	25,000,000	3M USD Libor + 1.45	September 29, 2009	June 29, 2013		25,000,000
USD	1,000,000,000	4.125	March 9, 2010	September 9, 2015		1,000,000,000
USD	270,000,000	2.65	June 23, 2010	December 23, 2013		270,000,000
USD	1,250,000,000	5.125	June 29, 2010	June 29, 2020		1,250,000,000
USD	1,000,000,000	4	October 20, 2010	January 29, 2021		1,000,000,000
USD	50,000,000	3M USD Libor + 1.19	November 26, 2010	November 26, 2013		50,000,000
USD	700,000,000	3.75	April 20, 2011	October 20, 2016		700,000,000
USD	1,000,000,000	4.375	September 15, 2011	September 15, 2021		1,000,000,000
USD	10,000,000	3M USD Libor + 1.20	October 11, 2011	October 11, 2013		10,000,000
USD	16,400,000	3M USD Libor +1.45	January 6, 2012	January 3, 2013		16,400,000
USD	50,000,000	2.15	January 10, 2012	January 10, 2013		50,000,000
USD	1,250,000,000	4	January 11, 2012	January 11, 2017		1,250,000,000
USD	1,000,000,000	5	January 11, 2012	April 11, 2022		1,000,000,000
USD	100,000,000	6.78	January 27, 2012	January 27, 2027		100,000,000
USD	15,000,000	1.9	January 30, 2012	January 30, 2013		15,000,000
USD	26,100,000	1.85	January 30, 2012	January 30, 2015		26,100,000
USD	20,000,000	1.88	February 1, 2012	February 1, 2013		20,000,000
USD	100,000,000	1.7	February 13, 2012	February 13, 2013		100,000,000
USD	20,000,000	3M USD Libor + 1.3	February 13, 2012	February 13, 2013		20,000,000
USD	30,000,000	1.66	February 14, 2012	February 14, 2013		30,000,000
USD	82,000,000	3M USD Libor + 1.23	February 14, 2012	February 15, 2013		82,000,000
USD	300,000,000	3M USD Libor + 1.8	March 21, 2012	March 21, 2015		300,000,000
USD	50,000,000	3M USD Libor + 1.15	March 21, 2012	September 21, 2013		50,000,000
USD	50,000,000	3M USD Libor + 1.15	March 21, 2012	September 21, 2013		50,000,000
USD	40,000,000	1.38	July 10, 2012	July 12, 2013		40,000,000
USD	20,000,000	1.3	July 16, 2012	July 18, 2013		20,000,000
USD	300,000,000	3M USD Libor + 0.95	July 25, 2012	July 26, 2013		300,000,000
USD	1,000,000,000	1.25	November 20, 2012	November 20, 2015		1,000,000,000

		Subtotal in Original Currency			USD	15,228,500,000

		Subtotal in Equivalent Amount of Won(1)			￦	16,311,246,350,000

SGD	68,000,000	2.07	May 7, 2010	May 7, 2013		68,000,000
SGD	30,000,000	1.32	July 8, 2011	July 9, 2013		30,000,000
SGD	30,000,000	1.58	July 19, 2011	July 21, 2014		30,000,000
SGD	30,000,000	1.27	July 29, 2011	July 29, 2013		30,000,000
SGD	30,000,000	1.25	July 29, 2011	July 29, 2013		30,000,000
SGD	30,000,000	1.08	August 5, 2011	August 5, 2013		30,000,000
SGD	30,000,000	1.08	August 8, 2011	August 8, 2013		30,000,000
SGD	30,000,000	1	August 26, 2011	August 29, 2014		30,000,000
SGD	50,000,000	1.65	November 18, 2011	January 18, 2013		50,000,000

		Subtotal in Original Currency			SGD	328,000,000

		Subtotal in Equivalent Amount of Won(2)			￦	287,157,440,000

Currency	Original Principal Amount	Interest Rate (%)	Issue Date	Maturity Date	Principal Amount Outstanding as of December 31, 2012
JPY	1,000,000,000	6M YEN LIBOR + 0.86	February 14, 2008	February 14, 2013		1,000,000,000
JPY	15,000,000,000	3.24	June 20, 2008	June 20, 2018		15,000,000,000
JPY	5,000,000,000	2.6	September 4, 2008	September 4, 2013		5,000,000,000
JPY	5,000,000,000	2.5	December 29, 2009	December 27, 2019		5,000,000,000
JPY	4,000,000,000	1	December 7, 2010	December 7, 2015		4,000,000,000
JPY	40,000,000,000	1.05	February 17, 2011	February 17, 2015		40,000,000,000
JPY	58,400,000,000	0.93	July 8, 2011	July 8, 2013		58,400,000,000
JPY	11,600,000,000	1.06	July 8, 2011	July 8, 2014		11,600,000,000
JPY	10,000,000,000	1.32	July 8, 2011	July 8, 2016		10,000,000,000
JPY	3,600,000,000	0.5	September 15, 2011	September 15, 2021		3,600,000,000
JPY	3,000,000,000	0.92	September 20, 2011	September 20, 2016		3,000,000,000
JPY	7,040,000,000	1.16	January 30, 2012	January 30, 2015		7,040,000,000
JPY	2,000,000,000	1.1	March 12, 2012	September 14, 2015		2,000,000,000
JPY	20,000,000,000	1.2	April 26, 2012	April 26, 2016		20,000,000,000
JPY	51,400,000,000	1.11	May 24, 2012	May 27, 2014		51,400,000,000
JPY	41,200,000,000	1.25	May 24, 2012	May 27, 2015		41,200,000,000
JPY	7,400,000,000	1.38	May 24, 2012	May 24, 2017		7,400,000,000
JPY	20,000,000,000	1.0563	June 27, 2012	June 27, 2014		20,000,000,000
JPY	3,800,000,000	0.7	July 20, 2012	July 22, 2013		3,800,000,000

		Subtotal in Original Currency			JPY	309,440,000,000

		Subtotal in Equivalent Amount of Won(3)			￦	3,860,264,000,000

HKD	375,000,000	3.84	February 1, 2008	February 1, 2015		375,000,000
HKD	230,000,000	4.05	September 9, 2009	September 9, 2013		230,000,000
HKD	200,000,000	2.55	January 15, 2010	January 15, 2013		200,000,000
HKD	185,000,000	2.32	January 25, 2010	January 25, 2013		185,000,000
HKD	151,000,000	2.33	February 1, 2010	February 1, 2013		151,000,000
HKD	156,000,000	2.33	February 25, 2010	February 25, 2013		156,000,000
HKD	160,000,000	2.46	February 26, 2010	February 26, 2013		160,000,000
HKD	252,000,000	4.05	June 24, 2010	June 24, 2020		252,000,000
HKD	100,000,000	2.35	June 24, 2010	June 24, 2013		100,000,000
HKD	201,000,000	2.72	September 7, 2010	September 8, 2015		201,000,000
HKD	194,000,000	2	September 13, 2010	September 13, 2013		194,000,000
HKD	387,000,000	1.73	November 19, 2010	November 19, 2013		387,000,000
HKD	155,000,000	2.18	January 26, 2011	January 27, 2014		155,000,000
HKD	235,000,000	1.62	February 28, 2011	February 28, 2013		235,000,000
HKD	238,000,000	3.4	March 7, 2011	March 7, 2016		238,000,000
HKD	155,000,000	2.57	April 1, 2011	September 30, 2014		155,000,000
HKD	200,000,000	2.31	April 4, 2011	April 4, 2014		200,000,000
HKD	210,000,000	1.93	June 1, 2011	June 3, 2014		210,000,000
HKD	300,000,000	1.75	June 22, 2011	June 23, 2014		300,000,000
HKD	155,000,000	1.76	June 29, 2011	July 2, 2014		155,000,000
HKD	150,000,000	1.745	June 30, 2011	July 3, 2014		150,000,000
HKD	388,000,000	1.76	July 8, 2011	July 8, 2014		388,000,000
HKD	99,000,000	2.3	August 31, 2011	August 31, 2016		99,000,000
HKD	120,000,000	3.45	September 23, 2011	September 23, 2021		120,000,000
HKD	250,000,000	3.92	November 8, 2011	November 8, 2021		250,000,000
HKD	60,000,000	3.92	November 8, 2011	November 8, 2021		60,000,000
HKD	102,000,000	2.95	November 18, 2011	November 18, 2016		102,000,000
HKD	228,000,000	2.5	January 17, 2012	January 20, 2015		228,000,000
HKD	811,000,000	3M HIBOR +1.3	February 6, 2012	February 6, 2013		811,000,000
HKD	270,000,000	3M HIBOR +1.2	February 8, 2012	February 8, 2013		270,000,000
HKD	188,000,000	2	February 14, 2012	February 14, 2014		188,000,000
HKD	250,000,000	1.8	August 1, 2012	August 4, 2015		250,000,000

		Subtotal in Original Currency			HKD	7,155,000,000

		Subtotal in Equivalent Amount of Won(4)			￦	988,677,900,000

MYR	500,000,000	4.5	March 12, 2008	March 12, 2018		500,000,000
MYR	500,000,000	4.08	March 12, 2008	March 12, 2013		500,000,000
MYR	230,000,000	4.5	March 10, 2010	March 10, 2015		230,000,000
MYR	400,000,000	4.5	July 1, 2010	July 1, 2015		400,000,000

Currency	Original Principal Amount	Interest Rate (%)	Issue Date	Maturity Date	Principal Amount Outstanding as of December 31, 2012
MYR	150,000,000	4	July 1, 2010	July 1, 2013		150,000,000
MYR	150,000,000	4	July 1, 2010	July 1, 2013		150,000,000
MYR	150,000,000	4	July 15, 2010	July 15, 2013		150,000,000
MYR	500,000,000	4.07	February 2, 2012	February 2, 2017		500,000,000

		Subtotal in Original Currency			MYR	2,580,000,000

		Subtotal in Equivalent Amount of Won(5)			￦	902,484,000,000

BRL	60,000,000	0.5	August 11, 2011	August 10, 2016		60,000,000
BRL	130,000,000	0.5	September 28, 2011	September 28, 2016		130,000,000
BRL	200,000,000	0.5	October 27, 2011	October 27, 2016		200,000,000
BRL	100,000,000	0.5	November 21, 2011	November 21, 2017		100,000,000
BRL	200,000,000	0.5	November 28, 2011	November 28, 2016		200,000,000
BRL	65,000,000	0.5	December 21, 2011	December 22, 2016		65,000,000
BRL	200,000,000	0.5	December 28, 2011	December 22, 2017		200,000,000
BRL	360,000,000	14	January 27, 2012	February 27, 2013		360,000,000
BRL	177,000,000	14	February 3, 2012	March 8, 2013		177,000,000
BRL	172,500,000	10	February 17, 2012	March 8, 2013		172,500,000
BRL	150,000,000	7.36	March 27, 2012	March 27, 2015		150,000,000
BRL	181,340,000	10	March 30, 2012	March 28, 2013		181,340,000
BRL	181,500,000	10	April 2, 2012	April 2, 2013		181,500,000
BRL	237,952,000	11	April 18, 2012	April 19, 2013		237,952,000
BRL	365,600,000	8.12	April 26, 2012	April 25, 2016		365,600,000
BRL	10,660,000	7	May 31, 2012	June 3, 2013		10,660,000
BRL	12,320,000	7	June 15, 2012	June 17, 2013		12,320,000
BRL	261,800,000	6.6	August 24, 2012	August 24, 2017		261,800,000
BRL	4,950,000	6.05	September 18, 2012	September 23, 2013		4,950,000

		Subtotal in Original Currency			BRL	3,070,622,000

		Subtotal in Equivalent Amount of Won(6)			￦	1,606,303,780,640

EUR	325,000,000	3M EURIBOR + 0.24	February 14, 2006	February 14, 2013		325,000,000
EUR	750,000,000	4.625	February 20, 2007	February 20, 2017		750,000,000
EUR	750,000,000	5.75	May 22, 2008	May 22, 2013		750,000,000
EUR	60,000,000	3M EURIBOR + 1.45	July 9, 2008	July 9, 2013		60,000,000
EUR	117,000,000	3.875	July 12, 2012	July 12, 2032		117,000,000
EUR	30,000,000	3.6	July 19, 2012	July 19, 2027		30,000,000

		Subtotal in Original Currency			EUR	2,032,000,000

		Subtotal in Equivalent Amount of Won(7)			￦	2,877,840,320,000

MXN	1,000,000,000	8.61	October 11, 2007	October 11, 2017		1,000,000,000
MXN	1,200,000,000	TIIE + 0.3	January 28, 2008	January 28, 2013		1,200,000,000
MXN	800,000,000	8.61	April 29, 2008	October 11, 2017		800,000,000
MXN	300,000,000	8.61	May 6, 2008	October 11, 2017		300,000,000
MXN	470,000,000	6.46	February 28, 2012	February 27, 2017		470,000,000
MXN	374,000,000	6.35	March 28, 2012	March 28, 2017		374,000,000

		Subtotal in Original Currency			MXN	4,144,000,000

		Subtotal in Equivalent Amount of Won(8)			￦	340,761,120,000

THB	1,500,000,000	6.28	August 7, 2008	August 7, 2018		1,500,000,000
THB	3,000,000,000	3.95	June 28, 2010	June 28, 2020		3,000,000,000
THB	1,000,000,000	2.8	June 28, 2010	June 28, 2013		1,000,000,000
THB	2,200,000,000	3.72	February 8, 2011	February 10, 2014		2,200,000,000
THB	6,500,000,000	4.16	November 25, 2011	November 25, 2014		6,500,000,000
THB	1,000,000,000	4.4	November 25, 2011	November 25, 2021		1,000,000,000
THB	2,000,000,000	3.7	August 27, 2012	August 27, 2015		2,000,000,000
THB	1,500,000,000	3.9	August 27, 2012	August 27, 2022		1,500,000,000

		Subtotal in Original Currency			THB	18,700,000,000

		Subtotal in Equivalent Amount of Won(9)			￦	653,939,000,000

Currency	Original Principal Amount	Interest Rate (%)	Issue Date	Maturity Date	Principal Amount Outstanding as of December 31, 2012
CHF	250,000,000	2.375	March 30, 2011	March 30, 2015		250,000,000
CHF	125,000,000	2.375	November 10, 2011	March 30, 2015		125,000,000
CHF	100,000,000	3M CHF LIBOR + 1.15	February 24, 2012	February 24, 2014		100,000,000

		Subtotal in Original Currency			CHF	475,000,000

		Subtotal in Equivalent Amount of Won(10)			￦	557,222,500,000

AUD	38,000,000	7.3	July 12, 2010	July 12, 2015		38,000,000
AUD	45,000,000	7.35	August 10, 2011	August 10, 2021		45,000,000
AUD	200,000,000	5.35	September 19, 2011	September 23, 2013		200,000,000
AUD	72,300,000	5.73	November 29, 2011	November 20, 2014		72,300,000
AUD	9,000,000	5.05	December 14, 2011	June 7, 2013		9,000,000
AUD	34,700,000	5.37	January 30, 2012	January 30, 2015		34,700,000
AUD	10,700,000	0.5	March 28, 2012	March 28, 2017		10,700,000
AUD	20,000,000	6.8	April 11, 2012	April 11, 2022		20,000,000
AUD	500,000,000	5	July 27, 2012	July 27, 2015		500,000,000
AUD	25,800,000	4.84	August 24, 2012	August 24, 2017		25,800,000

		Subtotal in Original Currency			AUD	955,500,000

		Subtotal in Equivalent Amount of Won(11)			￦	1,061,971,365,000

INR	2,235,000,000	5.5	October 22, 2010	October 22, 2013		2,235,000,000
INR	7,600,000,000	5.1	October 29, 2010	October 29, 2013		7,600,000,000

		Subtotal in Original Currency			INR	9,835,000,000

		Subtotal in Equivalent Amount of Won(12)			￦	192,274,250,000

CNY	200,000,000	0.75	November 15, 2010	November 15, 2015		200,000,000
CNY	130,000,000	0.75	June 10, 2011	November 15, 2015		130,000,000
CNY	127,800,000	0.9	August 25, 2011	August 25, 2014		127,800,000
CNY	80,000,000	3.12	December 13, 2011	December 15, 2014		80,000,000
CNY	200,000,000	3.13	January 6, 2012	January 7, 2013		200,000,000
CNY	171,000,000	3.4	January 18, 2012	January 18, 2013		171,000,000
CNY	127,000,000	2.68	February 3, 2012	February 4, 2013		127,000,000
CNY	1,750,000,000	3.25	July 27, 2012	July 27, 2015		1,750,000,000

		Subtotal in Original Currency			CNY	2,785,800,000

		Subtotal in Equivalent Amount of Won(13)			￦	478,823,304,000

IDR	1,725,000,000,000	6.6	November 4, 2010	November 4, 2013		1,725,000,000,000
IDR	451,500,000,000	6.6	February 10, 2011	November 4, 2013		451,500,000,000
IDR	887,500,000,000	8.3	March 15, 2011	March 15, 2014		887,500,000,000
IDR	1,315,500,000,000	8.3	March 22, 2011	March 15, 2014		1,315,500,000,000
IDR	171,520,000,000	8.3	June 15, 2011	March 15, 2014		171,520,000,000
IDR	425,000,000,000	8.4	July 6, 2011	July 6, 2016		425,000,000,000
IDR	425,000,000,000	8.4	July 13, 2011	July 6, 2016		425,000,000,000
IDR	166,600,000,000	6	August 12, 2011	August 12, 2014		166,600,000,000
IDR	169,600,000,000	8.4	August 22, 2011	July 6, 2016		169,600,000,000
IDR	70,000,000,000	6.1	March 12, 2012	March 13, 2015		70,000,000,000

		Subtotal in Original Currency			IDR	5,807,220,000,000

		Subtotal in Equivalent Amount of Won(14)			￦	645,182,142,000

PEN	61,000,000	6.875	September 7, 2010	September 7, 2022		61,000,000
PEN	47,000,000	6.875	July 08, 2011	September 7, 2022		47,000,000
PEN	20,000,000	6.875	July 19, 2011	September 7, 2022		20,000,000
PEN	15,000,000	6.875	August 5, 2011	September 7, 2022		15,000,000
PEN	54,500,000	7.25	October 25, 2011	October 25, 2041		54,500,000
PEN	13,600,000	7.15	November 4, 2011	November 04, 2021		13,600,000
PEN	54,500,000	6.875	November 21, 2011	September 07, 2022		54,500,000

		Subtotal in Original Currency			PEN	265,600,000

		Subtotal in Equivalent Amount of Won(15)			￦	111,451,072,000

PHP	11,350,000,000	4.0	November 26, 2010	November 26, 2015		11,350,000,000

		Subtotal in Original Currency			PHP	11,350,000,000

		Subtotal in Equivalent Amount of Won(16)			￦	295,894,500,000

Currency	Original Principal Amount	Interest Rate (%)	Issue Date	Maturity Date	Principal Amount Outstanding as of December 31, 2012
TRY	140,000,000	0.5	October 20, 2011	October 23, 2017		140,000,000
TRY	40,000,000	0.5	December 21, 2011	December 22, 2017		40,000,000
TRY	80,000,000	0.5	January 25, 2012	January 25, 2017		80,000,000
TRY	26,320,000	0.5	March 16, 2012	March 19, 2015		26,320,000
TRY	53,000,000	8.2	May 29, 2012	May 31, 2016		53,000,000
TRY	55,000,000	6.25	August 28, 2012	August 28, 2015		55,000,000
TRY	71,000,000	7.3	August 29, 2012	August 27, 2015		71,000,000

		Subtotal in Original Currency			TRY	465,320,000

		Subtotal in Equivalent Amount of Won(17)			￦	278,531,245,600

TWD	600,000,000	0.7	July 1, 2011	July 1, 2016		600,000,000

		Subtotal in Original Currency			TWD	600,000,000

		Subtotal in Equivalent Amount of Won(18)			￦	22,128,000,000

NZD	212,300,000	4.93	November 29, 2011	November 20, 2014		212,300,000

		Subtotal in Original Currency			NZD	212,300,000

		Subtotal in Equivalent Amount of Won(19)			￦	186,679,636,000

SAR	750,000,000	3M Sibor + 1.70	December 6, 2011	December 6, 2016		750,000,000

		Subtotal in Original Currency			SAR	750,000,000

		Subtotal in Equivalent Amount of Won(20)			￦	214,192,500,000

ZAR	376,100,000	7.02	January 30, 2012	January 30, 2015		376,100,000
ZAR	43,500,000	8.04	May 30, 2012	May 30, 2017		43,500,000

		Subtotal in Original Currency			ZAR	419,600,000

		Subtotal in Equivalent Amount of Won(21)			￦	52,995,480,000

RUB	660,000,000	7.63	May 30, 2012	May 30, 2017		660,000,000
RUB	600,000,000	7.55	August 29, 2012	August 27, 2015		600,000,000

		Subtotal in Original Currency			RUB	1,260,000,000

		Subtotal in Equivalent Amount of Won(22)			￦	44,427,600,000

DKK	120,000,000	3M Sibor + 1.70	July 13, 2012	January 14, 2014		120,000,000

		Subtotal in Original Currency			DKK	120,000,000

		Subtotal in Equivalent Amount of Won(23)			￦	22,779,600,000

SEK	1,975,000,000	1.45	November 19, 2012	May 19, 2014		1,975,000,000

		Subtotal in Original Currency			SEK	1,975,000,000

		Subtotal in Equivalent Amount of Won(24)			￦	324,986,250,000

	Total External Bonds of the Bank in Equivalent Amount of Won				￦	32,318,213,355,240

(1)	U.S. dollar amounts are converted to Won amounts at the rate of US$1.00 to Won 1,071.10, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(2)	Singapore dollar amounts are converted to Won amounts at the rate of SGD 1.00 to Won 875.48, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(3)	Japanese yen amounts are converted to Won amounts at the rate of JPY 100.00 to Won 1,247.50, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(4)	Hong Kong dollar amounts are converted to Won amounts at the rate of HKD 1.00 to Won 138.18, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(5)	Malaysia ringgit amounts are converted to Won amounts at the rate of MYR 1.00 to Won 349.80, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(6)	Brazilian real amounts are converted to Won amounts at the rate of BRL 1.00 to Won 523.12, the prevailing market rate on December 31, 2012.
(7)	Euro amounts are converted to Won amounts at the rate of EUR 1.00 to Won 1,416.26, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.

(8)	Mexican pesos amounts are converted to Won amounts at the rate of MXN 1.00 to Won 82.23, the prevailing market rate on December 31, 2012.
(9)	Thai baht amounts are converted to Won amounts at the rate of THB 1.00 to Won 34.97, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(10)	Swiss franc amounts are converted to Won amounts at the rate of CHF 1.00 to Won 1,173.10, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(11)	Australian dollar amounts are converted to Won amounts at the rate of AUD 1.00 to Won 1,111.43, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(12)	Indian Rupee amounts are converted to Won amounts at the rate of INR 1.00 to Won 19.55, the prevailing market rate on December 31, 2012.
(13)	Chinese yuan amounts are converted to Won amounts at the rate of CNY 1.00 to Won 171.88, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(14)	Indonesian rupiah amounts are converted to Won amounts at the rate of IDR 100.00 to Won 11.11, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(15)	Peru nuevo sol amounts are converted to Won amounts at the rate of PEN 1.00 to Won 419.62, the prevailing market rate on December 31, 2012.
(16)	Philippine pesos amounts are converted to Won amounts at the rate of PHP 1.00 to Won 26.07, the prevailing market rate on December 31, 2012.
(17)	Turkish lira amounts are converted to Won amounts at the rate of TRY 1.00 to Won 598.58, the prevailing market rate on December 31, 2012.
(18)	Taiwan dollar amounts are converted to Won amounts at the rate of TWD 1.00 to Won 36.88, the prevailing market rate on December 31, 2012.
(19)	New Zealand dollar amounts are converted to Won amounts at the rate of NZD 1.00 to Won 879.32, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(20)	Saudi riyal amounts are converted to Won amounts at the rate of SAR 1.00 to Won 285.59, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(21)	South African rand amounts are converted to Won amounts at the rate of ZAR 1.00 to Won 126.30, the prevailing market rate on December 31, 2012.
(22)	Russian ruble amounts are converted to Won amounts at the rate of RUB 1.00 to Won 35.26, the prevailing market rate on December 31, 2012.
(23)	Danish krone amounts are converted to Won amounts at the rate of DKK 1.00 to Won 189.83, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.
(24)	Swedish krona amounts are converted to Won amounts at the rate of SEK 1.00 to Won 164.55, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.

(2) External Borrowings of the Bank

Lender	Classifications	Range of Interest Rates	Range of Years of Issue	Range of Years of Maturity	Principal Amount Outstanding as of December 31, 2012 (1)
		(%)			(millions of Won)
UBS Securities Japan LTD	Borrowing from UBS	3M Libor + 0.75	2010	2013	￦	10,711
Deutsche Bank AG, Seoul	Borrowing from TCB	3M Libor + 1.0	2010	2013		280,628
UBS Securities Japan LTD	Borrowing from UBS	3M Libor + 0.75	2010	2013		21,422
Mizuho Corporate Bank, LTD., Seoul	Borrowing from Mizuho	3M Libor + 0.85	2011	2014		267,775
Bank of Tokyo-Mitsubishi UFJ, LTD	Borrowings from BMTU	3M Libor + 0.7	2011	2014		321,330
Mizuho Corporate Bank, LTD	Borrowing from Mizuho	3M Libor + 1.0	2011	2014		107,110
HSBC, Seoul	Borrowing from HSBC	3M Libor + 0.8	2011	2013		53,555
Bank of Tokyo-Mitsubishi UFJ, LTD	Borrowings from BMTU	3M YEN Libor + 0.9	2012	2015		43,600
Bank of Tokyo-Mitsubishi UFJ, LTD	Borrowings from BMTU	3M YEN Libor + 0.8	2012	2014		9,294
Bank of Tokyo-Mitsubishi UFJ, LTD	Borrowings from BMTU	3M Libor + 1.0	2012	2015		224,395
HSBC, Seoul	Borrowing from HSBC	3M Libor + 0.9	2012	2014		107,110
Sumitomo Trust and Banking Corp	Off-shore long- term borrowings	3M Libor + 0.7	2011	2014		32,133
National Bank of Abu Dhabi	Off-shore long- term borrowings	3M Libor + 0.7	2012	2013		107,110

Long-term Borrowings					￦	1,586,174

Foreign Currency CP		0.24 ~ 1.19	2012	2013	￦	755,875
Short-term borrowings and Others (2)		6M Libor + 0.45			￦	17,967
Other Borrowings (3)					￦	397,001

Total External Borrowings of the Bank					￦	2,757,017

(1)	Converted to Won amounts at the relevant market average exchange rates in effect on December 31, 2012 as announced by Seoul Money Brokerage Services, Ltd.
(2)	Amount after amortizing present value discount
(3)	Includes derivative transactions

B. Internal Debt of the Bank

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2012
	(%)			(millions of Won)
Bonds
Short-term Industrial Finance Bonds	2.71~3.56	2012	2013	￦	3,460,000
Long-term Industrial Finance Bonds	2.87~5.27	2010~2012	2013~2027		3,870,000

Total Bonds	2.71~5.27	2010~2012	2013~2027		7,330,000

Total Internal Debt				￦	7,330,000

Financial Statements and the Auditors

The Minister of Strategy and Finance appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Sun-Young Bae, who was appointed for a three-year term on April 13, 2011.

We prepare our financial statements annually for submission to the Minister of Strategy and Finance, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated financial statements commencing with such non-consolidated financial statements as of and for the year ended December 31, 1983 and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our independent auditor is Deloitte Anjin LLC, located at 9th Floor, One IFC Bldg., 23 Youido-dong, Youngdeungpo-gu, Seoul, Korea which has audited our non-consolidated financial statements as of and for the years ended December 31, 2011 and 2012 included in this prospectus.

Our non-consolidated financial statements appearing in this prospectus were prepared in conformity with the KEXIM Act and the related accounting principles, summarized in “Notes to Non-Consolidated Financial Statements of December 31, 2012 and 2011—Note 2”. These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States.

We recognize interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans and debt securities, other than those guaranteed by financial institutions, is recognized on a cash basis. Interest expense is recorded on an accrual basis.

We classify securities that are actively and frequently bought and sold as trading securities. We classify debt securities with fixed or determinable payments and fixed maturities, and which we intend to hold to maturity, as held-to-maturity securities. We classify investments that are categorized as neither trading securities nor held-to-maturity securities as available-for-sale securities. We record our trading and available-for-sale securities at fair value. However, investments in available-for-sale securities that do not have readily determinable fair values are recognized at cost. We record held-to-maturity securities at amortized cost. We recognize impairment losses on securities in current operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

We record debenture issuance costs as discounts on debentures and amortize them over the maturity period of the debentures using the effective interest method.

We record our equity investments in companies in which we exercise significant control or influence by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the investee’s net asset value.

We record the value of our premises and equipment on our statements of financial position on the basis of a revaluation conducted as of July 1, 1998. The Minister of Strategy and Finance approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

Deloitte Anjin LLC

9F., One IFC, 23, Yoido-dong, Youngdeungpo-gu, Seoul 150-876, Korea Tel : +82 (2) 6676 1000 Fax : +82 (2) 6674 2114 www.deloitteanjin.co.kr

Independent Auditors’ Report

To the Shareholders and Board of Directors of

the Export-Import Bank of Korea:

We have audited the accompanying non-consolidated statements of financial position of the Export-Import Bank of Korea (the “Bank”) as of December 31, 2012 and 2011, respectively, and the related non-consolidated statements of income, appropriations of retained earnings, changes in shareholders’ equity and cash flows, all expressed in Korean won, for the years then ended December 31, 2012 and 2011, respectively. The Bank’s management is responsible for the preparation and fair presentation of the non-consolidated financial statements and our responsibility is to express an opinion on these non-consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2012 and 2011, respectively, and its results of operations and its cash flows for the years then ended December 31, 2012 and 2011, respectively, in conformity with the Export-Import Bank of Korea Act and the related accounting principles.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations, changes in shareholders’ equity and cash flows in accordance with accounting principles and practices generally accepted in countries other than the Republic of Korea. In addition, the procedures and practices utilized in the Republic of Korea to audit such non-consolidated financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those knowledgeable about Korean accounting principles and auditing standards and their application in practice.

/s/ Deloitte Anjin LLC

February 28, 2013

Notice to Readers

This report is effective as of February 28, 2013, the auditors’ report date. Certain subsequent events or circumstances may have occurred between the auditors’ report date and the time the auditors’ report is read. Such events or circumstances could significantly affect the accompanying non-consolidated financial statements and may result in modifications to the auditors’ report.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
ASSETS
Due from banks (Notes 3, 20 and 24)	￦	2,134,083	￦	2,707,643
Securities (Notes 4 and 20)		4,493,313		3,948,931
Loans, net (Notes 5, 6, 20 and 23)		45,859,205		46,117,902
Tangible assets (Note 7)		42,100		33,182
Other assets (Notes 8, 16 and 19)		2,059,412		2,325,685

	￦	54,588,113	￦	55,133,343

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Borrowings (Notes 9, 20 and 23)	￦	42,777,337	￦	44,555,746
Other liabilities (Notes 10, 11, 12, 13 and 16)		3,245,219		3,068,297

		46,022,556		47,624,043

SHAREHOLDERS’ EQUITY:
Capital stock (Note 14)		7,138,055		6,258,755
Accumulated other comprehensive income (loss) (Notes 4, 16 and 21)		11,328		(50,307)
Retained earnings (Note 14)		1,416,174		1,300,852

		8,565,557		7,509,300

	￦	54,588,113	￦	55,133,343

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
OPERATING REVENUES:
Interest income (Notes 17 and 23):
Interest on due from banks	￦	56,332	￦	30,577
Interest on securities		1,577		2,181
Interest on loans		1,713,002		1,371,175

		1,770,911		1,403,933

Gain on valuation and disposal of securities:
Gain on disposal of available-for-sale securities		61,640		—

		61,640		—

Gain on valuation and disposal of loans:
Gain on disposal of loans		21		25

		21		25

Foreign exchange trading income		1,166,234		1,316,884

Gain on derivatives (Note 16):
Gain on derivatives—trading		377,131		171,027
Gain on valuation of derivatives		526,951		487,066
Gain on valuation of fair value hedged items		220,577		242,799

		1,124,659		900,892

Commission:
Commission income (Note 23)		85,549		67,673
Guarantee income		215,142		215,950

		300,691		283,623

Dividend on available-for-sale securities		18,459		107,099

Other operating revenues:
Reversal of allowances for possible losses on acceptance and guarantee (Note 11)		—		108,071
Reversal of allowances for possible losses on other commitment (Note 12)		42,111		—
Gain on redemption of debentures		—		20
Other operating revenues		3,855		4,580

		45,966		112,671

Total operating revenues		4,488,581		4,125,127

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
OPERATING EXPENSES:
Interest expenses (Notes 17 and 23):
Interest on call money	￦	3,957	￦	9,587
Interest on borrowings		48,126		46,944
Interest on debentures		1,376,640		1,017,825

		1,428,723		1,074,356

Loss on valuation and disposal of securities:
Impairment loss on available-for-sale securities		9,472		4,644
Loss on disposal of available-for-sale securities		7,735		—

		17,207		4,644

Loss on valuation and disposal of loans:
Provision for possible loan losses (Note 6)		253,679		502,325

		253,679		502,325

Foreign exchange trading losses		835,952		1,077,037

Loss on derivatives (Note 16):
Loss on derivatives trading		354,921		142,350
Loss on valuation of derivatives		697,619		552,617
Loss on valuation of fair value hedged items		348,223		434,483

		1,400,763		1,129,450

Commission expenses		5,996		8,058

General and administrative expenses (Notes 18 and 25)		161,028		142,286

Contribution to miscellaneous funds		6,446		6,426

Other operating expenses:
Allowances for possible losses on acceptance and guarantee (Note 11)		146,596		—
Allowances for possible losses on unused loan commitments (Note 11)		51,532		30,341
Allowances for possible losses on other commitments (Note 12)		—		4,134
Loss on redemption of debentures		854		16
Other operating expenses		289		369

		199,271		34,860

Total operating expenses		4,309,065		3,979,442

OPERATING INCOME		179,516		145,685
NON-OPERATING INCOME		18,192		12,622
NON-OPERATING EXPENSES		10,707		4,181

NET INCOME BEFORE INCOME TAX EXPENSE		187,001		154,126
INCOME TAX EXPENSE (Note 19)		38,062		7,324

NET INCOME	￦	148,939	￦	146,802

(Concluded)

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF APPROPRIATIONS OF RETAINED EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
RETAINED EARNINGS BEFORE APPROPRIATIONS:
Unappropriated retained earnings carried over from prior years	￦	—	￦	—
Net income		148,939		146,802

		148,939		146,802

APPROPRIATIONS:
Legal reserve		14,894		14,681
Other reserve		99,759		98,504
Dividends		34,286		33,617

		148,939		146,802

UNAPPROPRIATED RETAINED EARNINGS TO BE CARRIED FORWARD TO SUBSEQUENT YEAR	￦	—	￦	—

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Capital stock		Accumulated other comprehensive income (loss)		Retained earnings		Total
	(In millions)
January 1, 2011	￦	5,158,755	￦	197,740	￦	1,166,391	￦	6,522,886
Dividends		—		—		(12,341)		(12,341)

Balance after appropriations		5,158,755		197,740		1,154,050		6,510,545
Increase in capital stock		1,100,000		—		—		1,100,000
Net income		—		—		146,802		146,802
Loss on valuation of available-for-sale securities		—		(248,512)		—		(248,512)
Gain on valuation of securities using equity method		—		465		—		465

December 31, 2011	￦	6,258,755	￦	(50,307)	￦	1,300,852	￦	7,509,300

January 1, 2012	￦	6,258,755	￦	(50,307)	￦	1,300,852	￦	7,509,300
Dividends		—		—		(33,617)		(33,617)

Balance after appropriations		6,258,755		(50,307)		1,267,235		7,475,683
Increase in capital stock		879,300		—		—		879,300
Net income		—		—		148,939		148,939
Gain on valuation of available-for-sale securities		—		63,353		—		63,353
Gain on valuation of cash flow hedging derivatives		—		1,492		—		1,492
Loss on valuation of cash flow hedging derivatives		—		(3,210)		—		(3,210)

December 31, 2012	￦	7,138,055	￦	11,328	￦	1,416,174	￦	8,565,557

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	￦	148,939	￦	146,802

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of discounts on debentures		76,151		340,939
Impairment loss on available-for-sale securities		9,472		4,644
Provision for possible loan losses		253,679		502,325
Foreign exchange trading losses		796,943		1,017,377
Loss on valuation of derivatives		697,619		552,617
Loss on hedged items		348,223		434,483
Provision for severance benefits		6,828		7,116
Depreciation		3,705		3,364
Amortization		1,597		1,300
Allowances for possible losses on acceptance and guarantee		146,596		—
Allowances for possible losses on unused loan commitments		51,532		30,341
Allowances for possible losses on other commitments		—		4,134
Loss on redemption of debentures		854		16
Loss on disposal of tangible assets		3		3
Loss on disposal of securities using the equity method		11		—
Amortization of present-value discount		(8,848)		(7,175)
Foreign exchange trading income		(1,158,100)		(1,166,687)
Gain on valuation of derivatives		(526,951)		(487,066)
Gain on hedged items		(220,577)		(242,799)
Reversal of allowances for possible losses on acceptance and guarantee		—		(108,071)
Reversal of allowances for possible losses on other commitment		(42,111)		—
Gain on redemption of debentures		—		(20)
Gain on disposal of tangible assets		(773)		(79)
Gain on valuation of securities using the equity method		(14,928)		(10,541)

		420,925		876,221

Changes in assets and liabilities resulting from operations:
Net decrease (increase) in available-for-sale securities		409,128		(20,717)
Net decrease in securities using the equity method		1,823		627
Net (increase) in loans		(768,045)		(6,114,493)
Net decrease in accounts receivable		43,330		215

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Korean won
	2012		2011
	(In millions)
Net (increase) in accrued income	￦	(132,104)	￦	(36,897)
Net decrease (increase) in prepaid expense		110,131		(37,716)
Net (increase) in prepayment		—		(2)
Net (increase) in deferred income tax assets		(45,690)		(140,228)
Net decrease in derivatives assets		561,388		385,524
Net (increase) in other assets		(950)		(511)
Payment of severance benefits		(5,146)		(2,399)
Net (increase) in plan assets		(28,324)		—
Net (decrease) in allowances for other commitments		(265)		(2,091)
Net (decrease) in unpaid foreign exchange liabilities		(28,324)		(246,796)
Net increase (decrease) in accounts payable		526,055		(59,508)
Net (decrease) increase in accrued expenses		(498,604)		63,225
Net increase in deferred revenue		28,267		48,738
Net (decrease) in derivatives liabilities		(271,464)		(202,398)
Net (decrease) increase in other liabilities		(96,314)		19,716

		(195,108)		(6,345,711)

Net cash provided by (used in) operating activities		374,756		(5,322,688)

CASH FLOWS FROM INVESTING ACTIVITIES:

Disposal of tangible assets		1,079		81
Acquisition of tangible assets		(12,932)		(3,058)
Net increase in deposits		(7,225)		(1,279)
Acquisition of intangible assets		(4,710)		(4,201)

Net cash (used in) investing activities		(23,788)		(8,457)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net (decrease) increase in borrowings in foreign currencies		(2,423,213)		1,689,256
Net (decrease) in call money		(68,323)		(690,514)
Net (decrease) increase in debentures in local currency		(155,107)		887,672
Net increase in debentures in foreign currencies		1,756,741		4,453,699
Net increase in capital		—		100,000
Net (decrease) increase in guarantee deposits received		(1,009)		988
Payment of dividends		(33,617)		(12,340)

Net cash (used in) provided by financing activities		(924,528)		6,428,761

NET (DECREASE) INCREASE IN DUE FROM BANKS		(573,560)		1,097,616

DUE FROM BANKS, BEGINNING OF PERIOD		2,707,643		1,610,027

DUE FROM BANKS, END OF PERIOD (Note 24)	￦	2,134,083	￦	2,707,643

(Concluded)

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

1. GENERAL:

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to grant financial facilities for overseas trade (i.e., import and export), investments and resources development activities. As of December 31, 2012, the Bank operates 10 domestic branches, 4 overseas subsidiaries, and 15 overseas offices.

The Bank’s authorized capital is ￦8,000,000 million, and through numerous capital increases since the establishment, its paid-in capital is ￦7,138,055 million as of December 31, 2012. The Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”), and Korea Finance Corporation hold 67.52%, 16.32% and 16.16%, respectively, of the ownership of the Bank as of December 31, 2012.

The Bank, as a trustee of the Government, has managed the Economic Development Cooperation Fund since June 1987 and the Inter-Korean Cooperation Fund since March 1991. The funds are accounted separately and not included in the Bank’s non-consolidated financial statements. The Bank receives fees from the Government for the trustee services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Non-consolidated Financial Statement Presentation

The Bank maintains its accounting records in Korean won and prepares non-consolidated financial statements in Korean language in conformity with the Export-Import Bank of Korea Act and the related accounting principles. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these non-consolidated financial statements are intended solely for use by those who are informed about Korean accounting principles and practices.

The significant accounting policies followed by the Bank in preparing the accompanying non-consolidated financial statements are summarized below.

The accompanying non-consolidated financial statements were authorized for issue on February 28, 2013, by the Operation Committee of the Bank.

Revenue Recognition

The Bank recognizes interest income from deposits, loans and securities on an accrual basis. However, the Bank recognizes interest income on a cash basis when interest income relates to overdue principal without payment guarantees by any other financial institutions. Interest accrued but not recognized as revenue related to such overdue loans amounted to ￦11,951 million and ￦30,408 million as of December 31, 2012 and 2011, respectively.

Investments in Securities (Excluding Investments in Associates and Subsidiaries)

1) Classification

Upon acquisition, the Bank classifies debt and equity securities (excluding investments in subsidiaries, associates and joint ventures) into the following categories: held-to-maturity, available-for-sale or trading securities.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Investments in debt securities where the Bank has positive intent and ability to hold to maturity are classified as held-to-maturity securities. Securities that are acquired principally for the purpose of selling in the short term are classified as trading securities. Investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities.

2) Initial recognition

Investments in securities (excluding investments in subsidiaries, associates and joint ventures) are initially recognized at cost.

3) Subsequent measurement and income recognition

Trading securities are subsequently carried at their fair value. Gains and losses arising from changes in fair values of trading securities are included in the non-consolidated statements of income for the period they arise. Available-for-sale securities are subsequently carried at fair value. Gains and losses arising from changes in fair values of available-for-sale securities are recognized in the accumulated other comprehensive income, net of tax, directly in equity. Investments in available-for-sale securities that do not have readily determinable fair values are recognized at cost, less impairment, if any. Held-to-maturity investments are carried at amortized cost with interest income and expense being recognized in the non-consolidated statements of income using the effective interest rate method.

4) Fair value information

Fair values of marketable securities are determined using quoted market prices at the end of each reporting period. Non-marketable debt securities are valued by discounting cash flows using the prevailing market rates of a debt with a similar credit risk and remaining maturity. Credit risk is determined by using the Bank’s credit rating as announced by accredited credit rating agencies in the Republic of Korea. Fair values of investments in money market funds are determined by investment management companies.

5) Impairment

The Bank reviews investments in securities when events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. Impairment losses are recognized when the reasonably estimated recoverable amounts are less than the carrying amounts and it is not obviously evident that impairment is unnecessary.

An impairment loss is reversed when the value of impaired investments subsequently recovers and the recovery can be objectively related to an event occurring after the impairment loss was recognized. When no impairment loss was previously recognized, reversal of an impairment loss shall not exceed the carrying amount, net of amortization or depreciation.

Investments in Associates and Subsidiaries

An associate is an entity over which the Bank has significantly influence on the financial and operating policies of the entity. It is presumed to have significant influence if the Bank holds directly or indirectly 15% or more of the voting power or has significant influence in the way of representation on the board of directors or equivalent governing body of the investee, unless it can be clearly demonstrated that this is not the case. A subsidiary is an entity controlled by the Bank.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Investments in associates and subsidiaries are accounted for using the equity method and are initially recognized at cost.

The Bank’s share of its post-acquisition profits or losses in investments in associates and subsidiaries is recognized in the non-consolidated statements of income and its share of post-acquisition movements in equity is recognized in equity. The cumulative post-acquisition movements are adjusted against the carrying amount of each investment. Changes in the carrying amount of an investment resulting from dividends by an associate or subsidiary are recognized when the associate or subsidiary declares the dividend. When the Bank’s share of losses in an associate or subsidiary equals or exceeds its interest in the associate or subsidiary, including preferred stock or other long-term loans and receivables issued by the associate or subsidiary, the Bank does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate or subsidiary.

If the investee is a subsidiary, net income and net assets of the parent company’s non-consolidated financial statements should agree with the parent company’s share in the net income and net assets of the consolidated financial statements, except when the parent company discontinues the application of the equity method due to its investment in a subsidiary being reduced to zero.

Unrealized gains and losses on transactions between the Bank and its associates or subsidiaries are eliminated to the extent of the Bank’s interest in each associate or subsidiary.

Allowance for Loan Losses

Based on the future loan repayment capacity of a borrower and its’ past repayment history, the Bank classifies loans into five categories: “normal,” “precautionary,” “substandard,” “doubtful” and “estimated loss,” in accordance with the banking regulation in the Republic of Korea. Except for call loans and interbank loans under “normal” category, the Bank provides allowance for loan losses pereach loan categories, which is the greater of the amounts based on the expected loss method or the amount at the prescribed minimum levels of allowances in accordance with the Financial Supervisory Service Guideline of Korea (“FSS Guideline”).

(a) Expected Loss Method

The allowance for normal loans is calculated by multiplying each outstanding loan balance by probability of default and loss given default. The Bank provides additional allowance for considering risks associated with a certain industry and country concentration. The allowances for loans classified other than “normal” are estimated based on the expected future cash flows.

(b) FSS Guideline

The prescribed minimum levels of allowances in accordance with the Regulations for the Supervision of Banks are as follows:

Normal (*)	0.85%
Precautionary	7%
Substandard	20%
Doubtful	50%
Estimated loss	100%

(*)	0.9% for market sensitive sectors, including construction, real estate and rental services, retail and wholesale, lodging and restaurant

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Troubled Debt Restructuring

Loans with modified contract terms by a troubled debt restructuring program are accounted for at the present value of the rescheduled future cash flows expected, of which the discount rate is same as the effective rate of the original loan. The excess of the carrying amount over the present value of expected cash flows is recorded as allowance for possible loan losses in the current period. The present-value discounts are recorded as allowance for possible loan losses and reflected as a deduction from the nominal value of the loans. If the previously recognized allowance for possible loan loss is greater than the present-value discount, the difference is recorded as reversal of allowance for possible loan losses.

Deferred Loan Origination Fees

Certain fees associated with lending activities, which meet specified criteria, are deferred and amortized over the life of the loan as an adjustment to the carrying amount of the loan using the effective yield method and recognized as interest income.

Tangible Assets

Tangible assets are stated at cost (acquisition cost or manufacturing cost, plus expenditures directly related to preparing the asset ready for use for a place). Assets acquired through investment in-kind or donations are recorded at their fair value upon acquisition. For assets acquired in exchange for a non-monetary asset, the fair value of the asset given up is used to measure the cost of the asset received, unless the fair value of the asset received is more clearly evident.

Significant additions or improvements extending the useful life of assets are capitalized. Normal maintenance and repairs are charged to expense as incurred.

Tangible assets are depreciated over the estimated useful lives of the assets using the following methods:

	Useful lives (years)	Depreciation method
Buildings	10–60	Straight line (*)
Vehicles	4	Declining balance
Equipment	4–20	Declining balance

(*)	Buildings acquired and related improvements made prior to January 1, 1995, are depreciated using the declining-balance method.

The Bank reviews tangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted future net cash flows from the use of the asset and its eventual disposal are less than its carrying amount.

Intangible Assets

Intangible assets are stated at the production or purchase cost, plus incidental expenses and capital expenditures. Amortization is computed using the straight-line method over five years and directly reduced from intangible assets.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Intangible assets are subject to an impairment review if there are events or changes in circumstances that indicate that the carrying amount may not be recoverable. An impairment loss is recognized by reducing the carrying amount to the recoverable amount.

Discount of Premium on Debentures

Discount or premium on debentures issued, which represents the difference between the face value and issuance price of debentures, is amortized oraccreted using the effective interest rate method over the life of the debentures. The amount amortized or accreted is included in interest expense or income.

Retirement and Severance Benefits

Employees who have been with the Bank for more than one year are entitled to lump-sum payments based on salary rates and length of service at the time they leave the Bank. The Bank’s estimated liability under the plan, which would be payable if all employees left at the end of the reporting period, is accrued for in the non-consolidated statements of financial position.

The Bank has funded its retirement pension plan assets since 2012 and the fair value of plan assets are presented as deducted from the accrued severance benefits. If the plan assets exceed the accrued severance benefits, the excess amount shall be recognized as an investment.

Allowance for Possible Losses on Acceptances and Guarantees

The Bank provides allowance for possible losses on outstanding acceptances and guarantees, the amount after considering the credit conversion factors (“CCF”s), using the same allowance methodology used for estimating allowance for possible loan losses. However, the Bank does not provide additional allowance for risks associated with a certain industry and country concentration for unconfirmed acceptances and guarantees.

Allowance for Possible Losses on Unused Loan Commitments

The Bank provides allowance for possible loss on unused loan commitments, the amount after considering the CCFs, using the same allowance methodology used for estimating allowance for possible loan loss. However, the Bank does not provide the additional allowance for risks associated with a certain industry and country concentration for unused loan commitments.

Provisions

Provisions are recognized when all of the following are met: (1) the Bank has a present obligation as a result of a past event, (2) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and (3) a reliable estimate can be made of the amount of the obligation. Where the effect of the time value of money is material, a provision is recorded at the present value of the expenditures expected to be required to settle the obligation.

Where the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recognized as a separate asset when, and only when, it is virtually certain that reimbursement will be received if the Bank settles the obligation. The expense generated by the provision is presented net of the amount of expected reimbursement.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Derivatives and Hedge Accounting

The Bank holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. Attributable transaction costs are recognized in profit or loss when incurred.

1) Hedge accounting

When a derivative, which meets certain criteria, is used for hedging the exposure to changes in the fair value of a recognized asset, liability or firm commitment, it is designated as a fair value hedge. When a derivative, which meets certain criteria, is used for hedging the exposure to the variability of the future cash flows of a forecasted transaction, it is designated as a cash flow hedge.

The Bank documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Bank also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in fair values or cash flows of hedged items.

2) Fair value hedge

Changes in fair value of derivatives that are designated and qualified as fair value hedges are recorded in the non-consolidated statements of income, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk.

3) Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualified as cash flow hedges is recognized in other comprehensive income. Gain or loss relating to the ineffective portion is recognized immediately in profit or loss.

Amounts previously recognized in other comprehensive income and accumulated in equity are reclassified to profit or loss in the periods when the hedged item is recognized in profit or loss.

Hedge accounting is discontinued when the Bank revokes the hedging relationship, when the hedging instrument expires or is sold, terminated, or exercised, or it no longer qualifies for hedge accounting. Any gain or loss accumulated in equity at that time remains in equity until the forecast transaction is ultimately recognized in net income. When a forecast transaction is no longer expected to occur, the gain or loss accumulated in equity is recognized immediately in profit or loss.

Income Taxes

Income tax expenses for the year comprise current and deferred income taxes. Income tax is recognized in the non-consolidated statements of income, except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year using tax rates enacted.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Deferred tax is provided using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The amounts of deferred tax provided are based on the expected manner of realization or settlement of the carrying amounts of assets and liabilities using tax rates enacted or substantively enacted at the end of the reporting period.

A deferred tax asset is recognized only to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred income tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Changes in deferred taxes due to a change in the tax rate, except for those related to items initially recognized outside profit or loss (either in other comprehensive income or directly in equity), are recognized as profit or loss in the current year.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at the foreign exchange rate at the end of the reporting period, with the resulting gains or losses recognized in the non-consolidated statements of income. Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at ￦1,071.1 and ￦1,153.3 to USD 1 based on the basic exchange rate and the cross-exchange rate announced by Seoul Monetary Brokerage Services Ltd. on December 31, 2012 and 2011, respectively. Financial statements of foreign-based operations, branches and companies accounted for using the equity method are translated at the rate of exchange at the end of the reporting period.

Use of Estimates

The preparation of non-consolidated financial statements in accordance with the Export-Import Bank of Korea Act and the related accounting principles requires management to make estimates and assumptions that affect the amounts reported in the non-consolidated financial statements and related notes to non-consolidated financial statements. Actual results could differ from those estimates.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

3. DUE FROM BANKS:

(1) Due from banks as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	Financial institution	Interest (%)	2012		2011
Due from banks in local currency	Reserve deposit (*1)	—	￦	4	￦	18
	Demand deposits	—		639		973
	Time deposits	3.00–4.00		555,000		592,000
	Others	2.70–2.85		228,100		387,550

				783,743		980,541

Due from banks in foreign currencies	Demand deposits	—		59,670		84,079
	Others (*2)	Federal funds rate - 0.18 and others		1,290,670		1,643,023

				1,350,340		1,727,102

			￦	2,134,083	￦	2,707,643

(*1)	It is restricted use by Bank of Korea (the “BOK”) Act.
(*2)	As of December 31, 2012 and 2011, the Bank has the restricted deposits amounting to ￦310,640 million and ￦109,379 million, respectively, which are provided to the Bank of America and others as credit support annex for derivative transactions.

(2) Due from banks by financial institution as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012						2011
	Due from banks in local currency		Due from banks in foreign currencies		Total		Due from banks in local currency		Due from banks in foreign currencies		Total
The BOK	￦	4	￦	—	￦	4	￦	18	￦	—	￦	18
Banks		567,239		1,338,650		1,905,889		607,523		1,725,937		2,333,460
Others		216,500		11,690		228,190		373,000		1,165		374,165

	￦	783,743	￦	1,350,340		2,134,083	￦	980,541	￦	1,727,102	￦	2,707,643

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(3) The maturities of due from banks as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 12 months		Total
Due from banks in local currency	￦	492,143	￦	155,000	￦	136,600	￦	787,743
Due from banks in foreign currencies		888,050		32,133		430,157		1,350,340

	￦	1,380,193	￦	187,133	￦	566,757	￦	2,134,083

2011

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 12 months		Total
Due from banks in local currency	￦	198,000	￦	142,550	￦	639,991	￦	980,541
Due from banks in foreign currencies		1,218,690		—		508,412		1,727,102

	￦	1,416,690	￦	142,550	￦	1,148,403	￦	2,707,643

4. SECURITIES:

(1) Securities as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Available-for-sale securities	￦	3,864,932	￦	3,700,301
Securities using the equity method		628,381		248,630

	￦	4,493,313	￦	3,948,931

(2) Available-for-sale securities as of December 31, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011
Equity securities:
Marketable equity securities	￦	270,964	￦	571,514
Non-marketable equity securities		3,540,638		3,097,968
Beneficiary certificates		2,013		3,003
Equity investment		22,315		22,939

		3,835,930		3,695,424

Debt securities:
Other securities in foreign currencies		29,002		4,877

	￦	3,864,932	￦	3,700,301

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

1) Debt securities as of December 31, 2012 and 2011, are as follows (Korean won in millions):

2012

	Face value		Acquisition costs		Amortized costs (*1)		Fair value (*2)		Book value
Other securities in foreign currencies	￦	28,476	￦	29,047	￦	29,013	￦	29,002	￦	29,002

(*1)	The difference between face value and acquisition cost is amortized using the effective interest rate method.
(*2)	Fair value of debt securities in foreign currency was calculated by using standard price for the latest transaction date presented by Euroclear, a securities and depository clearing house, and Bloomberg.

2011

	Face value		Acquisition costs		Amortized costs (*1)		Fair value (*2)		Book value
Other securities in foreign currencies	￦	17,435	￦	17,996	￦	17,618	￦	4,877	￦	4,877

(*1)	The difference between face value and acquisition cost is amortized using the effective interest rate method.
(*2)	Fair value of debt securities in foreign currency was calculated by using standard price for the latest transaction date presented by Euroclear, a securities and depository clearing house.

2) The maturities of debt securities as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Due in 1 year or less		Due after 1 year to 5 years		Due after 5 years to 10 years		Due after 10 years		Total
Other securities in foreign currencies	￦	28,887	￦	—	￦	115	￦	—	￦	29,002

2011

	Due in 1 year or less		Due after 1 year to 5 years		Due after 5 years to 10 years		Due after 10 years		Total
Other securities in foreign currencies	￦	—	￦	123	￦	3,944	￦	810	￦	4,877

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

3) Marketable equity securities as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Number of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
Industrial Bank of Korea	8,501,153	1.56	￦	106,264	￦	100,739
SK Networks Co., Ltd.	9,886,160	3.98		99,850		83,538
Kumho Tires Co., Inc. (*)	7,197,800	5.70		63,046		79,521
SAMT Co., Inc. (*)	3,459,279	4.32		3,781		6,061
Hanchang Paper Co., Ltd. (*)	1,293,600	2.50		653		673
JY Solutec Co., Ltd. (*)	546,667	1.72		358		432

			￦	273,952	￦	270,964

(*)	Shares of Kumho Tires Co., Inc.; SAMT Co., Inc.; Hanchang Paper Co., Ltd.; and JY Solutec Co., Ltd. are restricted for sale as of December 31, 2012. The Bank recorded the fair value of these securities restricted for sale by using the fair value information from the external pricing agency, Korea Asset Pricing (“KAP”).

2011

	Number of shares	Ownership (%)	Book value before fair value adjustment		Fair value (book value)
Korea Exchange Bank (“KEB”)	40,314,387	6.25	￦	475,710	￦	296,311
Industrial Bank of Korea	8,501,153	1.56		159,396		106,264
SK Networks Co., Ltd.	9,886,160	3.98		131,980		99,850
Kumho Tires Co., Inc. (*)	7,197,800	6.77		40,891		63,046
SAMT Co., Inc. (*)	3,459,279	4.32		3,865		3,781
UNISON	156,363	0.37		946		1,251
Hanchang Paper Co., Ltd. (*)	1,293,600	2.50		653		653
JY Solutec Co., Ltd. (*)	546,667	1.72		290		358

			￦	813,731	￦	571,514

(*)	Shares of Kumho Tires Co., Inc.; SAMT Co., Inc.; Hanchang Paper Co., Ltd.; and JY Solutec Co., Ltd. are restricted for sale as of December 31, 2011. The Bank recorded the fair value of these securities restricted for sale by using the fair value information from the external pricing agency, KAP.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

4) Non-marketable equity securities as of December 31, 2012 and 2011, are as follows (Korean won in millions):

2012

	Number of shares	Ownership (%)	Book value before fair value adjustment		Book value (*1)
Korea Expressway Corp.	328,714,464	12.30	￦	2,659,864	￦	3,123,445
Kyobo Life Insurance Co., Ltd.	1,199,001	5.85		317,136		304,383
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		69,863		66,230
Pantech Co., Ltd.	58,713,052	3.33		25,540		25,775
Daehan Shipbuilding Corp.	2,863,400	10.32		21,278		16,843
Korea Ship Finance Co., Ltd.	254,000	14.99		1,646		1,769
Ajinpaper Co., Ltd.	49,575	1.75		858		731
Cosmotech Co., Ltd.	1,978,000	4.30		595		—
Korea Money Brokerage Corp.	11,134	0.56		433		412
SB Telcom	420,984	3.29		210		—
Daewoo Electronics Corp.	1,122	0.21		167		166
Korea Data Systems Co., Ltd. (redeemable preferred stock)	320	0.01		—		—
Others	302,024	—		810		884

			￦	3,098,400	￦	3,540,638

(*1)	As of December 31, 2012, the Bank recorded the fair value of the shares of Korea Expressway Corp.; Kyobo Life Insurance Co., Ltd.; Industrial Bank of Korea (preferred stock); Pantech Co., Ltd.; Daehan Shipbuilding Corp.; Korea Ship Finance Co., Ltd.; Ajinpaper Co., Ltd.; Cosmotech Co., Ltd.; SB Telcom; Daewoo Electronics Corp.; and Korea Data Systems Co., Ltd. (redeemable preferred stock) by using the fair value information from KAP. The remaining securities were recorded at the acquisition costs since the fair value was not readily determinable. The shares of Daewoo Electronics Corp.; Pantech Co., Ltd.; SB Telcom; and Korea Data Systems Co., Ltd. (redeemable preferred stock) are restricted for sale as of December 31, 2012.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2011

	Number of shares	Ownership (%)	Book value before fair value adjustment		Book value (*)
Korea Expressway Corp.	280,961,704	11.82	￦	2,695,829	￦	2,659,864
Kyobo Life Insurance Co., Ltd.	1,199,001	5.85		307,704		317,136
Industrial Bank of Korea (preferred stock)	6,210,000	6.34		104,794		69,863
Pantech Co., Ltd.	58,713,052	3.33		23,837		25,540
Daehan Shipbuilding Corp.	2,863,400	10.32		24,116		21,278
Korea Ship Finance Co., Ltd.	254,000	14.99		1,528		1,646
Cosmotech Co., Ltd.	1,978,000	4.29		595		595
SB Telcom	420,984	3.29		210		210
Daewoo Electronics Corp.	1,122	0.21		194		167
Korea Data Systems Co., Ltd. (redeemable preferred stock)	320	0.01		1		—
Others	1,408,347	—		2,377		1,699

			￦	3,161,185	￦	3,097,968

(*)	As of December 31, 2011, the Bank recorded the fair value of the shares of Korea Expressway Corp.; Kyobo Life Insurance Co., Ltd.; Industrial Bank of Korea (preferred stock); Pantech Co., Ltd.; Korea Ship Finance Co., Ltd.; Daewoo Electronics Corp.; and Korea Data Systems Co., Ltd. (redeemable preferred stock) by using the fair value information from KAP. The remaining securities were recorded at the acquisition costs since the fair value was not readily determinable. The shares of Pantech Co., Ltd.; SB Telcom; Daewoo Electronics Corp and Korea Data Systems Co., Ltd. (redeemable preferred stock) are restricted for sale as of December 31, 2011.

5) Beneficiary certificates as of December 31, 2012 and 2011, are as follows (Korean won in millions):

2012

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Carbon Fund	14.97	￦	3,003	￦	2,013

2011

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Carbon Fund	14.97	￦	5,606	￦	3,003

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

6) Equity investments as of December 31, 2012 and 2011, are as follows (Korean won in millions):

2012

	Ownership (%)	Book value before fair value adjustment		Book value
KEXIM Resource Development Fund 1	9.19	￦	21,433	￦	21,433
KEXIM Resource Development Fund 2	7.20		882		882

		￦	22,315	￦	22,315

2011

	Ownership (%)	Book value before fair value adjustment		Book value
Korea Asset Management Corp.	0.14	￦	1,220	￦	1,220
Korea Money Brokerage Corp.	0.56		323		433
KEXIM Resource Development Fund 1	9.16		20,929		20,929
KEXIM Resource Development Fund 2	7.46		357		357

		￦	22,829	￦	22,939

(3) Details of securities using equity method as of December 31, 2012 and 2011, are as follows (Korean won in millions):

	Ownership (%)	Acquisition costs		Book value
				2012		2011
KEXIM Bank UK Limited	100.00	￦	42,923	￦	50,827	￦	48,460
KEXIM Vietnam Leasing Co.	100.00		7,315		9,830		10,276
PT. KOEXIM Mandiri Finance	85.00		15,927		20,175		25,269
KEXIM Asia Limited	100.00		39,101		49,542		49,139
Credit Guarantee and Investment Facility (“CGIF”) (*)	14.29		107,110		109,137		115,486

Korea Asset Management Corp.	25.86		381,392		388,870		—

		￦	593,768	￦	628,381	￦	248,630

(*)	As of December 31, 2012, CGIF is classified into securities using equity method because the Bank has significant influence in the way of representation on the board of directors or equivalent governing body of the investee.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

1) As of December 31, 2012 and 2011, gains and losses on the change in value of securities using equity method are as follows (Korean won in millions):

2012

Company(*1)	Beginning balance		Acquisition		Dividend		Gain (Loss)		Accumulated other comprehensive income (loss)		Others		Ending balance
KEXIM Bank UK Limited	￦	48,460	￦	—	￦	(-)424	￦	4,165	￦	(-)128	￦	(-)1,246	￦	50,827
KEXIM Vietnam Leasing Co.		10,276		—		—		287		—		(-)733		9,830
PT. KOEXIM Mandiri Finance		25,269		—		(-)446		(-)1,509		—		(-)3,139		20,175
KEXIM Asia Limited		49,139		—		(-)954		3,235		1,508		(-)3,386		49,542
CGIF		115,486		—		—		1,396		496		(-)8,241		109,137
Korea Asset Management Corp (*2)		—		381,392		—		7,354		124		—		388,870

	￦	248,630	￦	381,392	￦	(-)1,824	￦	14,928	￦	2,000	￦	(-)16,745	￦	628,381

(*1)	Due to the time lag in obtaining audited or reviewed financial statements of the investees for the preparation of the Bank’s non-consolidated financial statements, the financial statements prepared by the investees’ management have been used for equity method accounting. The Bank performed additional procedures to review the reliability of those financial statements prepared by the investees’ management.
(*2)	The Bank acquired Korea Asset Management Corp (the “KAMCO”) securities by increasing in capital stock by the Government.

2011

Company(*)	Beginning balance	Dividend	Gain	Accumulated other comprehensive income	Others	Ending Balance
KEXIM Bank UK Limited	￦46,705	￦(-)151	￦1,387	￦—	￦519	￦48,460
KEXIM Vietnam Leasing Co.	8,783	—	1,382	—	111	10,276
PT. KOEXIM Mandiri Finance	22,332	(-)185	3,034	—	88	25,269
KEXIM Asia Limited	43,731	(-)291	4,582	595	522	49,139
CGIF	113,890	—	156	—	1,440	115,486

	￦235,441	￦(-)627	￦10,541	￦595	￦2,680	￦248,630

(*)	Due to the time lag in obtaining audited or reviewed financial statements of the investees for the preparation of the Bank’s non-consolidated financial statements, the financial statements prepared by the investees’ management have been used for equity method accounting. The Bank performed additional procedures to review the reliability of those financial statements prepared by the investees’ management.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2) The summary of financial position and operating results of the entities in securities using equity method as of December 31, 2012 and 2011, is as follows (Korean won in millions):

2012

	Assets		Liabilities		Stockholders’ equity		Net income
KEXIM Bank UK Limited	￦	445,054	￦	397,225	￦	47,829	￦	3,415
KEXIM Vietnam Leasing Co.		111,566		102,587		8,979		758
PT. KOEXIM Mandiri Finance		178,531		157,034		21,497		893
KEXIM Asia Limited		350,797		302,283		48,514		3,774
CGIF		764,312		586		763,726		3,504
KAMCO.		3,100,410		1,632,089		1,468,321		32,374

	￦	4,950,670	￦	2,591,804	￦	2,358,866	￦	44,718

2011

	Assets		Liabilities		Stockholders’ equity		Net income
KEXIM Bank UK Limited	￦	454,747	￦	408,760	￦	45,987	￦	1,775
KEXIM Vietnam Leasing Co.		106,020		96,622		9,398		1,522
PT. KOEXIM Mandiri Finance		191,597		167,496		24,101		2,706
KEXIM Asia Limited		368,062		320,770		47,292		4,606
CGIF		1,436,298		707,679		728,619		785

	￦	2,556,724	￦	1,701,327	￦	855,397	￦	11,394

3) Gains and losses on the changes in value of available-for-sale securities and securities using equity method recorded in accumulated other comprehensive income for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Beginning balance		Unrealized gain (loss)		Disposition		Ending balance
Available-for-sale securities	￦	(-)51,159	￦	(-)65,823	￦	129,176	￦	12,194
Securities using equity method		852		1,492		—		2,344

	￦	(-)50,307	￦	(-)64,331	￦	129,176	￦	14,538

2011

	Beginning balance		Unrealized gain (loss)		Disposition		Ending balance
Available-for-sale securities	￦	197,353	￦	(-)250,653	￦	2,141	￦	(-)51,159
Securities using equity method		387		465		—		852

	￦	197,740	￦	(-)250,188	￦	2,141	￦	(-)50,307

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

5. LOANS:

(1) Loans outstanding as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Loans in local currency:
Loans for export	￦	8,176,770	￦	7,687,598
Loans for overseas investment		1,473,636		1,271,457
Loans for import		1,418,227		1,293,707
Others		1,176,982		275,277

		12,245,615		10,528,039

Loans in foreign currencies:
Loans for export		13,724,668		15,374,527
Loans for overseas investment		14,717,700		14,270,392
Trading note rediscount loans		776,548		1,990,901
Loans for import		849,252		940,826
Overseas funding loans		730,194		777,729
Domestic usance bills		206,966		256,340
Interbank loans		965,459		113,315
Others		21,421		23,066

		31,992,208		33,747,096
Changes in fair values of loans in foreign currencies (*)		240,423		303,575
Deferred loan origination fees		(-)208,126		(-)173,290

		32,024,505		33,877,381

Call loans in local currency		—		90,000
Call loans in foreign currencies		1,904,452		1,449,861
Notes bought		—		34,406
Bills bought		1,570,874		2,038,759
Advances for customers		84,987		70,381

Total loans before allowances for possible loan losses		47,830,433		48,088,827
Allowances for possible loan losses		(-)1,971,228		(-)1,970,925

Loans, net of allowances for possible loan losses	￦	45,859,205	￦	46,117,902

(*)	Interest rate swap was contracted to hedge the changes in the fair value of loans in foreign currencies resulting from the volatility in interest rates. Gain or loss on valuation of loans in foreign currencies was recognized as changes in fair values of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(2) Loans classified by customer as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Large corporations	￦	10,839,607	￦	14,192,083	￦	240,842	￦	25,272,532	52.87
Small and medium companies		1,239,108		1,683,279		9,062		2,931,449	6.13
Public sector and others		166,900		16,116,846		3,310,409		19,594,155	41.00

	￦	12,245,615	￦	31,992,208	￦	3,560,313	￦	47,798,136	100.00

2011

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Large corporations	￦	8,337,060	￦	14,254,993	￦	290,108	￦	22,882,161	47.71
Small and medium companies		1,983,583		2,797,277		83,179		4,864,039	10.14
Public sector and others		207,396		16,694,826		3,310,120		20,212,342	42.15

	￦	10,528,039	￦	33,747,096	￦	3,683,407	￦	47,958,542	100.00

(*1)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.
(*2)	Others are composed of bills bought, advances for customers and call loans.

(3) Loans to other financial institutions as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Banks		Others		Total
Loans in local currency	￦	150,000	￦	—	￦	150,000
Loans in foreign currencies		2,149,874		1,465,153		3,615,027
Other (*)		1,059,933		1,965,881		3,025,814

	￦	3,359,807	￦	3,431,034	￦	6,790,841

2011

	Banks		Others		Total
Loans in local currency	￦	330,000	￦	—	￦	330,000
Loans in foreign currencies		1,679,510		2,168,895		3,848,405
Other (*)		—		2,584,329		2,584,329

	￦	2,009,510	￦	4,753,224	￦	6,762,734

(*)	Others are composed of bills bought.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(4) Loans classified by industry as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Manufacturing	￦	9,889,137	￦	13,290,234	￦	336,325	￦	23,515,696	49.20
Transportation		133,450		6,302,180		—		6,435,630	13.46
Finance and insurance		150,000		3,615,026		3,025,814		6,790,840	14.21
Wholesale and retail		714,449		1,729,262		95,599		2,539,310	5.31
Real estate		—		16,602		—		16,602	0.03
Construction		1,218,342		814,539		44,885		2,077,766	4.35
Public sector and others		140,237		6,224,365		57,690		6,422,292	13.44

	￦	12,245,615	￦	31,992,208	￦	3,560,313	￦	47,798,136	100.00

(*1)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.
(*2)	Others are composed of bills bought in foreign currencies, advances for customers and call loans in foreign currencies.

2011

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Manufacturing	￦	8,079,117	￦	13,016,262	￦	690,587	￦	21,785,966	45.43
Transportation		132,790		7,691,419		—		7,824,209	16.31
Finance and insurance		330,000		3,848,405		2,584,329		6,762,734	14.10
Wholesale and retail		1,107,705		1,747,770		203,087		3,058,562	6.38
Real estate		—		17,876		—		17,876	0.04
Construction		726,070		1,177,641		—		1,903,711	3.97
Public sector and others		152,357		6,247,723		205,404		6,605,484	13.77

	￦	10,528,039	￦	33,747,096	￦	3,683,407	￦	47,958,542	100.00

(*1)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.
(*2)	Others are composed of notes bought, bills bought in foreign currencies, advances for customers and call loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(5) Loans classified by risk-possessive country as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

(*1)	Loans in local currency		Loans in foreign currencies (*2)		Others (*3)		Total		Ratio (%)
Asia:
Korea	￦	12,245,615	￦	16,896,326	￦	434,203	￦	29,576,144	61.88
Saudi Arabia		—		1,878,560		945		1,879,505	3.93
Iran		—		154,593		286,620		441,213	0.92
India		—		834,637		39,826		874,463	1.83
Qatar		—		904,746		—		904,746	1.89
Indonesia		—		924,550		9,628		934,178	1.95
Oman		—		648,016		—		648,016	1.36
United Arab Emirates		—		246,163		144,017		390,180	0.82
Others		—		2,378,637		1,142,209		3,520,846	7.37

		12,245,615		24,866,228		2,057,448		39,169,291	81.95

Europe:
England		—		1,261,157		678,812		1,939,969	4.06
Russia		—		535,441		192,151		727,592	1.52
Greece		—		739,602		—		739,602	1.55
Sweden		—		180,748		—		180,748	0.38
France		—		358,196		1,118		359,314	0.75
Netherlands		—		158,970		674		159,644	0.33
Others		—		675,876		479,237		1,155,113	2.23

		—		3,909,990		1,351,992		5,261,982	11.00

America:
Brazil		—		772,877		—		772,877	1.62
United States		—		605,048		143,815		748,863	1.57
Canada		—		497,963		—		497,963	1.04
Mexico		—		423,884		—		423,884	0.89
Others		—		426,725		337		427,062	0.89

		—		2,726,497		144,152		2,870,649	6.01

Africa:
Madagascar		—		487,351		—		487,351	1.02
Others		—		2,142		6,721		8,863	0.02

		—		489,493		6,721		496,214	1.04

	￦	12,245,615	￦	31,992,208	￦	3,560,313	￦	47,798,136	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2011

(*1)	Loans in local currency		Loans in foreign currencies (*2)		Others (*3)		Total		Ratio (%)
Asia:
Korea	￦	10,528,039	￦	18,580,339	￦	1,833,550	￦	30,941,928	64.52
Saudi Arabia		—		1,885,855		20,417		1,906,272	3.97
Iran		—		925,023		542,365		1,467,388	3.06
India		—		942,057		25,316		967,373	2.02
Qatar		—		780,558		385		780,943	1.63
Indonesia		—		650,432		6,064		656,496	1.37
Singapore		—		234,261		41,353		275,614	0.57
Yemen		—		237,266		—		237,266	0.49
Others		—		1,932,046		539,295		2,471,341	5.15

		10,528,039		26,167,837		3,008,745		39,704,621	82.78

Europe:
England		—		1,301,998		4,371		1,306,369	2.72
Russia		—		651,824		230,712		882,536	1.84
Greece		—		799,693		—		799,693	1.67
Sweden		—		536,909		—		536,909	1.12
France		—		439,995		6,867		446,862	0.93
Belgium		—		331,132		2,654		333,786	0.70
Netherlands		—		195,943		69,026		264,969	0.55
Others		—		110,342		130,072		240,414	0.50

		—		4,367,836		443,702		4,811,538	10.03

America:
United States		—		548,428		164,577		713,005	1.49
Brazil		—		655,817		1,009		656,826	1.37
Canada		—		551,833		—		551,833	1.15
Peru		—		176,702		—		176,702	0.37
Others		—		740,905		2,413		743,318	1.55

		—		2,673,685		167,999		2,841,684	5.93

Africa:
Nigeria		—		12,986		265		13,251	0.03
Others		—		524,752		62,696		587,448	1.23

		—		537,738		62,961		600,699	1.26

	￦	10,528,039	￦	33,747,096	￦	3,683,407	￦	47,958,542	100.00

(*1)	Risk-possessive country means the country where an entity burdened with substantial risk belongs to.
(*2)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.
(*3)	Others are composed of bills bought, advances for customers and call loan.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(6) Changes in present-value discounts relating to the troubled debt restructuring for the years ended December 31, 2012 and 2011, are as follows (Korean won in millions):

2012

	Discount rate (%)	Term (years)	Beginning balance		Addition		Amortization	Changes in exchange rate	Ending balance
Troubled debt restructuring	2.87–13.85	1–13	￦	29,327	￦	2,142	￦(-)6,697	￦(-)1,687	￦	23,085

2011

	Discount rate (%)	Term (years)	Beginning balance		Addition		Amortization	Changes in exchange rate		Ending balance
Troubled debt restructuring	2.87–13.85	1–14	￦	34,422	￦	219	￦(-)5,654	￦	340	￦	29,327

As of February 20, 2004, the Bank restructured the remaining balance of USD 299 million overdue loans to Russia (USD 422 million—the principal and interest amounting to USD 262 million and USD 160 million, respectively, at the time of restructuring) after the reduction of unpaid interest of USD 123 million in accordance with the bilateral agreement between the Government and Russian government. As of December 31, 2012 and 2011, the balance of restructured loans to Russia was ￦147,255 million and ￦170,755 million, respectively, and the balance of present-value discounts was ￦20,156 million and ￦24,835 million, respectively.

(7) The maturities of loans as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Due in 3 months or less	￦	1,794,085	￦	3,538,498	￦	3,068,958	￦	8,401,541	17.57
Due after 3 months to 6 months		2,627,836		3,057,079		89,724		5,774,639	12.08
Due after 6 months to 1 year		4,063,933		2,745,602		677		6,810,212	14.25
Due after 1 year to 2 years		1,553,026		2,714,924		315,967		4,583,917	9.59
Due after 2 years to 3 years		820,311		873,471		—		1,693,782	3.54
Due after 3 years to 4 years		181,786		1,341,003		—		1,522,789	3.19
Due after 4 years to 5 years		1,051,680		2,392,320		—		3,444,000	7.21
Due after 5 years		152,958		15,329,311		84,987		15,567,256	32.57

	￦	12,245,615	￦	31,992,208	￦	3,560,313	￦	47,798,136	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2011

	Loans in local currency		Loans in foreign currencies (*1)		Others (*2)		Total		Ratio (%)
Due in 3 months or less	￦	1,513,037	￦	3,752,854	￦	2,718,926	￦	7,984,817	16.65
Due after 3 months to 6 months		3,752,968		3,826,765		342,342		7,922,075	16.52
Due after 6 months to 1 year		2,359,783		3,036,335		517,352		5,913,470	12.33
Due after 1 year to 2 years		975,549		2,115,546		—		3,091,095	6.44
Due after 2 years to 3 years		244,559		2,573,155		—		2,817,714	5.87
Due after 3 years to 4 years		639,380		520,397		—		1,159,777	2.42
Due after 4 years to 5 years		74,392		1,103,659		—		1,178,051	2.46
Due after 5 years		968,371		16,818,385		104,787		17,891,543	37.31

	￦	10,528,039	￦	33,747,096	￦	3,683,407	￦	47,958,542	100.00

(*1)	The amounts of loans in foreign currencies in the above table exclude deferred loan origination fees and changes in fair values of loans in foreign currencies.
(*2)	Others are composed of bills bought, advances for customers and call loan.

6. ALLOWANCES FOR POSSIBLE LOAN LOSSES:

(1) As of December 31, 2012 and 2011, loan balances and allowances for possible loan losses by credit risk classification are as follows (Korean won in millions):

2012

		Balance (*)		Allowance		Provision ratio (%)
Loans in local currency	Normal	￦	9,773,365	￦	139,238	1.42
	Precautionary		2,255,127		862,004	38.22
	Substandard		102,151		44,487	43.55
	Doubtful		59,085		55,989	94.76
	Estimated loss		55,887		55,887	100.00

			12,245,615		1,157,605	9.45

Loans in foreign currencies	Normal		30,378,524		532,407	1.75
	Precautionary		481,337		46,321	9.62
	Substandard		74,233		32,328	43.55
	Doubtful		67,933		64,378	94.77
	Estimated loss		24,723		24,723	100.00

			31,026,750		700,157	2.26

Other	Normal		1,306,076		14,468	1.11
	Precautionary		297,139		51,019	17.17
	Substandard		8,980		3,911	43.55
	Doubtful		5,477		5,194	94.83
	Estimated loss		38,875		38,874	100.00

			1,656,547		113,466	6.85

		￦	44,928,912	￦	1,971,228	4.39

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(*)	The loan balances in the above table do not include the present-value discounts. Interbank loans of ￦965,458 million and call loans of ￦1,904,452 million, which were classified as normal, are excluded from the loan balances in the above table, while suspense payments of ￦687 million are included. Deferred loan origination fees of ￦(-)208,126 million and changes in fair values of loans in foreign currencies of ￦240,423 million are not included.

2011

		Balance (*)		Allowance		Provision ratio (%)
Loans in local currency	Normal	￦	8,560,491	￦	132,711	1.55
	Precautionary		1,775,052		535,146	30.15
	Substandard		109,091		47,509	43.55
	Doubtful		36,682		34,766	94.78
	Estimated loss		46,723		46,723	100.00

			10,528,039		796,855	7.57

Loans in foreign currencies	Normal		33,348,449		821,990	2.46
	Precautionary		52,777		9,329	17.68
	Substandard		95,042		41,391	43.55
	Doubtful		13,917		13,199	94.84
	Estimated loss		123,596		123,596	100.00

			33,633,781		1,009,505	3.00

Other	Normal		2,034,709		83,648	4.11
	Precautionary		34,406		8,200	23.83
	Substandard		—		—	—
	Doubtful		44,786		42,390	94.65
	Estimated loss		30,327		30,327	100.00

			2,144,228		164,565	7.67

		￦	46,306,048	￦	1,970,925	4.26

(*)	The loan balances in the above table do not include the present-value discounts. Interbank loans of ￦113,315 million and call loans of ￦1,539,861 million, which were classified as normal, are excluded from the loan balances in the above table, while suspense payments of ￦682 million are included. Deferred loan origination fees of ￦(-)173,290 million and changes in fair values of loans in foreign currencies of ￦303,575 million are not included.

(2) Changes in allowances for possible loan losses for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Beginning balance	￦	1,970,925	￦	1,481,962
Allowances for possible loan losses (*)		255,821		502,544
Write-off		(-)177,061		(-)19,845
Decrease in present-value discounts		(-)6,697		(-)5,654
Changes in exchange rates and others		(-)71,760		11,918

Ending balance	￦	1,971,228	￦	1,970,925

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(*)	Allowances for possible loan losses in the above table include an amortization of the present-value discounts.

(3) The ratio of allowances to loans for the years ended December 31, 2012, 2011 and 2010 is as follows (Korean won in millions):

	2012.12.31		2011.12.31		2010.12.31
Loans subject to allowances for possible loan losses	￦	44,928,912	￦	46,306,048	￦	39,590,015
Allowances for possible loan losses (*)	￦	1,948,143	￦	1,941,598	￦	1,447,540
Ratio (%)		4.34		4.19		3.66

(*)	Allowances for possible loan losses exclude the present-value discounts.

7. TANGIBLE ASSETS:

(1) Tangible assets and the related accumulated depreciation as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012						2011
	Acquisition cost		Accumulated depreciation		Book value		Acquisition cost		Accumulated depreciation		Book value
Land	￦	4,484	￦	—	￦	4,484	￦	4,484	￦	—	￦	4,484
Buildings		44,741		(-)21,604		23,137		45,208		(-)20,288		24,920
Vehicles		2,723		(-)2,037		686		2,743		(-)1,927		816
Equipment		18,965		(-)15,871		3,094		17,647		(-)14,685		2,962
Construction in progress		10,699		—		10,699		—		—		—

	￦	81,612	￦	(-)39,512	￦	42,100	￦	70,082	￦	(-)36,900	￦	33,182

(2) The officially declared value of land at December 31, 2012 and 2011, as announced by the Ministry of Land, Transport and Maritime Affairs of Korea, was ￦104,756 million and ￦103,924 million, respectively. The officially declared value, which is used for government purposes, is not intended to represent fair value.

(3) Changes in book value of tangible assets for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Land	￦	4,484	￦	—	￦	—	￦	—	￦	4,484
Buildings		24,920		—		(-)275		(-)1,508		23,137
Vehicles		816		438		(-)23		(-)545		686
Equipment		2,962		1,795		(-)11		(-)1,652		3,094
Construction in progress		—		10,699		—		—		10,699

	￦	33,182	￦	12,932	￦	(-)309	￦	(-)3,705	￦	42,100

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2011

	Beginning balance		Acquisitions		Disposals		Depreciation		Ending balance
Land	￦	4,484	￦	—	￦	—	￦	—	￦	4,484
Buildings		25,818		597		—		(-)1,495		24,920
Vehicles		714		560		(-)1		(-)457		816
Equipment		2,477		1,901		(-)4		(-)1,412		2,962

	￦	33,493	￦	3,058	￦	(-)5	￦	(-)3,364	￦	33,182

(4) Insured assets as of December 31, 2012 and 2011 are as follows (Korean won in millions):

		2012				2011
	Insurance company	Book value		Insured amount		Book value		Insured amount
Buildings	Samsung Insurance Co., Ltd. and others	￦	23,138	￦	20,714	￦	24,920	￦	21,498
Equipment	Meritz Fire Co., Ltd. and others		3,094		2,572		2,962		1,930

		￦	26,232	￦	23,286	￦	27,882	￦	23,428

In addition to the above, the Bank carries a commercial liability package and gas liability insurance with a maximum coverage of ￦80 million per accidental death and ￦300 million per accidental property damage. All vehicles are covered by comprehensive auto insurance.

8. OTHER ASSETS:

(1) Details of other assets as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Security deposits	￦	33,691	￦	26,484
Accounts receivable		749		44,557
Accrued income		540,891		408,830
Prepaid expense		2,119		113,184
Deferred income tax assets (Note 19)		537,919		511,907
Derivative assets (Note 16)		918,298		1,199,017
Intangible assets		9,689		6,576
Sundry assets:
Other loans		7,272		7,383
Other suspense payments		2,506		964
Suspense payments on credit		686		682
Membership certificates		5,582		6,091
Others		10		10

	￦	2,059,412	￦	2,325,685

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(2) Changes in intangible assets for the years ended December 31, 2012, and 2011 are as follows (Korean won in millions):

	2012		2011
Beginning balance	￦	6,576	￦	3,675
Increase		4,710		4,201
Amortization		(-)1,597		(-)1,300

Ending balance	￦	9,689	￦	6,576

9. BORROWINGS:

(1) Details of borrowings as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Call money	￦	—	￦	67,940
Borrowings in foreign currencies		2,757,017		5,284,238
Debentures		40,020,320		39,203,568

	￦	42,777,337	￦	44,555,746

(2) Details of call money and borrowings in foreign currencies as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	Interest rate (%)	2012		2011
Call money:
Local currency	—	￦	—	￦	20,000
Foreign currencies	—		—		47,940

			—		67,940

Borrowings in foreign currencies:
Borrowings from banks	Three-month LIBOR and others		1,604,141		2,802,534
Commercial papers	0.24–1.19		755,875		2,081,114
Offshore commercial papers	—		—		22,161
Other borrowings (*)	0.71–3.59		397,001		378,429

			2,757,017		5,284,238

		￦	2,757,017	￦	5,352,178

(*)	As of December 31, 2012 and 2011, the Bank has provided collaterals amounting to ￦190,035 million and ￦122,088 million, respectively, from Deutsche Bank and others as credit support annex for derivative transactions.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(3) Details of debentures as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	Interest rate (%)	2012		2011
Local currency:
Floating-rate debentures in local currency	—	￦	—	￦	300,000
Fixed-rate debentures in local currency	2.69–5.27		7,330,000		7,230,000
Discount on debentures			(-)13,304		(-)75,332

		￦	7,316,696	￦	7,454,668

Foreign currencies:
Floating-rate debentures in foreign currencies	Three-month LIBOR plus 0.95 and others	￦	2,344,844	￦	654,311
Fixed-rate debentures in foreign currencies	0.50–14.00		29,973,369		30,808,522

			32,318,213		31,462,833

Gain on valuation of fair value hedged items, net			655,542		582,789

			32,973,755		32,045,622
Discounts on debentures, net			(-)270,131		(-)296,722

		￦	32,703,624	￦	31,748,900

(4) Call money and borrowings in foreign currencies from financial institution as of December 31, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012						2011
	Call money		Borrowings in foreign currencies		Total		Call money		Borrowings in foreign currencies		Total
Banks	￦	—	￦	2,724,884	￦	2,724,884	￦	—	￦	4,910,904	￦	4,910,904
Others		—		32,133		32,133		67,940		373,334		441,274

	￦	—	￦	2,757,017	￦	2,757,017	￦	67,940	￦	5,284,238	￦	5,352,178

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(5) The maturity of borrowings and debentures as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Borrowings:
Call money	￦	—	￦	—	￦	—	￦	—	￦	—	￦	—
Borrowings in foreign currencies		812,2225		320,412		517,804		1,106,579		—		2,757,017

	￦	812,222	￦	320,412	￦	517,804	￦	1,106,579	￦	—	￦	2,757,017

Debentures:
Debentures in local currency	￦	1,970,000	￦	1,390,000	￦	1,650,000	￦	1,700,000	￦	620,000	￦	7,330,000
Debentures in foreign currencies		2,105,511		1,438,741		2,936,329		13,983,136		11,854,496		32,318,213

	￦	4,075,511	￦	2,828,741	￦	4,586,329	￦	15,683,136	￦	12,474,496	￦	39,648,213

2011

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Borrowings:
Call money	￦	67,940	￦	—	￦	—	￦	—	￦	—	￦	67,940
Borrowings in foreign currencies		2,088,747		992,129		917,411		1,285,951		—		5,284,238

	￦	2,156,687	￦	992,129	￦	917,411	￦	1,285,951	￦	—	￦	5,352,178

Debentures:
Debentures in local currency	￦	530,000	￦	1,680,000	￦	2,790,000	￦	1,830,000	￦	700,000	￦	7,530,000
Debentures in foreign currencies		2,047,391		1,697,622		4,106,681		9,556,163		14,054,976		31,462,833

	￦	2,577,391	￦	3,377,622	￦	6,896,681	￦	11,386,163	￦	14,754,976	￦	38,992,833

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

10. OTHER LIABILITIES:

Details of other liabilities as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Accrued severance benefits (Note 13)	￦	3,377	￦	30,019
Allowances for possible losses on acceptances and guarantees (Note 11)		870,043		773,833
Allowance for possible losses on loan commitments (Note 11)		146,368		100,006
Allowance for others (Note 12)		6,250		48,625
Foreign exchange settlement account—credit		63,794		95,418
Accounts payable		82,288		100,184
Accrued expenses		543,952		498,604
Unearned revenue		341,570		320,819
Guarantees deposits received		108		1,112
Derivative liabilities (Note 16)		1,176,659		992,552
Sundry liabilities		10,810		107,125

	￦	3,245,219	￦	3,068,297

11. ACCEPTANCES, GUARANTEES AND LOAN COMMITMENTS:

(1) Details of acceptances and guarantees as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	￦	101,036	￦	122,863
Guarantees for repayment of advances		148,618		143,035
Others		133,017		155,133

		382,671		421,031

Foreign currencies:
Guarantees for performance of contracts		10,706,084		9,827,922
Guarantees for repayment of advances		20,631,991		26,593,100
Acceptances on import credit memorandum		156,010		135,943
Guarantees for foreign liabilities		2,947,526		2,137,294
Others		4,555,613		3,354,485

		38,997,224		42,048,744

	￦	39,379,895	￦	42,469,775

Unconfirmed acceptances and guarantees:
Letters of credit	￦	100,589	￦	135,467
Guarantees for foreign liabilities		1,837,670		1,322,499
Guarantees for repayment of advances		11,304,747		17,349,898
Others		298,258		165,595

	￦	13,541,264	￦	18,973,459

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(2) As of December 31, 2012 and 2011, details of allowances for possible losses on acceptances and guarantees outstanding are as follows (Korean won in millions):

	2012					2011
	Acceptances and guarantees		Allowance (*)		Ratio (%)	Acceptances and guarantees		Allowance (*)		Ratio (%)
Confirmed acceptances and guarantees:
Normal	￦	37,165,627	￦	357,240	0.96	￦	39,878,168	￦	387,234	0.97
Precautionary		2,093,650		339,993	16.24		2,510,337		231,628	9.23
Substandard		26,753		11,651	43.55		29,543		12,862	43.54
Doubtful		56,947		26,995	47.40		36		17	47.22
Estimated loss		36,918		32,482	87.98		51,691		51,632	99.89

		39,379,895		768,361	1.95		42,469,775		683,373	1.61

Unconfirmed acceptances and guarantees:
Normal		12,727,924		40,828	0.32		17,468,685		33,132	0.19
Precautionary		812,869		60,720	7.47		1,499,763		56,886	3.79
Substandard		53		8	15.09		4,991		438	8.78
Doubtful		418		126	30.14		—		—	—
Estimated loss		—		—	—		20		4	20.00

		13,541,264		101,682	0.75		18,973,459		90,460	0.48

	￦	52,921,159	￦	870,043	1.64	￦	61,443,234	￦	773,833	1.26

(*)	The Bank estimated allowances for possible losses on acceptances and guarantees considering the credit conversion factor by Financial Services Commission by applying the same methodology that was used to determine the allowances for possible loan losses.

(3) Changes in allowances for possible losses on acceptances and guarantees for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Beginning balance	￦	773,833	￦	874,080
Allowances (reversal of allowances) for possible losses on acceptances and guarantees		146,596		(-)108,071
Changes in foreign exchange rates and others		(-)50,386		7,824

Ending balance	￦	870,043	￦	773,833

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(4) Acceptances and guarantees classified by industry as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	￦	19,553,282	49.66	￦	11,346,795	83.79	￦	30,900,077	58.40
Construction		11,850,558	30.09		723,239	5.34		12,573,797	23.76
Service		3,534,054	8.97		45,934	0.34		3,579,988	6.76
Finance and insurance		1,490,848	3.79		103,351	0.76		1,594,199	3.01
Wholesale and retail		852,498	2.16		31,917	0.24		884,415	1.67
Others		2,098,655	5.33		1,290,028	9.53		3,388,683	6.40

	￦	39,379,895	100.00	￦	13,541,264	100.00	￦	52,921,159	100.00

2011

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	￦	26,314,289	61.96	￦	17,099,226	90.12	￦	43,413,515	70.66
Construction		9,141,779	21.53		852,641	4.50		9,994,420	16.27
Service		3,090,900	7.28		76,284	0.40		3,167,184	5.14
Finance and insurance		1,108,314	2.61		142,554	0.75		1,250,868	2.04
Wholesale and retail		931,874	2.19		7,322	0.04		939,196	1.53
Others		1,882,619	4.43		795,432	4.19		2,678,051	4.36

	￦	42,469,775	100.00	￦	18,973,459	100.00	￦	61,443,234	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(5) Acceptances and guarantees classified by risk-possessive country as of December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	￦	36,350,183	92.31	￦	11,815,118	87.25	￦	48,165,301	91.01
India		288,093	0.73		43,725	0.32		331,818	0.63
Saudi Arabia		318,269	0.81		481,832	3.56		800,101	1.51
Vietnam		71,047	0.18		229,908	1.70		300,955	0.57
Singapore		118,735	0.30		179,031	1.32		297,766	0.56
Indonesia		205,745	0.52		141,272	1.04		347,017	0.66
Yemen		122,181	0.31		—	—		122,181	0.23
Oman		136,565	0.35		—	—		136,565	0.26
Others		453,801	1.15		292,739	2.16		746,540	1.41

		38,064,619	96.66		13,183,625	97.35		51,248,244	96.84

Europe:
France		150,508	0.38		62,381	0.46		212,889	0.40
Russia		24,546	0.06		—	—		24,546	0.05
England		163,169	0.42		—	—		163,169	0.31
Greece		—	—		83,286	0.62		83,286	0.15
Others		3,243	0.01		—	—		3,243	0.01

		341,466	0.87		145,667	1.08		487,133	0.92

America:
Mexico		301,589	0.77		40,881	0.30		342,470	0.65
Peru		123,942	0.31		—	—		123,942	0.23
Canada		64,678	0.16		2,393	0.02		67,071	0.13
Others		250,637	0.64		—	—		250,637	0.47

		740,846	1.88		43,274	0.32		784,120	1.48

Africa:
Madagascar		208,864	0.53		—	—		208,864	0.40
Egypt		24,100	0.06		168,698	1.25		192,798	0.36

		232,964	0.59		168,698	1.25		401,662	0.76

	￦	39,379,895	100.00	￦	13,541,264	100.00	￦	52,921,159	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Risk-possessive country means the country where an entity burdened with substantial risk belongs to.

2011

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	￦	40,120,588	94.47	￦	17,517,972	92.33	￦	57,638,560	93.81
India		334,515	0.79		47,080	0.25		381,595	0.62
Saudi Arabia		150,134	0.35		133,576	0.70		283,710	0.46
Yemen		158,177	0.37		—	—		158,177	0.26
Jordan		104,676	0.25		5,234	0.03		109,910	0.18
Indonesia		88,741	0.21		21,053	0.11		109,794	0.18
Japan		102,441	0.24		—	—		102,441	0.17
Hong Kong		69,198	0.16		—	—		69,198	0.11
Others		322,717	0.76		717,030	3.78		1,039,747	1.69

		41,451,187	97.60		18,441,945	97.20		59,893,132	97.48

Europe:
France		175,783	0.41		67,168	0.36		242,951	0.39
Russia		—	—		135,321	0.71		135,321	0.22
England		105,785	0.25		—	—		105,785	0.17
Greece		28,833	0.07		—	—		28,833	0.05
Others		3,492	0.01		—	—		3,492	0.01

		313,893	0.74		202,489	1.07		516,382	0.84

America:
Mexico		282,994	0.67		96,759	0.51		379,753	0.62
Peru		144,574	0.34		—	—		144,574	0.23
Canada		52,234	0.12		24,671	0.13		76,905	0.13

		479,802	1.13		121,430	0.64		601,232	0.98

Africa:
Madagascar		224,893	0.53		—	—		224,893	0.36
Egypt		—	—		207,595	1.09		207,595	0.34

		224,893	0.53		207,595	1.09		432,488	0.70

	￦	42,469,775	100.00	￦	18,973,459	100.00	￦	61,443,234	100.00

(6) The ratio of allowances for possible losses on acceptances and guarantees for the years ended December 31, 2012, 2011 and 2010 are as follows (Korean won in millions):

	2012.12.31		2011.12.31		2010.12.31
Acceptances and guarantees subject to allowances	￦	52,921,159	￦	61,443,234	￦	68,148,429
Allowances	￦	870,043	￦	773,833	￦	874,080
Ratio (%)		1.64		1.26		1.28

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(7) Details of allowances for possible losses on loan commitment as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Unused line of credit for loan commitments	￦	28,558,030	￦	15,765,343
Allowances (*)	￦	146,368	￦	100,006
Ratio (%)		0.51		0.63

(*)	The Bank estimated allowances for possible losses on loan commitment considering the credit conversion factor by Financial Services Commission by applying the same methodology that was used to determine the allowances for possible loan losses.

(8) Changes in allowances for losses on unused loan commitments for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Beginning balance	￦	100,006	￦	69,055
Provision for possible losses on loan commitment		51,532		30,341
Changes in foreign exchange rates and others		(-)5,170		610

Ending balance	￦	146,368	￦	100,006

12. ALLOWANCES FOR OTHERS:

Changes in allowances for others for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Beginning balance	￦	48,625	￦	46,582
Allowances (reversal of allowances) for others		(-)42,111		4,134
Payment		(-)264		(-)2,091

Ending balance	￦	6,250	￦	48,625

13. ACCRUED SEVERANCE BENEFITS:

Changes in accrued severance benefits for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Beginning balance	Provision	Payment	Ending balance
Accrued severance benefits	￦30,019	￦6,828	￦(-)5,146	￦31,701
Retirement pension plan assets (*)	—	(-)28,324	—	(-)28,324

	￦30,019	￦(-)21,496	￦(-)5,146	￦3,377

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2011

	Beginning balance	Provision	Payment	Ending balance
Accrued severance benefits	￦25,302	￦7,116	￦(-)2,399	￦30,019
Retirement pension plan assets (*)	—	—	—	—

	￦25,302	￦7,116	￦(-)2,399	￦30,019

(*)	The Bank has funded its retirement pension plan to Shinhan bank and others since 2012.

14. SHAREHOLDERS’ EQUITY:

(1) Capital Stock

As of December 31, 2012, the authorized capital and paid-in capital of the Bank are ￦8,000,000 million and ￦7,138,055 million, respectively. The Bank’s capital has increased by ￦879,300 million due to the Government’s contributions with the Korea Expressway Corp. and Korea Finance Corporation’s shares for the year ended December 31, 2012. The Bank does not issue share certificates.

(2) Retained Earnings

1) Legal Reserve

Pursuant to the EXIM Bank Act, the Bank appropriates 10% of net earnings for each accounting period as legal reserve, until the accumulated reserve equals to its paid-in capital.

2) Voluntary Reserve

The Bank appropriates the remaining balance of net earnings, after the appropriation of legal reserve and declaration of dividends, to voluntary reserve.

15. COMMITMENTS AND CONTINGENCIES:

(1) Details of acceptances, guarantees and other commitments as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Confirmed acceptances and guarantees	￦	39,379,895	￦	42,469,775
Unconfirmed acceptances and guarantees		13,541,264		18,973,459
Unused loan commitments		28,273,373		15,301,081
Other commitments		284,657		464,262

	￦	81,479,189	￦	77,208,577

(2) Litigations

As of December 31, 2012, eight lawsuits (litigation value: ￦76,423 million) were filed by the Bank and six pending litigation as a defendant were filed (litigation value: ￦118,821 million). The Bank’s management is unable to estimate the impact of these lawsuits, as such the Bank’s financial position and results of operation do not include the potential impact from these lawsuits.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(3) Global Medium-Term Note Program (“GMTN”) and Commercial Paper (“CP”) programs

The Bank has been establishing the following programs regarding the issue of foreign currency bonds and CPs:

1)	Established on August 1, 1991, initially, and annually renewed, U.S. Shelf Registration to issue foreign bonds under the Securities and Exchange Commission rule of the United States of America with an issuance limit of USD 30 billion;

2)	Established on May 14, 1997 and May 16, 1997, initially, and annually renewed, CP program to issue CPs with issuance limits of USD 4 billion and USD 2 billion, respectively;

3)	Established on November 6, 1997, initially, and annually renewed, Euro Medium-Term Note Program to issue mid-to-long-term foreign currency bonds with an issuance limit of USD 15 billion;

4)	Established on February 13, 2008, initially, and annually renewed, MYR MTN program to issue Malaysian Ringgit-denoted bonds of MYR 4 billion;

5)	Established on June 20, 2008, initially, and annually renewed, Yen Shelf Registration to issue Samurai bond with an issuance limit of USD 3 billion;

6)	Established on May 31, 2010, Australian Domestic Debt Issuance Program to issue Kangaroo bond with limit of AUD 2 billion; and

7)	Established on January 17, 2011, Uridashi Shelf Registration to issue Uridashi bond with an issuance limit of USD 5 billion.

(4) Written-off loans

The Bank manages written-off loans that have claims on debtors due to the limitation of statute, uncollected after write-off, etc. The written-off loans as of December 31, 2012 and 2011 are ￦479,444 million and ￦341,522 million, respectively.

16. DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING:

(1) Details of derivative instruments as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Derivative assets:
Currency forwards	￦	7,736	￦	2,833
Currency swaps		419,893		787,705
Interest rate swaps		490,669		408,479

	￦	918,298	￦	1,199,017

Derivative liabilities:
Currency forwards	￦	12,314	￦	12,549
Currency swaps		861,192		614,220
Interest rate swaps		303,153		365,783

	￦	1,176,659	￦	992,552

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

The Bank holds derivative instruments to hedge changes of fair value and cash flows derived from the interest rate and foreign exchange risks in its loans, debentures and borrowing activities. The Bank use interest rate swaps and currency swaps as hedging instruments.

(2) Details of unsettled notional amounts as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	Unsettled notional amount as of December 31, 2012 (*)						Unsettled notional amount as of December 31, 2011 (*)
	Total		Trading		Hedging		Total		Trading		Hedging
Currency forwards	￦	1,015,246	￦	1,015,246	￦	—	￦	841,586	￦	841,586	￦	—
Currency swaps		14,361,132		2,038,982		12,322,150		14,087,839		1,780,047		12,307,792
Interest rate swaps		14,503,160		921,221		13,581,939		12,100,233		578,515		11,521,718

	￦	29,879,538	￦	3,975,449	￦	26,904,089	￦	27,029,658	￦	3,200,148	￦	23,829,510

(*)	For transactions between local currencies and foreign currencies, the unsettled notional amount of transaction is presented using the basic foreign exchange rate on the contract amount in foreign currencies. For transactions between foreign currencies and other foreign currencies, the unsettled notional amount is presented using the basic foreign exchange rate on the contract amount in foreign currencies purchased.

(3) Details of valuation of derivatives for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Gain on valuation of derivatives (I/S)						Loss on valuation of derivatives (I/S)						Accumulated gain and loss on valuation of derivatives B/S (*)
	Total		Trading		Hedging		Total		Trading		Hedging
Currency forwards	￦	7,736	￦	7,736	￦	—	￦	12,314	￦	12,314	￦	—	￦	—
Currency swaps		287,609		41,477		246,132		609,408		120,665		488,743		—
Interest rate swaps		231,606		12,354		219,252		75,897		2,609		73,288		(-)3,210

	￦	526,951	￦	61,567	￦	465,384	￦	697,619	￦	135,588	￦	562,031	￦	(-)3,210

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2011

	Gain on valuation of derivatives (I/S)						Loss on valuation of derivatives (I/S)						Accumulated gain and loss on valuation of derivatives (B/S) (*)
	Total		Trading		Hedging		Total		Trading		Hedging
Currency forwards	￦	2,833	￦	2,833	￦	—	￦	12,549	￦	12,549	￦	—	￦	—
Currency swaps		209,792		38,839		170,953		450,494		68,533		381,961		—
Interest rate swaps		274,441		753		273,688		89,574		15,133		74,441		—

	￦	487,066	￦	42,425	￦	444,641	￦	552,617	￦	96,215	￦	456,402	￦	—

(*)	The amounts of accumulated gains and losses on valuation of derivatives are after reflection of income tax effect directly in shareholders’ equity.

(4) Hedge accounting

Hedged items, for fair value and cash flow hedge accounting purpose, consist of loans, debentures, and borrowings. Gains and losses on valuation of fair value hedged items for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Gains on valuation of fair value hedged items	￦	220,577	￦	242,799
Losses on valuation of fair value hedged items		348,223		434,483

Fair value hedge ineffectiveness of ￦30,399 million was recognized in earnings for the year ended December 31, 2012.

The Bank discontinued the hedge accounting for a portion of fair value hedge in interest rate swaps and currency swaps and recognized ￦(-)10,387 million and ￦2,978 million from valuation on fair value hedged items in earnings for the year ended December 31, 2012.

The Bank expects to be exposed to cash flow fluctuation risk derived from derivatives contract applying cash flow hedge accounting as of December 31, 2012, until June 1, 2016. The Bank recognized ￦3,210 million as accumulated other comprehensive income, adjusting tax effect amounting ￦1,025 million. The Bank expects that the portion of gains and losses on valuation of derivatives in accumulated other comprehensive income amounting to ￦1,273 million (adjusting tax effect) will be realized due to settlement of derivatives in a year from January 1, 2013. Related to cash flow hedge ineffectiveness, ￦(-)259 million was recognized in earnings for the year ended December 31, 2012.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

17. INTEREST INCOME AND EXPENSE:

Average balances of the interest-bearing assets and the interest-bearing liabilities, and the related interest income and expenses as of and for the years ended December 31, 2012 and 2011, are as follows (Korean won in millions):

	2012				2011
	Average balance		Interest income/expense		Average balance		Interest income/expense
Interest-bearing assets:
Due from banks	￦	3,347,280	￦	56,332	￦	1,305,558	￦	30,577
Available-for-sale securities		6,790		1,577		18,356		2,181
Loans		48,553,786		1,713,002		41,653,612		1,371,175

	￦	51,907,856	￦	1,770,911	￦	42,977,526	￦	1,403,933

Interest-bearing liabilities:
Call money	￦	128,576	￦	3,957	￦	499,557	￦	9,587
Borrowings		3,675,285		48,126		3,830,467		46,944
Debentures		43,230,808		1,376,640		34,613,674		1,017,825

	￦	47,034,669	￦	1,428,723	￦	38,943,698	￦	1,074,356

18. GENERAL AND ADMINISTRATIVE EXPENSE:

Details of general and administrative expense for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Financial management expenses:
Salaries and wages	￦	74,142	￦	67,775
Others		43,614		37,527

		117,756		105,302

Fund management expenses		1,362		1,174

Other general and administrative expenses:
Accrued severance benefits		6,828		7,116
Special retirement		—		3,855
Depreciation		3,705		3,364
Amortization of intangible assets		1,597		1,300
Taxes and dues		29,780		20,175

		41,910		35,810

	￦	161,028	￦	142,286

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

19. INCOME TAXES:

(1) The components of income tax expense for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Income tax	￦	81,880	￦	147,552
Changes in deferred tax arising from temporary differences (*)		(-)26,012		(-)210,190
Deferred tax effects directly charged to equity		(-)17,806		69,962

Income tax expense	￦	38,062	￦	7,324

(*)	Changes in deferred income taxes due to temporary differences for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Changes in deferred income taxes due to temporary differences:
End of year	￦	537,919	￦	511,907
Beginning of year		511,907		301,717

	￦	26,012	￦	210,190

(2) The income tax expense calculated by applying statutory tax rates to the Bank’s income before income taxes is reconciled to the actual tax expense in the non-consolidated statements of income for the years ended December 31, 2012 and 2011, for the following:

	2012		2011
Income before income taxes	￦	187,001	￦	154,126

Income taxes at statutory tax rates (*)		44,792		37,272
Adjustment:
Tax-exempt benefits		(-)198		(-)6,479
Non-deduction expense		305		1,352
Tax credit		(-)303		—
Tax effects on unrecognized deferred income tax assets		—		1,720
Tax effects of tax rate change		—		(-)25,997
Others		(-)6,534		(-)544

Income tax expense	￦	38,062	￦	7,324

Effective tax rate (%)		20.35		4.75

(*)	Income tax rate is 11% below 0.2 billion won, 22% from 0.2 billion won to 20 billion won and 24.2% above 20 billion won, for the years ended December 31, 2012 and 2011.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(3) Changes in accumulated temporary differences and tax effects for the years ended December 31, 2012, and 2011, are as follows (Korean won in millions):

2012

	Beginning Balance		Decrease (*1)		Increase (*1)		Ending balance
Temporary differences:
Gain or loss from fair value hedges	￦	279,214	￦	279,214	￦	415,119	￦	415,119
Depreciation		4,381		11		951		5,321
Accrued severance benefits		24,700		(-)1		3,164		27,865
Allowances for possible loan losses		1,016,063		1,016,063		1,042,658		1,042,658
Gain on valuation of securities using equity method		(-)53,511		(-)11		(-)14,928		(-)68,428
Losses on valuation of derivatives		124,895		124,895		(-)439,546		(-)439,546
Gains on valuation of derivatives		(-)206,465		(-)206,465		258,361		258,361
Available-for-sale securities (KEB)		(-)118,985		(-)118,985		—		—
Debt-to-equity swap		56,186		—		4,337		60,523
Allowances for possible losses on acceptances and guarantees		773,833		773,833		870,043		870,043
Allowance for possible losses on loan commitments		100,006		100,006		146,368		146,368
Others		63,479		43,935		(-)96,957		(-)77,413

Total temporary differences	￦	2,063,796	￦	2,012,495	￦	2,189,570	￦	2,240,871

Tax effects of temporary differences							￦	541,536
The deferred tax effects that were directly charged to equity								(-)3,617

Deferred income tax assets							￦	537,919

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2011

	Beginning Balance		Decrease (*1)		Increase (*1)		Ending balance
Temporary differences:
Gain or loss from fair value hedges	￦	91,494	￦	91,494	￦	279,214	￦	279,214
Depreciation		4,493		1,010		898		4,381
Accrued severance benefits		20,891		133		3,942		24,700
Allowances for possible loan losses		656,428		656,428		1,016,063		1,016,063
Gain on valuation of securities using the equity method		(-)40,279		—		(-)13,232		(-)53,511
Loss on valuation of derivatives		401,077		401,077		124,895		124,895
Gain on valuation of derivatives		(-)456,013		(-)456,013		(-)206,465		(-)206,465
Available-for-sale securities (KEB)		(-)118,985		—		—		(-)118,985
Debt-to-equity swap		52,888		—		3,298		56,186
Allowance for possible losses on acceptances and guarantees		874,080		874,080		773,833		773,833
Allowance for possible losses on loan commitment		69,055		69,055		100,006		100,006
Others		29,527		13,549		47,501		63,479

Total temporary differences	￦	1,584,656	￦	1,650,813	￦	2,129,953	￦	2,063,796

Tax effects of temporary differences							￦	497,718
The deferred tax effects that were directly charged to equity (*3)								14,189

Deferred income tax assets (*2,3)							￦	511,907

(*1)	True-up adjustment related to actual tax return of prior periods is reflecting to the changes of the current year.
(*2)	The deferred income tax assets are realizable because taxable income of the Bank in future years will exceed the deductible temporary differences.
(*3)	Deferred income assets and liabilities are calculated based on the expected tax rate to be applied at the reversal period of the related assets or liabilities.

(4) Deductible temporary differences not recognized as deferred income tax assets as of December 31, 2012 and 2011, are as follows (Korean won in millions):

	2012		2011		Total
Impairment loss of available-for-sale securities	￦	3,122	￦	7,113	Realizable period has already passed.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(5) Deferred tax assets and liabilities that were directly charged or credited to accumulated other comprehensive income as of December 31, 2012 and December 31, 2011, are as follows (Korean won in millions):

	2012				2011
	Temporary differences		Deferred tax assets (liabilities)		Temporary differences		Deferred tax assets (liabilities)
Gains (losses) on change in value of available-for-sale securities	￦	81,676	￦	(-)18,323	￦	(-)318,605	￦	70,093
Gains on change in value of securities using equity method		2,000		(-)508		594		(-)131
Losses on change in value of cash flow hedging derivatives		(-)4,235		1,025		—		—

	￦	79,441	￦	(-)17,806	￦	(-)318,011	￦	69,962

(6) Balances of current tax assets and current tax liabilities as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Current tax assets	￦	9,102	￦	66,123
Current tax liabilities		86,333		148,042

Net current tax liabilities	￦	77,231	￦	81,919

20. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCY:

(1) Details of assets denominated in foreign currencies as of December 31, 2012 and 2011 are as follows (Korean won in millions and U.S. dollars in thousands):

	2012			2011
	In foreign currency (USD)	In local currency (Korean won)		In foreign currency (USD)	In local currency (Korean won)
Due from banks	$1,260,704	￦	1,350,340	$1,497,531	￦	1,727,102
Available-for-sale securities	27,158		29,089	4,341		5,006
Securities using equity method	223,612		239,511	215,582		248,630
Call loans	1,778,034		1,904,452	1,257,141		1,449,861
Notes bought	—		—	29,832		34,406
Bills bought	1,195,626		1,280,635	1,176,638		1,357,016
Loans (*)	29,868,554		31,992,208	29,261,334		33,747,096
Advance for customers	78,928		84,540	61,026		70,381

	$34,432,616	￦	36,880,775	$33,503,425	￦	38,639,498

(*)	The amounts of loans in the above table exclude deferred loan origination fees and changes in fair-value-hedged loans.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(2) Details of liabilities denominated in foreign currencies as of December 31, 2012 and 2011 are as follows (Korean won in millions and U.S. dollars in thousands):

	2012			2011
	In foreign currency (USD)	In local currency (Korean won)		In foreign currency (USD)	In local currency (Korean won)
Call money	$—	￦	—	$41,568	￦	47,940
Borrowings (*1)	2,580,525		2,764,000	4,588,823		5,292,289
Debentures (*2)	30,172,918		32,318,213	27,280,897		31,462,833

	$32,753,443	￦	35,082,213	$31,911,288	￦	36,803,062

(*1)	The amounts of borrowings in the above table exclude present-value discounts.
(*2)	The amounts of debentures in the above table exclude discount (premium) on debentures and changes in fair-value-hedged debentures.

Foreign currencies, other than U.S. dollars, are translated into U.S. dollar equivalent amounts at the exchange rates published by Seoul Money Brokerage Services, Ltd.

21. COMPREHENSIVE INCOME:

Comprehensive income for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Net income	￦	148,939	￦	146,802
Change in fair value of available-for-sale securities, net of tax effect of ￦(-)18,323 million in 2012 and ￦70,093 million in 2011		63,353		(-)248,512
Change in capital by securities using equity method, net of tax effect of ￦(-)508 million in 2012 and ￦(-)131 million in 2011		1,492		465
Change in valuation on cash flow hedging derivatives, net of tax effect of ￦1,025 million in 2012		(-)3,210		—

Comprehensive income	￦	210,574	￦	(-)101,245

22. DIVIDENDS:

(1) Details of dividends for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
The Government	￦	23,149	￦	21,164
BOK		5,596		6,258
Korea Finance Corporation		5,541		6,195

	￦	34,286	￦	33,617

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(2) Dividends as a percentage of net income for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Dividend amount	￦	34,286	￦	33,617
Net income	￦	148,939	￦	146,802

Dividends as a percentage of net income (%)		23.02		22.90

23. TRANSACTIONS AND BALANCES WITH RELATED PARTIES:

(1) The Bank has related parties as of December 31, 2012 and 2011 as follows (Korean won in millions):

			Capital
	Number of shares	Ownership (%)	2012		2011
Subsidiaries
KEXIM Bank UK Limited	20,000,000	100.00	￦	35,545	￦	35,545
KEXIM Vietnam Leasing Co. (*)	—	100.00		14,993		14,993
PT. KOEXIM Mandiri Finance	442	85.00		6,609		6,609
KEXIM Asia Limited	30,000,000	100.00		34,599		34,599
CGIF (*)	—	14.29		807,310		727,848
KAMCO	44,482,396	25.86		860,000		727,848

(*)	This entity does not issue share certificates.

(2) Significant transactions with the related parties for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

2012

	Interest income		Interest expenses		Commission income
KEXIM Bank UK Limited	￦	1,972	￦	286	￦	71
KEXIM Vietnam Leasing Co.		984		—		4
PT. KOEXIM Mandiri Finance		1,736		—		47
KEXIM Asia Limited		1,267		—		85

	￦	5,959	￦	286	￦	207

2011

	Interest income		Interest expenses		Commission income
KEXIM Bank UK Limited	￦	2,149	￦	289	￦	39
KEXIM Vietnam Leasing Co.		833		—		10
PT. KOEXIM Mandiri Finance		1,470		—		—
KEXIM Asia Limited		1,164		—		83

	￦	5,616	￦	289	￦	132

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(3) Significant balances with the related parties as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	Receivables				Payables
	2012	2011	2012	2011	2012	2011
	Loans in foreign currencies		Call loans		Debentures in foreign currencies
KEXIM Bank UK Limited	432,488	144,162	—	—	5,356	5,767
KEXIM Vietnam Leasing Co.	105,617	90,534	—	—	—	—
PT. KOEXIM Mandiri Finance	219,127	164,922	—	—	—	—
KEXIM Asia Limited	237,743	128,308	8,569	—	—	—

	994,975	527,926	8,569	—	5,356	5,767

24. NON-CONSOLIDATED STATEMENTS OF CASH FLOWS:

(1) Due from banks in the non-consolidated statements of cash flows as of December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Due from banks in local currency	￦	783,743	￦	980,541
Due from banks in foreign currencies		1,350,340		1,727,102

	￦	2,134,083	￦	2,707,643

(2) Significant transactions not involving cash inflows or outflows for the years ended December 31, 2012 and 2011, were as follows (Korean won in millions):

	2012		2011
Change in fair value of available-for-sale securities	￦	63,353	￦(-)248,512
Change in capital by securities using the equity method		1,492	465
Change in valuation on cash flow hedging derivatives		(-)3,210	—
Debt-to-equity swap		519	31,351
Acquisition of securities through investment in kind		879,300	1,000,000

Due from banks in the non-consolidated statements of cash flows are the same as due from banks in the non-consolidated statements of financial position.

25. VALUE-ADDED INFORMATION:

Details of accounts included in the computation of value-added information for the years ended December 31, 2012 and 2011 are as follows (Korean won in millions):

	2012		2011
Salaries and wages	￦	74,142	￦	67,775
Rent		682		573
Depreciation		3,705		3,364
Amortization of intangible assets		1,597		1,300
Taxes and dues		29,780		20,175

	￦	109,906	￦	93,187

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

26. ADOPTION OF KOREAN INTERNATIONAL FINANCIAL REPORTING STANDARDS(“K-IFRS”)

(1) Adoption of Korean International Financial Reporting Standards

In accordance with the Export-Import Bank of Korea Act, the Bank is required to comply with K-IFRS from 2013. From April 2008, the Bank initiated the transition process to K-IFRS by applying the systematic approach, such as analyzing K-IFRS impact on current accounting, establishing new accounting standards and financial reporting system, and simultaneously operating financial reporting systems both under the K-IFRS and current accounting standards.

The Bank completed the first phase of K-IFRS adoption project by analyzing K-IFRS impacts and its major differences from the current accounting standards from April 2008. In the second phase, accounting policies and the financial reporting system responding to those new accounting standards have been established since April 2011. From July 2012, the Bank launched the third phase by stabilizing the new financial reporting system via simultaneous operation of the current and K-IFRS reporting systems. In addition, the Bank’s financial statements in accordance with K-IFRS have been prepared for the periods on or after January 1, 2012, the date of transition.

(2) Differences between K-IFRS and current accounting standards which are significant to the Bank

	Current accounting standards	K-IFRS
Allowance for possible loan losses

Allowance for possible loan losses to cover estimated losses on loans, based on rational and unbiased criteria, is recorded. (It is higher of the amount applying the percentage of loan loss allowance which is at the minimum level and established by the Financial

Supervisory Commission or the amount based on loan loss experience ratio.)

Allowance should be recorded when objective evidence of impairment exists as a result of one or more events that occurred after initial recognition. Individual assessment of incurred impairment losses are calculated by discounting the expected future cash flows of a loan at its original effective interest rate except for not-incurred future loan loss and comparing the resultant present value with the loan’s carrying amount.

The Bank first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant (individual evaluation of impairment), and individually or collectively for financial assets that are not individually significant. If the Bank determines that no objective evidence of impairment exists for an individually assessed financial asset, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment (collective evaluation of impairment). Such methodology incorporates factors such as type of product and borrowers, credit rating, portfolio size, loss emergence period and recovery period and applies probability of default on each assets (or pool of assets) and loss given default by type of collateral.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Current accounting standards	K-IFRS
Financial guarantee	Not applicable

Accounted for as a financial guarantee asset or liability if it is a contract that brings an obligation to an issuer to compensate a loss incurred to a holder, in accordance with the contract provisions, when debtor defaults at a payment date. Recognize financial guarantee assets or liabilities at fair value and subsequently amortize using the effective interest rate method.

Also, financial guarantee liabilities are recorded at higher of allowance for guarantee loss or amortized cost.

Allowance for unused credit limits and allowances for possible losses on acceptances and guarantees	The Bank estimated allowances for possible losses on unused commitment and for possible losses on acceptances and guarantees based on the asset quality classifications and applied a credit conversion ratio as dictated by the Supervision of Banking Business Regulation, and more than minimum required reserve rate which is established by the Financial Supervisory Commission for the provision for unused credit limits.	The Bank recognizes loss provision for expected future use of unused portions which is the best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The best estimate of the expenditure required to take risks and uncertainties into account and discount the provisions, where the effect of the time value of money is material, using the valuation model in which credit conversion factor, default rate, loss rate at default, etc. are considered.

Revenue recognition	Fees directly associated with origination of loans are deferred and recognized over the maturity of the loan using the effective interest rate method as an adjustment to the loan balance and interest income.	All fees associated with origination of loans are deferred and recognized over the expected life of the loan using the effective interest rate method as an adjustment to the loan balance and interest income.

Effectiveness test for the derivatives	When a hedge accounting is applied to derivatives, changes in fair value of hedged items are measured using short-cut method.	When a hedge accounting is applied to derivatives, changes in the fair value of hedged items are measured using long haul method.

Fair value measurement of financial instruments	Not applicable	Counter party risk for the derivative transactions is evaluated depending on the position when the derivatives are exposed to the credit risk

Valuation of tangible assets and investment property	Not applicable	Fair value of lands and buildings as of the transition date is to be deemed as net book value.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Current accounting standards	K-IFRS
Changes in depreciation methods	Once depreciation method is determined, it should be consistently applied to all of newly acquired and existing assets.	Residual value, useful lives and depreciation method of property, plant and equipment are to be consistently reviewed at least every fiscal year end and significant changes, if any, should be treated as changes in accounting estimates.

Membership	Classified into sundry assets in other assets.	Classified into intangible asset with indefinite useful lives.

Measurement of accrued severance benefits	Provisions for retirement benefits accrued equal to the amounts to be paid at the end of reporting date, assuming that all entitled employees with a service year more than a year would retire at once. Other long-term employee’s retirement benefit expenses incur at the point when the payment obligation is fixed.	Both the defined benefit and defined contribution plans are provided and the present value of promised retirement benefits are computed using the projected unit method based on actuarial assumptions and recorded as retirement benefit obligation.

Impairment of investments

An impairment loss is recognized if there is objective evidence of impairment of securities as result of one or more events that occurred after the initial recognition asset and that event (or events) has an impact on the estimated future cash flows of the financial asset.

When the value of impaired available-for-sale securities that are measured at cost subsequently recovers and the recovery can be objectively related to an event occurred, recovery on impaired securities is recognized.

For equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered to be objective evidence of impairment.

In respect of available-for-sale equity instruments, impairment losses previously recognized in profit or loss are not reversed through profit or loss.

Investment in subsidiaries, jointly controlled entities and associates	Not applicable	When preparing separate financial statements in accordance with K-IFRS No. 1027 (Consolidated and separate financial statements), net book value of the investments in subsidiaries, jointly controlled entities and associates is regarded as the cost of the equity securities when the cost method is applied.

(3) Changes in consolidation scope

There is no change in consolidation scope due to adoption of K-IFRS.

(4) The effects on the Bank’s financial position and results of operation

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

The effects on the Bank’s financial position and results of operation being listed below are set out based on the non-consolidated financial statements, which may change with subsequent adoption of amendments to the standards and further analysis. Conversion effects to K-IFRS are consisted of those from reclassifications and net asset changes due to the GAAP differences.

1) Summary of the effects on the statements of financial position at January 1, 2012 (Date of transition) (Unit: Korean Won in millions):

Classification	Assets	Liabilities	Equity
Current accounting standards	55,133,343	47,624,043	7,509,300
Adjustments:
Allowance for loan losses	403,753	—	403,753
Provision for unused credit limits	—	(-)430,842	430,842
Interest income recognition by an effective interest method	(-)172,720	(-)141,305	(-)31,415
Financial Guarantee	72,116	114,341	(-)42,225
Derivative evaluation	—	—	—
Valuation (impairment) of investments	—	—	—
Adjustment of credit risk evaluation	—	25,934	(-)25,934
Revaluation of tangible assets	185,101	—	185,101
Impairment of non-financial assets	(-)476	—	(-)476
Employee benefits	—	20,584	(-)20,584
Equity method	—	—	—
The effects of changes in foreign exchange rate	(-)164	—	(-)164
Deferred tax assets adjustments	(-)160,995	—	(-)160,995
Debt obligations	—	(-)5,705	5,705
Hedge accounting	—	175,177	(-)175,177
Others	(-)5,264	—	(-)5,264

	321,351	(-)241,816	563,167

K-IFRS	55,454,694	47,382,227	8,072,467

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

AS OF DECEMBER 31, 2012 AND 2011 AND

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

2) Summary of the effects on the financial position at December 31, 2012 and the results of operation for the year ended December 31, 2012 (Unit: Korean Won in millions):

Classification	Assets	Liabilities	Equity	Net income
Current accounting standards	54,588,113	46,022,556	8,565,557	148,939
Adjustments:
Allowance for loan losses	47,280	—	47,280	(-)356,472
Provision for unused credit limits	—	(-)847,332	847,332	416,490
Interest income recognition by an effective interest method	(-)150,353	(-)115,137	(-)35,216	(-)3,801
Financial Guarantee	112,095	146,845	(-)34,750	7,475
Derivative evaluation	—	—	—	—
Valuation (impairment) of investments	—	—	—	323,285
Adjustment of credit risk evaluation	—	14,554	(-)14,554	11,380
Revaluation of tangible assets	185,101	—	185,101	—
Impairment of non-financial assets	(-)475	—	(-)475	—
Employee benefits	—	24,124	(-)24,124	(-)1,388
Equity method	(-)15,505	—	(-)15,505	(-)14,012
The effects of changes in foreign exchange rate	(-)54,694	39,032	(-)93,726	(-)93,562
Deferred tax assets adjustments	(-)144,723	—	(-)144,723	(-)48,486
Debt obligations	—	34,044	(-)34,044	(-)39,748
Hedge accounting	—	155,592	(-)155,591	9,584
Others	(-)4,824	—	(-)4,824	441

	(-)26,098	(-)548,279	522,181	221,186

K-IFRS	54,562,015	45,474,277	9,087,738	370,125

THE REPUBLIC OF KOREA

Land and History

Territory and Population

Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic has a population of approximately 48 million people. The country’s largest city and capital, Seoul, has a population of about 11 million people.

Map of the Republic of Korea

Political History

Dr. Rhee Seungman, who was elected President in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics. The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun.

Responding to public demonstrations in 1987, the legislature revised the Constitution to provide for direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.

In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.

In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

In December 2002, the country elected Roh Moo Hyun as President. President Roh and his supporters left the Millennium Democratic Party in 2003 and formed a new party, the Uri Party, in November 2003. On August 15, 2007, 85 members of the National Assembly, previously belonging to the Uri Party, or the Democratic Party, formed the United New Democratic Party (the “UNDP”). The Uri Party merged into the UNDP in August 20, 2007. In February 2008, the UNDP merged back into the Democratic Party. In December 2011, the Democratic Party merged with the Citizens Unity Party to form the Democratic United Party, which changed its name to the Democratic Party in May 2013.

In December 2007, the country elected Lee Myung-Bak as President. He commenced his term on February 25, 2008. The Lee administration pursued a lively market economy through deregulation, free trade and the attraction of foreign investment.

In December 2012, the country elected Park Geun-hye as President. She commenced her term on February 25, 2013. The Park administration’s key policy priorities include:

•	facilitating the growth of small and medium-enterprises and job creation;

•	seeking a productive welfare system based on customized welfare benefits and job training;

•	promoting clean and renewable energy technologies;

•	facilitating new growth engine industries;

•	taking initiatives on the denuclearization of North Korea; and

•	establishing an efficient government by reorganizing government functions.

Government and Politics

Government and Administrative Structure

Governmental authority in the Republic is centralized and concentrated in a strong Presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State

Council, which consists of the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken and failing to do so automatically invalidates the emergency measures. In the case of martial law, the President may declare martial law without the consent of the National Assembly; provided, however, that the National Assembly may request the President to rescind such martial law.

The National Assembly exercises the country’s legislative power. The Constitution and the Election for Public Offices Act provide for the direct election of about 82% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than 5 seats in the direct election or receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the conference of Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years and all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Incheon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Organizations

The 19th legislative general election was held on April 11, 2012 and the term of the National Assembly members elected in the 19th legislative general election commenced on May 30, 2012. Currently, there are two major political parties, the Saenuri Party (formerly known as the Grand National Party), or SP, and the Democratic Party, or DP.

As of July 2, 2013, the parties control the following number of seats in the National Assembly:

	SP	DP	Others	Total
Number of Seats	154	127	19	300

Relations with North Korea

Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War, which took place between 1950 and 1953 began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.

North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic’s military forces, composed of approximately 650,000 regular troops and almost 3.0 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. In addition, the United States has historically maintained its military presence in the Republic. In October 2004, the United States and the Republic agreed to a three-phase withdrawal of approximately one-third of the 37,500 troops stationed in the Republic by the end of 2008. By the end of 2004, 5,000 U.S. troops departed the Republic in the first phase of such withdrawal and in the plan’s second phase, the United States removed 5,000 troops by the end of 2006. In the final phase, another 2,500 U.S. troops were scheduled to depart by the end of 2008. In April 2008, however, the United States and the Republic decided not to proceed with the final phase of withdrawal and agreed to maintain 28,500 U.S. troops in the Republic. In February 2007, the United States and the Republic agreed to dissolve their joint command structure by 2012, which would allow the Republic to assume the command of its own armed forces in the event of war on the Korean peninsula. In June 2010, however, the United States and the Republic agreed to delay the dissolution of their joint command structure to 2015.

The level of tension between the two Koreas has fluctuated and may increase abruptly as a result of current and future events. In recent years, there have been heightened security concerns stemming from North Korea’s nuclear weapons and long-range missile programs and increased uncertainty regarding North Korea’s actions and possible responses from the international community. In December 2002, North Korea removed the seals and surveillance equipment from its Yongbyon nuclear power plant and evicted inspectors from the United Nations International Atomic Energy Agency. In January 2003, North Korea renounced its obligations under the Nuclear Non-Proliferation Treaty. Since the renouncement, the Republic, the United States, North Korea, China, Japan and Russia have held numerous rounds of six party multi-lateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program.

In addition to conducting test flights of long-range missiles, North Korea announced in October 2006 that it had successfully conducted a nuclear test, which increased tensions in the region and elicited strong objections worldwide. In response, the United Nations Security Council passed a resolution that prohibits any United Nations member state from conducting transactions with North Korea in connection with any large scale arms and material or technology related to missile development or weapons of mass destruction and from providing luxury goods to North Korea, imposes an asset freeze and travel ban on persons associated with North Korea’s weapons program, and calls upon all United Nations member states to take cooperative action, including thorough inspection of cargo to or from North Korea. In response, North Korea agreed in February 2007 at the six-party talks to shut down and seal the Yongbyon nuclear facility, including the reprocessing facility, and readmit international inspectors to conduct all necessary monitoring and verifications.

In April 2009, North Korea launched a long-range rocket over the Pacific Ocean. The Republic, Japan and the United States responded that the launch poses a threat to neighboring nations and that it was in violation of the United Nations Security Council resolution adopted in 2006 against nuclear tests by North Korea, and the United Nations Security Council unanimously passed a resolution that condemned North Korea for the launch and decided to tighten sanctions against North Korea. Subsequently, North Korea announced that it would permanently pull out of the six-party talks and restart its nuclear program, and the International Atomic Energy Agency reported that its inspectors had been ordered to remove surveillance devices and other equipment at the Yongbyon nuclear power plant and to leave North Korea. In May 2009, North Korea announced that it had successfully conducted a second nuclear test and test-fired three short-range, surface-to-air missiles. In response, the United Nations Security Council unanimously passed a resolution that condemned North Korea for the nuclear test and decided to expand and tighten sanctions against North Korea. In March 2010, a Korean warship was destroyed by an underwater explosion, killing many of the crewmen on board. The Government formally accused North Korea of causing the sinking in May 2010. North Korea has denied responsibility for the sinking and has threatened retaliation for any attempt to punish it for the act. In November 2010, North Korean forces fired more than one hundred artillery shells targeting Yeonpyeong Island located near the maritime border between the Republic and North Korea on the west coast of the Korean peninsula, killing two Korean soldiers and two civilians as well as causing substantial property damage. The Republic responded by firing approximately 80 artillery shells and putting the military on its highest alert level. The Government condemned North Korea for the act and vowed stern retaliation should there be further provocation. In April 2012, North Korea launched a long-range rocket over the Yellow Sea. The Republic, Japan and the United States condemned the launch and the United Nations Security Council adopted a chairman’s statement condemning North Korea for the launch. In December 2012, North Korea successfully launched a satellite into orbit using a long-range rocket after an unsuccessful attempt in April 2012, despite concerns in the international community that such a launch would be in violation of the recent agreement with the United States as well as United Nations Security Council resolutions that prohibit North Korea from conducting launches that use ballistic missile technology. In February 2013, North Korea announced that it had successfully conducted a third nuclear test, which increased tensions in the region. In response, the United Nations Security Council strongly condemned North Korea for the nuclear test. In late March 2013, North Korea stated that it had entered “a state of war” with the Republic, declaring the 1953 armistice invalid, and put its artillery at the highest level of combat readiness to protest the Republic-United States allies’ military drills and additional sanctions imposed on North Korea for its missile and nuclear tests. In early April 2013, North Korea blocked access to the inter-Korean industrial complex in its border city of Gaeseong to South Koreans, while the U.S. deployed nuclear-capable stealth bombers and destroyers to Korean air and sea space. In May 2013, North Korea launched several short-range projectiles into waters off its east coast over a three-day period. The Government declared the launches a provocation and urged North Korea to take responsible actions.

There recently has been increased uncertainty with respect to the future of North Korea’s political leadership and concern regarding its implications for economic and political stability in the region. In June 2009, U.S. and Korean officials announced that Kim Jong-il, the North Korean ruler who reportedly suffered a stroke in August 2008, designated his third son, Kim Jong-eun, who is reportedly in his twenties, to become his successor. In September 2010, Kim Jong-eun was made a general in the North Korean army, named the vice chairman of the Central Military Commission and appointed to the Central Committee of the Workers’ Party in a series of measures widely believed to be part of the succession plan. In addition, North Korea’s economy faces severe challenges. For example, in November 2009, the North Korean government redenominated its currency at a ratio of 100 to 1 as part of a currency reform undertaken in an attempt to control inflation and reduce income gaps. In tandem with the currency redenomination, the North Korean government banned the use or possession of foreign currency by its residents and closed down privately run markets, which led to severe inflation and food shortages. Such developments may further aggravate social and political tensions within North Korea.

Since the death of Kim Jong-il, the former North Korean ruler, in mid-December 2011, there has been increased uncertainty with respect to the future of North Korea’s political leadership and concern regarding its implications for political and economic stability in the region. Although Kim Jong-eun, Kim Jong-il’s third son, assumed power as North Korea’s new ruler, the eventual outcome of the leadership transition remains uncertain. Furthermore, as only limited information is available outside of North Korea about Kim Jong-eun, and it is unclear which individuals or factions, if any, will share political power with Kim Jong-eun or assume the leadership if the transition is not successful, there is significant uncertainty regarding the policies, actions and initiatives that North Korea might pursue in the future.

There can be no assurance that the level of tension on the Korean peninsula will not escalate in the future or that such escalation will not have a material adverse impact on the Republic’s economy or its ability to obtain future funding. Any further increase in tension, which may occur, for example, if North Korea experiences a leadership crisis, high-level contacts between the Republic and North Korea break down or military hostilities occur, could have a material adverse effect on the Republic’s economy.

Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic. In former President Lee’s national address on August 15, 2010, he suggested the possible adoption of a reunification tax as a potential means of alleviating the potential long-term economic burden associated with reunification. Such discussions on reunification are very preliminary, and it has not been decided whether or when such a reunification tax would be implemented. If a reunification tax is implemented, depending on how it is structured, it may lead to a decrease in domestic consumption, which in turn may have a material adverse effect on the Republic’s economy.

Foreign Relations and International Organizations

The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners together with the United States.

The Republic belongs to a number of supranational organizations, including:

•	the International Monetary Fund, or the IMF;

•	the World Bank;

•	the Asian Development Bank, or ADB;

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements;

•	the World Trade Organization, or WTO; and

•	the Inter-American Development Bank, or IDB.

In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.

In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development, or the OECD, which the Republic officially joined as the twenty-ninth regular member in December 1996.

The Economy

Current Worldwide Economic and Financial Difficulties

In recent years, adverse conditions and volatility in the worldwide financial markets, fluctuations in oil and commodity prices and the general weakness of the U.S. and global economy have contributed to the uncertainty of global economic prospects in general and have adversely affected, and may continue to adversely affect, the Korean economy.

As liquidity and credit concerns and volatility in the global financial markets increased significantly since September 2008, the value of the Won relative to the U.S. dollar depreciated at an accelerated rate during the fourth quarter of 2008 and first half of 2009. See “Monetary Policy—Foreign Exchange.” Such depreciation of the Won increased the cost of imported goods and services and the Won revenue needed by Korean companies to service foreign currency-denominated debt. Furthermore, as a result of adverse global and Korean economic conditions, there was a significant overall decline and continuing volatility in the stock prices of Korean companies. The Korea Composite Stock Price Index declined by 27.8% from 1,852.0 on May 30, 2008 to 1,336.7 on April 16, 2009. See “The Financial System—Securities Markets”. Moreover, gross domestic product, or GDP, in the first quarter of 2009 contracted by 4.3% at chained 2005 year prices compared with the same period in 2008, and exports in the first quarter of 2009 decreased by 24.8% to US$74.7 billion from US$99.4 billion in the same period in 2008. In addition, increases in credit spreads, as well as limitations on the availability of credit resulting from heightened concerns about the stability of the markets generally and the strength of counterparties specifically that led many lenders and institutional investors to reduce or cease funding to borrowers, adversely affected Korean banks’ ability to borrow, particularly with respect to foreign currency funding, in the fourth quarter of 2008 and first half of 2009.

In response to these developments, legislators and financial regulators in the United States and other jurisdictions, including Korea, implemented a number of policy measures designed to add stability to the financial markets, including the provision of direct and indirect assistance to distressed financial institutions. In particular, the Government implemented, among other things, the following measures in the fourth quarter of 2008 and in 2009:

•

in October 2008, the Government implemented a guarantee program to guarantee foreign currency-denominated debt incurred by Korean banks and their overseas branches between October 20, 2008 and June 30, 2009 (subsequently extended to December 31, 2009), up to an aggregate amount of US$100 billion, for a period of three years (subsequently extended to five years) from the date such debt was incurred;

•

in October 2008, The Bank of Korea established a temporary reciprocal currency swap arrangement with the Federal Reserve Board of the United States for up to US$30 billion, effective until April 30, 2009 (subsequently extended to October 30, 2009). The Bank of Korea provided U.S. dollar liquidity, through competitive auction facilities, to financial institutions established in Korea, using funds from the swap line;

•

in December 2008, a ￦10 trillion bond market stabilization fund was established to purchase financial and corporate bonds and debentures in order to provide liquidity to companies and financial institutions;

•

in December 2008, The Bank of Korea agreed with the People’s Bank of China to establish a bilateral currency swap arrangement for up to ￦38 trillion, effective for three years, and agreed with the Bank of Japan to increase the maximum amount of their bilateral swap arrangement from US$3 billion to US$20 billion, effective until April 30, 2009;

•	in December 2008 and March 2009, the Government, through Korea Asset Management Corporation, purchased approximately ￦1.7 trillion of non-performing loans held by savings banks;

•

during the first quarter of 2009, the Government, through the Bank of Korea and the Korea Development Bank, purchased from Korean banks approximately ￦4 trillion of hybrid securities and subordinated bonds;

•

during the fourth quarter of 2008 and the first quarter of 2009, The Bank of Korea decreased the policy rate by a total of 3.25% points to 2.00% in order to address financial market instability and to help combat the slowdown of the domestic economy;

•	in April 2009, the National Assembly authorized the expansion of the 2009 national budget by ￦28.4 trillion to provide stimulus for the Korean economy; and

•

in December 2009, the Government, together with the member countries of the Association of Southeast Asian Nations, China and Japan, signed the Chiang Mai Initiative Multilateralization Agreement to address balance-of-payments and short-term liquidity difficulties in the region and to supplement the existing international financial arrangements.

The global financial markets have experienced significant volatility in recent years as a result of, among other things, the downgrading by Standard & Poor’s Rating Services of the long-term sovereign credit rating of the United States to “AA+” from “AAA” in August 2011, as well as the continuing financial difficulties affecting many other governments worldwide, including Greece, Spain, Italy and Portugal. In November 2009, the Dubai government announced a moratorium on the outstanding debt of Dubai World, a government-affiliated investment company. In November 2008, the Icelandic government, facing mounting debt problems, reached an agreement with the IMF to receive loans in the amount of US$2.1 billion over a two-year period, and in May 2010 and March 2012, the Greek government reached an agreement with the IMF and the European Union to receive loans in the amount of Euro 110 billion over a three-year period and to receive additional loans in the amount of Euro 130 billion over a four-year period, respectively. In July 2012, the Spanish government reached an agreement with the European Union under the European Stability Mechanism, or ESM, to receive up to Euro 100 billion to cover the capitalization needs of the Spanish banking sector. In connection with the agreement with the Spanish government, the ESM disbursed Euro 37 billion and Euro 1.9 billion in December 2012 and February 2013, respectively, for the recapitalization of certain Spanish banks. Any of these or other developments could potentially trigger another financial and economic crisis, which could have a material adverse effect on the Korean economy and financial markets (including depreciation of the value of the Won, decline and volatility in the stock prices of Korean companies, increases in credit spreads and funding costs and decreases in exports).

There have been significant volatility in the Korea Composite Stock Index in recent years, due to adverse global financial and economic conditions. See “—The Financial System—Securities Markets”. There is no guarantee that the stock prices of Korean companies will not decline again in the future. Future declines in the index and large amounts of sales of Korean securities by foreign investors and subsequent repatriation of the proceeds of such sales may continue to adversely affect the value of the Won, the foreign currency reserves held by financial institutions in Korea, and the ability of Korean companies and banks to raise capital. In the event that such difficult conditions in the global credit markets continue or the global economy deteriorates in the future, the Korean economy could be adversely affected and Korean banks may be forced to fund their operations at a higher cost or may be unable to raise as much funding as they need to support their lending and other activities.

Furthermore, while many governments worldwide are considering or are in the process of implementing “exit strategies”, in the form of reduced government spending, higher interest rates or otherwise, with respect to the economic stimulus measures adopted in response to the global financial crisis, such strategies may, for reasons related to timing, magnitude or other factors, have the unintended consequence of prolonging or worsening global economic and financial difficulties. In light of the high level of interdependence of the global economy, any of the foregoing developments could have a material adverse effect on the Korean economy and financial markets.

Gross Domestic Product

GDP measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current market prices and “real” or “inflation-adjusted” terms. In March 2009, the Republic adopted a method known as the “chain-linked” measure of GDP, replacing the previous fixed-base, or “constant” measure of GDP, to show the real growth of the aggregate economic activity, as recommended by the System of National Accounts 1993. GDP at current market prices values a country’s output using the actual prices of each year, whereas the “chain-linked” measure of GDP is compiled by using “chained indices” linking volume growth between consecutive time periods.

The following table sets out the composition of the Republic’s GDP at current market and chained 2005 year prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product

	2008	2009	2010	2011	2012(1)	As % of GDP 2012(1)
	(billions of Won)
Gross Domestic Product at Current Market Prices:
Private	561,627.5	575,970.2	616,982.6	655,386.6	680,756.6	53.5
Government	156,944.1	170,324.7	178,396.1	189,551.6	201,475.9	15.8
Gross Capital Formation	320,368.8	279,858.1	346,430.2	364,507.2	350,616.8	27.6
Exports of Goods and Services	544,110.7	529,645.1	613,368.3	692,121.5	718,967.0	56.5
Less Imports of Goods and Services	(556,197.9)	(490,188.3)	(583,157.3)	(667,181.7)	(679,786.1)	(53.4)
Statistical Discrepancy	(401.4)	(573.0)	1,254.8	775.3	429.3	0.0
Expenditures on Gross Domestic Product	1,026,451.8	1,065,036.8	1,173,274.9	1,235,160.5	1,272,459.5	100.0
Net Factor Income from the Rest of the World	7,663.6	4,746.2	1,478.1	3,244.7	7,086.9	0.6
Gross National Income(2)	1,034,115.4	1,069,783.1	1,174,753.0	1,238,405.3	1,279,546.4	100.6
Gross Domestic Product at Chained 2005 Year Prices:
Private	518,820.8	518,776.0	541,537.3	554,489.5	563,860.5	51.1
Government	140,633.6	148,471.7	152,811.1	155,973.6	161,993.5	14.7
Gross Capital Formation	277,772.8	240,411.7	278,359.2	282,324.0	277,335.6	25.1
Exports of Goods and Services	454,248.9	448,813.8	514,700.8	561,714.8	585,182.1	53.0
Less Imports of Goods and Services	(410,567.7)	(377,795.8)	(442,975.9)	(469,890.1)	(481,648.1)	(43.6)
Statistical Discrepancy	(323.6)	(528.1)	(797.4)	(1,559.8)	(661.2)	(0.1)
Expenditures on Gross Domestic Product(3)	978,498.8	981,625.1	1,043,666.3	1,082,095.6	1,104,214.7	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	6,776.2	4,055.5	1,017.8	2,420.8	5,538.2	0.5
Trading Gains and Losses from Changes in the Terms of Trade	(50,031.9)	(35,622.1)	(41,197.0)	(65,957.2)	(64,973.5)	(5.9)
Gross National Income(4)	935,248.8	950,041.1	1,003,474.7	1,018,515.6	1,044,712.3	94.6
Percentage Increase (Decrease) of GDP over Previous Year At Current Prices	5.3	3.8	10.2	5.3	3.0
At Chained 2005 Year Prices	2.3	0.3	6.2	3.7	2.0

(1)	Preliminary.
(2)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.
(3)	Under the “chain-linked” measure of GDP, the components of GDP will not necessarily add to the total GDP.
(4)	Under the “chain-linked” measure of Gross National Income, the components of Gross National Income will not necessarily add to the total Gross National Income.

Source: The Bank of Korea.

The following table sets out the Republic’s GDP by economic sector at current market prices:

Gross Domestic Product by Economic Sector

(at current market prices)

	2008	2009	2010	2011	2012(1)	As % of GDP 2012(1)
	(billions of Won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	24,686.0	26,615.0	27,832.1	29,787.7	30,247.8	2.4
Mining and Manufacturing	258,545.4	268,798.7	321,498.4	350,501.3	358,153.3	28.1
Mining and Quarrying	2,336.0	2,220.5	2,223.2	2,301.9	2,317.8	0.2
Manufacturing	256,209.4	266,578.2	319,275.2	348,199.4	355,835.5	28.0
Electricity, Gas and Water	12,298.6	17,258.2	21,473.6	21,571.6	23,514.8	1.8
Construction	64,612.2	66,576.6	66,156.6	65,664.4	66,862.2	5.3
Services:	559,545.8	579,587.5	616,972.0	645,962.8	667,192.7	52.4
Wholesale and Retail Trade, Restaurants and Hotels	100,419.3	103,994.8	114,858.5	123,531.3	125,667.3	9.9
Transportation, Storage and Communication	41,613.1	40,162.5	44,213.6	41,150.4	41,883.9	3.3
Financial Intermediation	65,132.2	65,035.5	71,846.9	77,992.7	76,163.6	6.0
Real Estate, Renting and Business Activities	71,886.2	74,361.1	76,046.5	77,562.8	80,924.0	6.4
Information, Communication	39,666.8	41,225.0	42,421.0	43,561.7	44,909.5	3.5
Business Activities	49,905.7	51,001.9	55,493.9	58,663.8	61,957.1	4.9
Public Administration and Defense; Compulsory Social Security	59,396.8	63,706.6	65,079.2	69,212.7	73,955.5	5.8
Education	60,940.1	63,448.7	64,887.0	67,174.0	69,536.2	5.5
Health and Social Work	38,452.1	43,092.1	47,228.9	50,297.4	53,874.6	4.2
Recreational, Cultural and Sporting	13,048.9	13,693.8	14,289.8	15,230.3	15,880.3	1.2
Other Service Activities	19,084.6	19,865.5	20,606.7	21,585.7	22,440.7	1.8
Taxes less subsidies on products	106,763.8	106,200.8	119,342.2	121,672.8	126,488.6	9.9
Gross Domestic Product at Current Prices	1,026,451.8	1,065,036.8	1,173,274.9	1,235,160.5	1,272,459.5	100.0
Net Factor Income from the Rest of the World	7,663.6	4,746.2	1,478.1	3,244.7	7,086.9	0.6
Gross National Income at Current Price	1,034,115.4	1,069,783.1	1,174,753.0	1,238,405.3	1,279,546.4	100.6

(1)	Preliminary.

Source: The Bank of Korea.

The following table sets out the Republic’s GDP per capita:

Gross Domestic Product per capita

(at current market prices)

	2008	2009	2010	2011	2012(1)
GDP per capita (thousands of Won)	21,117	21,848	24,005	25,245	26,037
GDP per capita (U.S. dollar)	19,162	17,110	20,765	22,778	23,113
Average Exchange Rate (in Won per U.S. dollar)	1,102.0	1,276.9	1,156.0	1,108.3	1,126.5

(1)	Preliminary.

Source: International Monetary Fund, World Economic Outlook Database, April 2013.

The following table sets out the Republic’s Gross National Income, or GNI, per capita:

Gross National Income per capita

(at current market prices)

	2008	2009	2010	2011	2012(1)
GNI per capita (thousands of Won)	21,130	21,750	23,775	24,878	25,589
GNI per capita (U.S. dollar)	19,161	17,041	20,562	22,451	22,708
Average Exchange Rate (in Won per U.S. dollar)	1,102.6	1,276.4	1,156.3	1,108.1	1,126.8

(1)	Preliminary.

Source: The Bank of Korea.

The following table sets out the Republic’s GDP by economic sector at chained 2005 year prices:

Gross Domestic Product by Economic Sector

(at chained 2005 year prices)

	2008	2009	2010	2011	2012(1)	As % of GDP 2012(1)
	(billions of Won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	28,826.9	29,759.2	28,443.8	27,856.7	27,687.0	2.5
Mining and Manufacturing	256,388.8	252,473.7	289,119.9	310,037.7	316,885.2	28.7
Mining and Quarrying	1,922.1	1,906.0	1,743.0	1,659.1	1,680.1	0.2
Manufacturing	254,466.7	250,567.7	287,376.9	308,378.6	315,205.1	28.5
Electricity, Gas and Water	20,199.0	21,023.6	21,937.4	22,575.7	23,218.5	2.1
Construction	60,611.1	61,716.0	60,047.9	57,467.3	56,557.7	5.1
Services:	515,983.6	521,915.1	542,470.9	556,749.6	570,741.3	51.7
Wholesale and Retail Trade, Restaurants and Hotels	91,512.4	90,725.7	97,125.1	101,841.9	104,259.1	9.4
Transportation and Storage	41,033.4	38,666.2	42,657.4	44,327.3	44,889.9	4.1
Financial Intermediation	64,612.2	67,425.2	69,063.0	70,188.7	72,689.1	6.6
Real Estate and Renting	66,491.6	66,368.7	67,210.4	67,884.3	67,985.4	6.2
Information and Communication	41,024.7	41,933.8	43,589.1	46,149.4	48,097.5	4.4
Business Activities	42,990.6	42,727.5	44,047.8	44,927.1	46,150.0	4.2
Public Administration and Defense: Compulsory Social Security	52,903.0	54,887.7	55,767.5	56,660.2	58,509.7	5.3
Education	51,619.6	52,135.1	52,752.5	52,742.4	52,825.5	4.8
Health and Social Work	34,197.6	36,897.6	39,395.4	40,793.0	43,514.6	3.9
Culture and Entertainment Services	12,175.8	12,477.2	12,739.0	12,963.4	13,308.2	1.2
Other Service Activities	17,422.7	17,670.4	18,123.7	18,271.9	18,512.3	1.7
Taxes less subsidies on products	97,090.1	95,514.0	102,595.5	108,442.9	110,157.2	10.0
Gross Domestic Product at Market Prices(2)	978,498.8	981,625.1	1,043,666.3	1,082,095.6	1,104,214.7	100.0

(1)	Preliminary.
(2)	Under the “chain-linked” measure of GDP, the components of GDP will not necessarily add to the total GDP.

Source: The Bank of Korea.

GDP growth in 2008 was 2.3% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 2.0% and exports of goods and services increased by 6.6%, which more than offset a decrease in gross domestic fixed capital formation by 1.9%, each compared with 2007.

GDP growth in 2009 was 0.3% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 1.2%, which more than offset a decrease in exports of goods and services by 1.2% and a decrease in gross domestic fixed capital formation by 1.0%, each compared with 2008.

GDP growth in 2010 was 6.3% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 4.1%, exports of goods and services increased by 14.7% and gross domestic fixed capital formation increased by 5.8%, each compared with 2009.

GDP growth in 2011 was 3.7% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 2.3% and exports of goods and services increased by 9.1%, which more than offset a decrease in gross domestic fixed capital formation by 1.0%, each compared with 2010.

Based on preliminary data, GDP growth in 2012 was 2.0% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 2.2% and exports of goods and services increased by 4.2%, which more than offset a decrease in gross domestic fixed capital formation by 1.7%, each compared with 2011.

Based on preliminary data, GDP growth in the first quarter of 2013 was 1.5% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 1.4% and exports of goods and services increased by 3.4%, which more than offset a decrease in gross domestic fixed capital formation by 3.8%, each compared with the corresponding period of 2012.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production:

Industrial Production

(2005 = 100)

	Index Weight(1)	2008	2009	2010	2011	2012(2)
All Industries	10,000.0	119.8	119.7	139.2	148.8	151.3
Mining and Manufacturing	9,458.5	120.1	119.9	139.8	149.6	152.3
Mining	36.5	82.3	87.9	81.5	80.8	79.2
Petroleum, Crude Petroleum and Natural Gas	8.7	65.7	89.1	87.3	77.8	76.1
Metal Ores	0.5	154.9	122.2	221.5	276.7	240.4
Non-metallic Minerals	27.3	86.4	86.8	77.1	78.2	77.2
Manufacturing	9,422.0	120.3	120.0	140.1	149.9	152.6
Food Products	479.2	99.4	99.0	105.0	105.7	107.2
Beverage Products	159.0	104.8	99.3	104.4	107.9	112.7
Tobacco Products	55.1	120.8	120.3	116.2	118.1	122.7
Textiles	226.0	90.9	85.8	96.3	97.8	94.0
Wearing Apparel, Clothing Accessories and Fur Articles	174.6	122.1	118.5	124.5	126.0	120.5
Tanning and Dressing of Leather, Luggage and Footwear	47.9	98.8	87.1	82.7	78.0	72.9
Wood and Products of Wood and Cork (Except Furniture)	46.7	99.7	88.2	87.3	84.5	74.6
Pulp, Paper and Paper Products	145.0	103.2	100.2	106.9	109.2	109.3
Printing and Reproduction of Recorded Media	77.0	112.0	99.2	113.3	101.3	96.8
Coke, hard-coal and lignite fuel briquettes and Refined Petroleum Products	315.2	103.2	102.0	105.5	113.4	116.5
Chemicals and Chemical Products	772.2	110.8	116.6	126.1	129.9	135.0
Pharmaceuticals, Medicinal Chemicals and Botanical Products	187.1	130.3	138.3	144.2	143.7	148.2
Rubber and Plastic Products	434.2	109.2	100.0	112.2	117.1	118.4
Non-metallic Minerals	309.9	113.4	112.2	118.4	117.1	106.7
Basic Metals	753.2	110.0	99.7	119.7	128.4	129.1
Fabricated Metal Products	490.8	118.3	106.4	115.5	127.3	131.5
Electronic Components, Computer, Radio, Television and Communication Equipment and Apparatuses	1,970.4	151.6	165.7	207.4	228.2	241.2
Medical, Precision and Optical Instruments, Watches and Clocks	102.8	117.9	119.7	133.9	151.3	160.2
Electrical Equipment	449.5	111.4	113.1	124.4	124.3	123.0
Other Machinery and Equipment	737.5	121.2	108.5	150.4	160.9	153.9
Motor Vehicles, Trailers and Semitrailers	1,101.2	111.0	103.9	128.0	145.7	146.3
Other Transport Equipment	254.3	142.6	160.7	149.6	159.6	158.0
Furniture	79.0	102.8	92.0	97.2	100.4	92.8
Other Products	54.2	79.8	75.2	86.8	89.3	90.9
Electricity, Gas	541.5	114.5	116.5	127.5	132.9	133.4
Publishing activities	109.3	94.8	91.5	89.8	86.6	84.3
Total Index (including Publishing Activities)	10,109.3	119.5	119.4	138.6	148.1	150.5

(1)	Index weights were established on the basis of an industrial census in 2005 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.
(2)	Preliminary

Source: The Bank of Korea; Korea National Statistical Office.

Industrial production growth was 3.3% in 2008. Industrial production decreased by 0.1% in 2009, primarily due to decreased exports as a result of adverse global economic conditions beginning in the second half of 2008. Industrial production increased by 16.3% in 2010, primarily due to increased exports and domestic consumption. Industrial production increased by 6.9% in 2011, primarily due to increased exports and domestic consumption. Based on preliminary data, industrial production increased by 1.7% in 2012, primarily due to increased domestic consumption and exports of goods and services.

Manufacturing

The manufacturing sector increased production by 3.4% in 2008. In 2009, the manufacturing sector decreased production by 0.2%. The manufacturing sector increased production by 16.8% in 2010 and 7.0% in 2011. Based on preliminary data, the manufacturing sector increased production by 1.8% in 2012.

Automobiles. In 2008, automobile production decreased by 6.4%, domestic sales volume recorded a decrease of 5.3% and export sales volume recorded a decrease of 5.7%, compared with 2007, primarily due to a decrease in the domestic and global demand for automobiles as a result of adverse global and Korean economic conditions. In 2008, export sales of automobiles constituted approximately 7.4% of the Republic’s total exports. In 2009, automobile production decreased by 8.2%, domestic sales volume recorded an increase of 20.7% and export sales volume recorded a decrease of 19.9%, compared with 2008, primarily due to the continued decrease in global demand for automobiles. In 2009, export sales of automobiles constituted approximately 6.2% of the Republic’s total exports. The automobile stimulus programs of a number of governments, including those in the United States and Europe, encouraged demand for automobiles in the relevant countries for the first nine months of 2009, the effect of which partially offset the decrease in global demand for Korean automobiles during the duration of such stimulus programs. In the fourth quarter of 2009, export sales of automobiles increased compared to previous quarters of 2009, primarily due to the recovery of global demand for automobiles, the effect of which more than offset the negative impact of termination of most of such governments’ automobile stimulus programs in the second half of 2009. In 2010, automobile production increased by 21.6%, domestic sales volume recorded an increase of 5.1% and export sales volume recorded an increase of 29.0%, compared with 2009. In 2011, automobile production increased by 9.0%, domestic sales volume recorded an increase of 0.6% and export sales volume recorded an increase of 13.7%, compared with 2010. Based on preliminary data, in 2012, automobile production decreased by 2.1%, domestic sales volume recorded a decrease of 4.3% and export sales volume recorded an increase of 0.6%, compared with 2011.

Electronics. In 2007, electronics production amounted to ￦226,741 billion, an increase of 4.5% from the previous year, and exports amounted to US$130.1 billion, an increase of 9.2% from the previous year. In 2007, export sales of semiconductor memory chips constituted approximately 10.5% of the Republic’s total exports. In 2008, electronics production amounted to ￦252,695 billion, an increase of 11.5% from the previous year, and exports amounted to US$131.2 billion, an increase of 0.8% from the previous year. In 2008, export sales of semiconductor memory chips constituted approximately 7.8% of the Republic’s total exports. In 2009, electronics production amounted to ￦261,457 billion, an increase of 3.5% from the previous year, and exports amounted to US$120.9 billion, a decrease of 7.8% from the previous year. In 2009, export sales of semiconductor memory chips constituted approximately 8.5% of the Republic’s total exports. In 2010, electronics production amounted to ￦322,910 billion, an increase of 23.5% from the previous year, and exports amounted to US$153.9 billion, an increase of 27.3% from the previous year. In 2010, export sales of semiconductor memory chips constituted approximately 10.9% of the Republic’s total exports. In 2011, electronics production amounted to ￦330,030 billion, an increase of 2.2% from the previous year, and exports amounted to US$156.6 billion, an increase of 1.8% from the previous year. In 2011, export sales of semiconductor memory chips constituted approximately 9.0% of the Republic’s total exports.

Iron and Steel. In 2008, crude steel production totaled 53.6 million tons, an increase of 3.8% from 2007. Domestic sales volume increased by 4.9% and export sales volume increased by 8.6%. In 2009, crude steel production totaled 48.6 million tons, a decrease of 8.9% from 2008. Domestic sales volume and export sales volume decreased by 21.4% and 1.2%, respectively. In 2010, crude steel production totaled 58.9 million tons, an increase of 20.2% from 2009. Domestic sales volume and export sales volume increased by 21.6% and 21.1%, respectively. In 2011, crude steel production totaled 68.5 million tons, an increase of 16.3% from 2010. Domestic sales volume and export sales volume increased by 5.8% and 16.9%, respectively. Based on preliminary data, in 2012, crude steel production totaled 69.1 million tons, an increase of 0.9% from 2011. Domestic sales volume decreased by 5.1% but export sales volume increased by 4.8%.

Shipbuilding. In 2008, the Republic’s shipbuilding orders amounted to approximately 14 million compensated gross tons, a decrease of 56.3% compared to 2007. In 2009, the Republic’s shipbuilding orders amounted to approximately 2 million compensated gross tons, a decrease of 85.7% compared to 2008 as a result of a decrease in ship orders due to adverse global economic conditions. In 2010, the Republic’s shipbuilding orders amounted to approximately 8 million compensated gross tons, an increase of 300.0% compared to 2009. In 2011, the Republic’s shipbuilding orders amounted to approximately 12 million compensated gross tons, an increase of 50.0% compared to 2010. Based on preliminary data, in 2012, the Republic’s shipbuilding orders amounted to approximately 7 million compensated gross tons, a decrease of 41.7% compared to 2011.

Agriculture, Forestry and Fisheries

The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.

Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.

In 2008, rice production decreased 6.4% from 2007 to 4.4 million tons. In 2009, rice production increased 9.1% from 2008 to 4.8 million tons. In 2010, rice production increased 2.1% from 2009 to 4.9 million tons. In 2011, rice production decreased 12.2% from 2010 to 4.3 million tons. In 2012, rice production decreased 2.3% from 2011 to 4.2 million tons. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs.

The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

In 2008, the agriculture, forestry and fisheries industry increased by 5.6% compared to 2007. In 2009, the agriculture, forestry and fisheries industry increased by 3.2% compared to 2008. In 2010, the agriculture, forestry and fisheries industry decreased by 4.3% compared to 2009. In 2011, the agriculture, forestry and fisheries industry decreased by 2.0% compared to 2010. Based on preliminary data, in 2012, the agriculture, forestry and fisheries industry decreased by 1.0% compared to 2011.

Construction

In 2008, the construction industry decreased by 2.5% compared to 2007 primarily due to a significant decrease in the construction of commercial and residential buildings. In 2009, the construction industry increased by 1.8% compared to 2008. In 2010, the construction industry decreased by 0.1% compared to 2009. In 2011, the construction industry decreased by 4.6% compared to 2010. Based on preliminary data, in 2012, the construction industry decreased by 1.3% compared to 2011. The construction industry has experienced a significant downturn since the second half of 2009, due to excessive investment in recent years in residential property development projects, stagnation of real property prices and reduced demand for residential property, especially in areas outside of Seoul, as a result of deteriorating conditions in the Korean economy in the second half of 2009 and into 2010. The Government has taken measures to support the Korean construction industry, including a ￦5 trillion program to buy unsold housing units and land from construction companies. However, the effect of these measures is uncertain and the construction industry may continue to experience adverse conditions.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
2008	240.8	232.2	96.5
2009	243.3	234.7	96.5
2010	263.8	254.6	96.5
2011	275.7	265.9	96.4
2012	277.6	267.5	96.4

Source: Korea Energy Economics Institute; Korea National Statistical Office.

Korea has almost no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.

To reduce its dependence on oil and gas imports, the Government has encouraged energy conservation and energy source diversification emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others(1)		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
	(millions of tons of oil equivalents, except percentages)
2008	66.1	27.5	100.2	41.6	32.5	13.5	42.0	17.4	240.8	100.0
2009	68.6	28.2	102.3	42.0	31.8	13.1	40.6	16.7	243.3	100.0
2010	77.1	29.2	104.3	39.5	31.9	12.1	50.5	19.1	263.8	100.0
2011	83.6	30.3	105.1	38.1	32.3	11.7	54.7	19.8	275.7	100.0
2012	80.9	29.1	106.1	38.2	31.7	11.4	58.9	21.2	277.6	100.0

(1)	Includes natural gas, hydroelectric power and renewable energy.

Source: Korea Energy Economics Institute; The Bank of Korea.

The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Construction of an additional 18 nuclear power plants was completed by July 2004, adding 16,129 megawatts of generating capacity. The Republic’s total nuclear power generating capacity is estimated to be 20,716 megawatts as of December 31, 2011.

Services Sector

In 2008, the transportation and storage sector increased by 4.8%, the financial intermediation sector increased by 4.9% and the real estate and renting sector increased by 1.5%, each compared with 2007. In 2009, the transportation and storage sector decreased by 5.8%, the financial intermediation sector increased by 4.4% and the real estate and renting sector decreased by 0.2%, each compared with 2008. In 2010, the transportation and storage sector increased by 9.6%, the financial intermediation sector increased by 2.5% and the real estate and renting sector increased by 0.3%, each compared with 2009. In 2011, the transportation and storage sector increased by 3.8%, the financial intermediation sector increased by 1.6% and the real estate and renting sector increased by 2.2%, each compared with 2010. Based on preliminary data, in 2012, the transportation and storage sector increased by 1.4%, the financial intermediation sector increased by 3.3% and the real estate and renting sector increased by 0.2%, each compared with 2011.

Prices, Wages and Employment

The following table shows selected price and wage indices and unemployment rates:

	Producer Price Index(1)	Increase (Decrease) Over Previous Year	Consumer Price Index(1)	Increase (Decrease) Over Previous Year	Wage Index(1)(2)		Increase (Decrease) Over Previous Year		Unemployment Rate(1)(3)
	(2010=100)	(%)	(2010=100)	(%)	(2008=100)		(%)		(%)
2008	96.5	8.5	94.5	4.7	100.0		(1.2)		3.2
2009	96.3	(0.2)	97.1	2.8	102.2		2.2		3.6
2010	100.0	3.8	100.0	3.0	111.5		9.1		3.7
2011	106.7	6.7	104.0	4.0	113.3		1.6		3.4
2012	107.5	0.7	106.3	2.2	N/A	(4)	N/A	(4)	3.2

(1)	Average for year.
(2)	Nominal wage index of earnings in manufacturing industry.
(3)	Expressed as a percentage of the economically active population.
(4)	Not available.

Source: The Bank of Korea; Korea National Statistical Office.

The inflation rate was 4.7% in 2008, 2.8% in 2009, 3.0% in 2010, 4.0% in 2011 and 2.2% in 2012. The inflation rate was 1.4% in the first quarter of 2013 compared to the corresponding period of 2012.

The unemployment rate was 3.2% in 2008, 3.6% in 2009, 3.7% in 2010, 3.4% in 2011 and 3.2% in 2012.

From 1992 to 2009, the economically active population of the Republic increased by approximately 24.8% to 24.3 million, while the number of employees increased by approximately 23.7% to 23.5 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 60% and 63% over the past decade. Literacy among workers under 50 is almost universal. As of December 31, 2012, the economically active population of the Republic was 25.5 million and the number of employees was 24.7 million.

As of July 1, 2004, the Republic adopted a five-day workweek for large corporations with over 1,000 employees, publicly-owned (state-run) companies, banks and insurance companies, reducing working hours from 44 to 40 hours a week. The adoption of the five-day workweek has been extended to companies with over 300 employees and to government employees as of July 1, 2005 and to companies with over 100 employees as of July 1, 2006. Companies with more than 50 employees adopted the five-day workweek as of July 1, 2007 and those with over 20 adopted the five-day workweek as of July 1, 2008. Companies with less than 20 employees also adopted the five-day workweek on July 1, 2011.

Approximately 10.1% of the Republic’s workers were unionized as of December 31, 2011. Labor unrest in connection with demands by unionized workers for better wages and working conditions and greater job security occur from time to time in the Republic. Some of the significant incidents in recent years include the following:

•	In May 2009, unionized workers of Ssangyong Motor Company went on full-scale strike and illegally occupied the company’s factory premises in Pyungtaek opposing the company’s reorganization plan.

•

In December 2010, unionized workers at Hanjin Heavy Industries went on strike when the company laid-off workers. While the company reached an agreement with the majority of workers in June 2011, one worker continued her protest by occupying a shipyard crane until November 2011.

•

In July 2011, unionized employees at Standard Chartered Korea (formerly, SC First Bank) engaged in a two-month strike, the longest in the Republic’s banking sector, demanding that the bank scrap performance-related pay reforms.

•	In June 2012, unionized taxi drivers went on their first nationwide strike demanding fare increases and protesting against increased fuel costs.

•	In August 2012, unionized workers of Hyundai Motor Company went on a series of partial strikes demanding a higher bonus increase and the end of overnight shifts.

Actions such as these by labor unions may hinder implementation of the labor reform measures and disrupt the Government’s plans to create a more flexible labor market. Although much effort is being expended to resolve labor disputes in a peaceful manner, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

In 1997, the Korean Confederation of Trade Unions organized a political alliance, which led to the formation of the Democratic Labor Party in January 2000. The Democratic Labor Party, which seeks to represent the interests of workers, controlled five seats in the National Assembly from May 30, 2008 as a result of the 18th legislative general election held on April 9, 2008. The Democratic Labor Party merged with The New People’s Participation Party and changed its name to The Unified Progressive Party in December 2011. The Unified Progressive Party controlled 13 seats in the National Assembly after the 19th legislative general election held on April 11, 2012. On October 21, 2012, seven members of the National Assembly, previously belonging to the United Progressive Party, and their supporters formed a new party, the Progressive Justice Party.

The Financial System

Structure of the Financial Sector

The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

•	financial investment companies;

•	credit guarantee institutions;

•	venture capital companies; and

•	miscellaneous others.

To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

In July 2007, the Korean National Assembly passed the Financial Investment Services and Capital Markets Act or FSCMA, under which various industry-based capital markets regulatory systems currently were consolidated into a single regulatory system. The FSCMA, which became effective in February 2009, expands the scope of permitted investment-related financial products and activities through expansive definitions of financial instruments and function-based regulations that allow financial investment companies to offer a wider range of financial services, as well as strengthening investor protection and disclosure requirements. The Enforcement Decree of the FSCMA classifies the financial investment companies into a total of 78 categories depending on the types of (i) financial investment services, (ii) financial investment products, and (iii) investors.

Prior to the effective date of the Financial Investment Services and Capital Markets Act, separate laws regulated various types of financial institutions depending on the type of the financial institution (for example, securities companies, futures companies, trust business companies and asset management companies) and subjected financial institutions to different licensing and ongoing regulatory requirements (for example, under the Securities and Exchange Act, the Futures Business Act and the Indirect Investment Asset Management Business Act). By applying one uniform set of rules to financial businesses having the same economic function, the Financial Investment Services and Capital Markets Act attempts to improve and address issues caused by the previous regulatory system under which the same economic function relating to capital markets-related business were governed by multiple regulations. To this end, the Financial Investment Services and Capital Markets Act categorizes capital markets-related businesses into six different functions, as follows:

•	investment dealing (trading and underwriting of financial investment products);

•	investment brokerage (brokerage of financial investment products);

•	collective investment (establishment of collective investment schemes and the management thereof);

•	investment advice;

•	discretionary investment management; and

•	trusts (together with the five businesses set forth above, “Financial Investment Businesses”).

Accordingly, all financial businesses relating to financial investment products are reclassified as one or more of the Financial Investment Businesses described above, and financial institutions are subject to the regulations applicable to their relevant Financial Investment Businesses, irrespective of what type of financial institution it is. For example, under the Financial Investment Services and Capital Markets Act, derivative businesses conducted by securities companies and future companies will be subject to the same regulations under the Financial Investment Services and Capital Markets Act, at least in principle.

The banking business and the insurance business are not subject to the Financial Investment Services and Capital Markets Act and will continue to be regulated under separate laws; provided, however, that they are subject to the Financial Investment Services and Capital Markets Act if their activities involve any Financial Investment Businesses requiring a license based on the Financial Investment Services and Capital Markets Act.

Banking Industry

The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in the Republic since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2011, commercial banks consisted of seven nationwide banks, all of which have branch networks throughout the Republic, six regional banks and 53 branches of 38 foreign banks operating in the country. Nationwide and regional banks had, in the aggregate, 5,606 domestic branches and offices, 42 overseas branches, 19 overseas representative offices and 31 overseas subsidiaries as of December 31, 2011.

Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include:

•	The Korea Development Bank;

•	The Export-Import Bank of Korea;

•	The Industrial Bank of Korea;

•	National Federation of Fisheries Cooperatives; and

•	NH Bank (which was established by a spin-off of the credit and banking unit from the National Agricultural Cooperative Federation in March 2012).

The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Services Commission amended banking regulations several times to adopt more stringent criteria for non-performing loans that more closely followed international standards. The new criteria increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans (including loans in Won and loans in foreign currencies) and non-performing assets of Korean banks.

	Total Loans	Non-Performing Assets	Percentage of Total
	(trillions of won)		(percentage)
December 31, 2008	1,288.1	11.0	0.9
December 31, 2009	1,285.8	10.4	0.8
December 31, 2010	1,308.9	24.8	1.9
December 31, 2011	1,387.6	18.8	1.4
December 31, 2012	1,390.9	18.3	1.3

Source: Financial Supervisory Service.

As of December 31, 2011, loans denominated in Won held by Korean banks increased by 7.8% to ￦1,068.5 trillion from ￦991.0 trillion as of December 31, 2010, primarily due to (i) an increase in loans to large corporations by 31.0% to ￦130.7 trillion as of December 31, 2011 from ￦99.8 trillion as of December 31, 2010 and (ii) an increase in household loans by 5.8% to ￦452.5 trillion as of December 31, 2011 from ￦427.6 trillion as of December 31, 2010. As of December 31, 2012, loans denominated in Won held by these banks increased by 3.5% to ￦1,106.4 trillion from ￦1,068.5 trillion as of December 31, 2011, primarily due to (i) an increase in loans to large corporations by 19.9% to ￦156.7 trillion as of December 31, 2012 from ￦130.7 trillion as of December 31, 2011 and (ii) an increase in household loans by 2.7% to ￦464.5 trillion as of December 31, 2012 from ￦452.5 trillion as of December 31, 2011.

In 2008, these banks posted an aggregate net profit of ￦7.7 trillion, compared to an aggregate net profit of ￦15.0 trillion in 2007, primarily due to increased loan loss provisions. In 2009, these banks posted an aggregate net profit of ￦6.9 trillion, compared to an aggregate net profit of ￦7.7 trillion in 2008, primarily due to increased non-performing loans. In 2010, these banks posted an aggregate net profit of ￦9.3 trillion, compared to an aggregate net profit of ￦6.9 trillion in 2009, primarily due to increased net interest income. In 2011, these banks posted an aggregate net profit of ￦12.0 trillion, compared to an aggregate net profit of ￦9.3 trillion in 2010, primarily due to decreased non-performing loans. Based on preliminary data, in 2012, these banks posted an aggregate net profit of ￦9.0 trillion, compared to an aggregate net profit of ￦12.0 trillion in 2011, primarily due to a decrease in gain on sale of equity securities and an increase in impairment loss on available-for-sale securities.

Non-Bank Financial Institutions

Non-bank financial institutions include:

•	savings institutions, including trust accounts of banks, mutual savings banks, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

•	life insurance institutions; and

•	credit card companies.

The country had 100 mutual savings banks as of December 31, 2011, with assets totaling ￦65.5 trillion.

As of December 31, 2011, 13 domestic life insurance institutions, two joint venture life insurance institutions and nine wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately ￦442.7 trillion as of December 31, 2011, were operating in the Republic.

As of December 31, 2011, seven credit card companies operated in the country with loans totaling approximately ￦81.9 trillion.

Money Markets

In the Republic, the money markets consist of the call market and markets for a wide range of other short- term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets

On January 27, 2005, the Korea Exchange was established pursuant to the now repealed Korea Securities and Futures Exchange Act by consolidating the Korea Stock Exchange, the Korea Futures Exchange, the KOSDAQ Stock Market, Inc., or the KOSDAQ, and the KOSDAQ Committee of the Korea Securities Dealers Association, which had formerly managed the KOSDAQ. There are three different markets operated by the Korea Exchange: the KRX KOSPI Market, the KRX KOSDAQ Market, and the KRX Derivatives Market. The

Korea Exchange has two trading floors located in Seoul, one for the KRX KOSPI Market and one for the KRX KOSDAQ Market, and one trading floor in Busan for the KRX Derivatives Market. The Korea Exchange is a joint stock company with limited liability, the shares of which are held by (i) financial investment companies that were formerly members of the Korea Futures Exchange or the Korea Stock Exchange and (ii) the stockholders of the KOSDAQ. Currently, the Korea Exchange is the only stock exchange in Korea and is operated by membership, having as its members Korean financial investment companies and some Korean branches of foreign financial investment companies.

The Korea Exchange publishes the Korea Composite Stock Price Index every ten seconds, which is an index of all equity securities listed on the Korea Exchange. The Korea Composite Stock Price Index is computed using the aggregate value method, whereby the market capitalizations of all listed companies are aggregated, subject to certain adjustments, and this aggregate is expressed as a percentage of the aggregate market capitalization of all listed companies as of the base date, January 4, 1980.

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated:

December 31, 2008	1,124.5
January 30, 2009	1,162.1
February 27, 2009	1,063.0
March 31, 2009	1,206.3
April 30, 2009	1,369.4
May 29, 2009	1,395.9
June 30, 2009	1,390.1
July 31, 2009	1,557.3
August 31, 2009	1,591.9
September 30, 2009	1,673.1
October 31, 2009	1,580.7
November 30, 2009	1,555.6
December 31, 2009	1,682.8
January 29, 2010	1,602.4
February 26, 2010	1,594.6
March 31, 2010	1,692.9
April 30, 2010	1,741.6
May 31, 2010	1,641.3
June 30, 2010	1,698.3
July 30, 2010	1,759.3
August 31, 2010	1,742.8
September 30, 2010	1,872.8
October 29, 2010	1,883.0
November 30, 2010	1,904.6
December 31, 2010	2,051.0
January 31, 2011	2,069.7
February 28, 2011	1,939.3
March 31, 2011	2,106.7
April 30, 2011	2,192.4
May 29, 2011	2,142.5
June 30, 2011	2,100.7
July 31, 2011	2,133.2
August 31, 2011	1,880.1
September 30, 2011	1,769.7
October 31, 2011	1,909.0
November 30, 2011	1,847.5

December 31, 2011	1,825.7
January 31, 2012	1,955.8
February 29, 2012	2,030.3
March 31, 2012	2,014.0
April 30, 2012	1,982.0
May 31, 2012	1,843.5
June 29, 2012	1,854.0
July 31, 2012	1,882.0
August 31, 2012	1,905.1
September 28, 2012	1,996.2
October 31, 2012	1,912.1
November 30, 2012	1,932.9
December 31, 2012	1,997.1
January 31, 2013	1,961.9
February 28, 2013	2,026.5
March 29, 2013	2,004.9
April 30, 2013	1,964.0
May 31, 2013	2,001.1
June 28, 2013	1.863.3

On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic’s weakening financial and corporate sectors, the Republic’s falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index recovered to reach 2,064.9 in late 2007 but since then the index declined. As liquidity and credit concerns and volatility in the global financial markets increased significantly since September 2008, there was a significant overall decline and continuing volatility in the stock prices of Korean companies during the fourth quarter of 2008 and first half of 2009. The index was 1,855.0 on July 2, 2013.

Supervision System

The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Services Commission. The Financial Services Commission acts as the executive body over the Financial Supervisory Service. The Financial Services Commission reports to, but operates independently of, the Prime Minister’s office.

The Ministry of Strategy and Finance focuses on financial policy and foreign currency regulations. The Bank of Korea manages monetary policy focusing on price stabilization.

Deposit Insurance System

The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

Since January 2001, deposits at any single financial institution are insured only up to ￦50 million per person regardless of the amount deposited.

The Government excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and gradually increased the insurance premiums payable by insured financial institutions.

Monetary Policy

The Bank of Korea

The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

Inflation targeting is the basic system of operation for Korean monetary policy. The consumer price index is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces the “Bank of Korea Base Rate,” the reference rate applied in transactions such as repurchase agreements between The Bank of Korea and its financial institution counterparts. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates

On July 12, 2007, The Bank of Korea raised the policy rate to 4.75% from 4.5%, and raised it further to 5.0% on August 9, 2007. The rationale for this change was the concern that the ample market liquidity might put upside pressure on inflation in the medium to long term as the economic upswing continued. On August 7, 2008, The Bank of Korea raised the policy rate to 5.25% from 5.0%, taking the view that inflation in consumer prices had picked up its pace, due to the direct and indirect effects of high oil prices, at a time when domestic economic activity had slackened. On October 9, 2008, The Bank of Korea cut its policy rate to 5.0% from 5.25%, and continued to lower it further to 4.25% on October 27, 2008, 4.0% on November 7, 2008, 3.0% on December 11, 2008, 2.5% on January 9, 2009 and 2.0% on February 12, 2009, in order to address financial market instability and to help combat the slowdown of the domestic economy. On July 9, 2010, The Bank of Korea raised the policy rate to 2.25% from 2.0%, which was further raised to 2.5% on November 16, 2010, in response to signs of inflationary pressures and the continued growth of domestic economy. On January 13, 2011, The Bank of Korea raised the policy rate to 2.75%, which was further increased to 3.0% on March 10, 2011 and to 3.25% on June 10, 2011, in response to inflationary pressures driven mainly by rises in the prices of petroleum products and farm products. The Bank of Korea lowered its policy rate to 3.0% from 3.25% on July 12, 2012, which was further lowered to 2.75% on October 11, 2012 and to 2.5% on May 9, 2013, in order to address the sluggishness of the global and domestic economy.

With the deregulation of interest rates on banks’ demand deposits on February 2, 2004, The Bank of Korea completed the interest rate deregulation based upon the “Four-Stage Interest Rate Liberalization Plan” announced in 1991. The prohibition on the payment of interest on ordinary checking accounts was, however, maintained.

Money Supply

The following table shows the volume of the Republic’s money supply:

	December 31,
	2008	2009	2010	2011	2012
	(billions of Won)
Money Supply (M1)(1)	330,623.7	389,394.5	427,791.6	442,077.5	470,010.6
Quasi-money(2)	1,095,263.8	1,177,455.5	1,232,738.4	1,309,380.9	1,365,631.0
Money Supply (M2)(3)	1,425,887.5	1,566,850.0	1,660,530.0	1,751,458.4	1,835,641.6
Percentage Increase Over Previous Year	12.0%	9.9%	6.0%	5.5%	4.8%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.

(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.
(3)	Money Supply (M2) is the sum of Money Supply (M1) and quasi-money.

Source: The Bank of Korea.

Exchange Controls

Authorized foreign exchange banks, as registered with the Ministry of Strategy and Finance, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

Korean laws and regulations generally require a report to either the Ministry of Strategy and Finance, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.

In September 1998, the National Assembly passed the Foreign Exchange Transactions Act, which became effective in April 1999 and has subsequently been amended numerous times. In principle, most currency and capital transactions, including, among others, the following transactions, have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.

To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Strategy and Finance is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Effective as of January 1, 2006, the Government liberalized the regulations governing “capital transactions.” The regulations provide that no regulatory approvals are required for any capital transactions. The capital transactions previously subject to approval requirements are now subject only to reporting requirements.

In January 2010, the Financial Supervisory Services released FX Derivative Transactions Risk Management Guideline to prevent over-hedging of foreign exchange risk by corporate investors. According to the guideline as amended in July 2010, if a corporate investor, other than a financial institution or a public enterprise, wishes to enter into a foreign exchange forward, option or swap agreement with a bank, the bank is required to verify whether the corporate investor’s assets, liabilities or contracts face foreign exchange risks that could be mitigated by a foreign exchange forward, option or swap agreement. In addition, the bank is required to ensure that the corporate investor’s risk hedge ratio, which is the ratio of the aggregate notional amount to the aggregate amount of risk, does not exceed 100%.

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:

Won/U.S. Dollar Exchange Rate
December 31, 2008	1,257.5
January 31, 2009	1,368.5
February 27, 2009	1,516.4
March 31, 2009	1,377.1
April 30, 2009	1,348.0
May 29, 2009	1,272.9
June 30, 2009	1,284.7
July 31, 2009	1,240.5
August 31, 2009	1,244.9
September 30, 2009	1,188.7
October 31, 2009	1,200.6
November 30, 2009	1,167.4
December 31, 2009	1,167.6
January 29, 2010	1,156.5
February 26, 2010	1,158.4
March 31, 2010	1,130.8
April 30, 2010	1,115.5
May 31, 2010	1,200.2
June 30, 2010	1,210.3
July 30, 2010	1,187.2
August 31, 2010	1,189.1
September 30, 2010	1,142.0
October 29, 2010	1,126.6
November 30, 2010	1,157.3
December 31, 2010	1,138.9
January 31, 2011	1,114.3
February 28, 2011	1,127.9
March 31, 2011	1,107.2
April 30, 2011	1,072.3
May 31, 2011	1,080.6
June 30, 2011	1,078.1
July 30, 2011	1,052.6
August 31, 2011	1,071.7
September 30, 2011	1,179.5
October 31, 2011	1,104.9
November 30, 2011	1,150.3
December 31, 2011	1,153.3
January 31, 2012	1,125.0

Won/U.S. Dollar Exchange Rate
February 29, 2012	1,126.5
March 31, 2012	1,137.8
April 30, 2012	1,134.2
May 31, 2012	1,177.8
June 29, 2012	1,153.8
July 31, 2012	1,136.2
August 31, 2012	1,134.6
September 28, 2012	1,118.6
October 31, 2012	1,094.1
November 30, 2012	1,084.7
December 31, 2012	1,071.1
January 31, 2013	1,082.7
February 28, 2013	1,085.4
March 29, 2013	1,112.1
April 30, 2013	1,108.1
May 31, 2013	1,128.3
June 28, 2013	1,149.7

Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic’s economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from ￦888.1 to US$1.00 on June 30, 1997 to ￦1,964.8 to US$1.00 on December 24, 1997. Due to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar, although the trend reversed in March 2008. During the period from January 2, 2008 through April 16, 2009, the value of the Won relative to the U.S. dollar declined by approximately 29.9%, due primarily to adverse economic conditions resulting from liquidity and credit concerns and volatility in the global credit and financial markets and repatriations by foreign investors of their investments in the Korean stock market. The market average exchange rate was ￦1,136.9 to US$1.00 on July 2, 2013.

Balance of Payments and Foreign Trade

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

The following table sets out certain information with respect to the Republic’s balance of payments:

Balance of Payments(1)

Classification	2008	2009	2010	2011	2012(4)
	(millions of dollars)
Current Account	3,197.5	32,790.5	29,393.5	26,068.2	43,138.5
Goods	5,170.1	37,866.0	40,082.5	31,660.0	38,337.7
Exports(2)	434,651.5	358,189.7	461,444.9	551,765.4	552,565.3
Imports(2)	429,481.4	320,323.7	421,362.4	520,105.4	514,227.6
Services	(5,734.1)	(6,640.5)	(8,626.0)	(5,849.5)	2,676.2
Income	4,435.4	2,276.7	1,015.9	2,890.9	4,885.5
Current Transfers	(673.9)	(711.7)	(3,078.9)	(2,633.2)	(2,760.9)
Capital and Financial Account	(1,154.0)	(34,651.2)	(27,478.5)	(26,778.0)	(43,619.1)
Capital Account	109.3	289.6	(217.9)	(24.7)	602.1
Financial Account(3)	(1,263.3)	(34,940.7)	(27,260.6)	(26,753.3)	(44,221.2)
Net Errors and Omissions	(2,043.5)	1,860.7	(1,915.0)	709.8	480.6

(1)	Figures are prepared based on the sixth edition of Balance of Payment Manual, or BPM6, published by International Monetary Fund in December 2008 and implemented by the Government in December 2010.
(2)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(3)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
(4)	Preliminary.

Source: The Bank of Korea.

The Republic recorded a current account surplus of approximately US$26.1 billion in 2011. The current account surplus in 2011 decreased from the current account surplus of US$29.4 billion in 2010, primarily due to a decrease in surplus from the goods account which more than offset a decrease in deficit from the services account.

Based on preliminary data, the Republic recorded a current account surplus of approximately US$43.1 billion in 2012. The current account surplus in 2012 increased from the current account surplus of US$26.1 billion in 2011, primarily due to (i) an increase in surplus from the goods account and (ii) a surplus of US$2.7 billion from the service account in 2012 compared to a deficit of US$5.8 billion in 2011.

Foreign Direct Investment

Since 1960, the Government has adopted a broad range of related laws, administrative rules and regulations, providing a framework for the conduct and regulation of foreign investment activities. In September 1998, the Government promulgated the Foreign Investment Promotion Act, or the FIPA, which replaced previous foreign direct investment related laws, rules and regulations, to promote inbound foreign investments by providing incentives to, and facilitating investment activities in the Republic by, foreign nationals. The FIPA prescribes, among others, procedural requirements for inbound foreign investments, incentives for foreign investments such as tax reductions, and requirements relating to designation and development of foreign investment target regions. The Government believes that providing a stable and receptive environment for foreign direct investment will accelerate the inflow of foreign capital, technology and management techniques.

The following table sets forth information regarding annual foreign direct investment in the Republic for the periods indicated.

Foreign Direct Investment

	2008	2009	2010	2011	2012
	(billions of dollars)
Contracted and Reported Investment
Greenfield Investment(1)	7.3	8.1	11.1	11.7	12.5
Merger & Acquisition	4.4	3.4	2.0	2.0	3.8

Total	11.7	11.5	13.1	13.7	16.3

Actual Investment	8.4	6.7	5.4	6.6	10.4

(1)	Includes building new factories and operational facilities.

Source: Ministry of Knowledge Economy

In 2012, the contracted and reported amount of foreign direct investment in the Republic increased to US$16.3 billion from US$13.7 billion in 2011, primarily due to an increase in foreign investment in the service sector to US$9.6 billion in 2012 from US$7.3 billion in 2011 and an increase in foreign investment in the manufacturing sector to US$6.1 billion in 2012 from US$5.7 billion in 2011.

The following table sets forth information regarding the source of foreign direct investment by region and country for the periods indicated:

Foreign Direct Investment by Region and Country

	2008	2009	2010	2011	2012
	(billions of dollars)
North America
U.S.A	1.3	1.5	2.0	2.4	3.7
Others	0.6	0.7	0.7	1.3	0.7

	1.9	2.2	2.7	3.7	4.4
Asia
Japan	1.4	1.9	2.1	2.3	4.5
Hong Kong	0.2	0.8	0.1	0.6	1.7
Singapore	0.9	0.4	0.8	0.6	1.4
China	0.4	0.2	0.4	0.7	0.7
Others	0.4	0.4	3.5	0.2	0.5

	3.3	3.7	6.9	4.4	8.8
European Union
England	1.2	2.0	0.6	0.9	0.4
Netherlands	1.2	1.9	1.2	1.0	0.6
Germany	0.7	0.6	0.3	1.5	0.4
France	0.5	0.1	0.2	0.2	0.2
Others	2.7	0.7	1.0	1.8	1.3

	6.3	5.3	3.3	5.4	2.9
Others regions and countries	0.2	0.3	0.2	0.2	0.2

Total	11.7	11.5	13.1	13.7	16.3

Source: Ministry of Knowledge Economy

Trade Balance

Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.

The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

	Exports(1)	Imports(2)	Balance of Trade	Exports as % of Imports
	(millions of dollars, except percentages)
2008	422,007.3	435,274.7	(13,267.4)	97.0
2009	363,533.6	323,084.5	40,449.1	112.5
2010	466,383.8	425,212.2	41,171.6	109.7
2011	555,213.7	524,413.1	30,800.6	105.9
2012(3)	547,869.8	519,584.5	28,285.3	105.4

(1)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.
(2)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.
(3)	Preliminary.

Source: The Bank of Korea.

Overall exports decreased in 2012 compared to 2011 due to a decrease in global demand for goods in general.

The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP and, accordingly, the international economic environment is of crucial importance to the Republic’s economy.

The following tables give information regarding the Republic’s exports and imports by major commodity groups:

Exports by Major Commodity Groups (C.I.F.)(1)

	2008	As % of Total	2009	As % of Total	2010	As % of Total	2011	As % of Total	2012(2)	As % of Total(2)
	(billions of dollars, except percentages)
Foods & Consumer Goods	4.1	1.0	4.3	1.2	5.4	1.2	6.5	1.2	6.8	1.2
Raw Materials and Fuels	44.1	10.5	27.9	7.7	38.5	8.3	61.7	11.1	65.4	11.9
Petroleum & Derivatives	37.8	9.0	23.2	6.4	31.9	6.8	52.0	9.4	56.6	10.3
Light Industrial Products	29.4	7.0	27.5	7.6	32.7	7.0	39.0	7.0	40.5	7.4
Heavy & Chemical Industrial Products	344.4	81.6	303.9	83.6	389.9	83.6	448.0	80.7	435.2	79.3
Electronic & Electronic Products	127.2	30.0	121.2	33.3	154.2	33.1	156.9	28.3	156.0	28.5
Chemicals & Chemical Products	41.9	9.9	36.6	10.1	47.5	10.2	59.1	10.6	59.6	10.9
Metal Goods	38.1	9.0	29.9	8.2	37.7	8.1	48.6	8.8	47.2	8.6
Machinery & Precision Equipment	42.9	10.3	32.8	9.0	44.0	9.4	54.5	9.8	55.7	10.2
Passenger Cars	31.3	7.4	22.4	6.2	31.8	6.8	40.9	7.4	42.4	7.7
Ship & Boat	41.3	9.8	42.8	11.8	47.1	10.1	54.6	9.8	38.2	7.0

Total	422.0	100.0	363.5	100.0	466.4	100.0	555.2	100.0	547.9	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods includes insurance and freight costs.
(2)	Preliminary

Source: The Bank of Korea.

Imports by Major Commodity Groups (C.I.F.)(1)

	2008	As % of Total	2009	As % of Total	2010	As % of Total	2011	As % of Total	2012(2)	As % of Total(2)
	(billions of dollars, except percentages)
Industrial Materials and Fuels	269.0	61.8	184.4	57.1	247.2	58.1	324.8	61.9	325.1	62.6
Crude Petroleum	85.9	19.7	50.8	15.7	68.7	16.2	100.8	19.2	108.3	20.8
Mineral	19.6	4.5	13.7	4.2	21.4	5.0	31.1	5.9	28.3	5.4
Chemicals	33.1	7.6	28.7	8.9	37.7	8.9	44.2	8.4	43.8	8.4
Iron & Steel Products	37.1	8.5	21.6	6.7	27.3	6.4	30.4	5.8	26.4	5.1
Non-ferrous Metal	13.4	3.1	9.1	2.8	12.6	3.0	15.1	2.9	12.6	2.4
Capital Goods	124.1	28.5	104.5	32.4	135.7	31.9	146.5	27.9	140.3	27.0
Machinery & Precision Equipment	40.0	9.2	33.6	10.4	47.7	11.2	50.5	9.6	49.8	9.6
Electric & Electronic Machines	70.4	16.2	59.8	18.5	73.3	17.2	80.1	15.3	76.3	14.7
Transport Equipment	11.7	2.7	9.5	3.0	12.9	3.0	13.9	2.7	12.1	2.3
Consumer Goods	42.1	9.7	34.1	10.6	42.3	9.9	53.1	10.1	54.2	10.4
Cereals	7.4	1.7	5.3	1.6	5.9	1.4	7.5	1.4	7.9	1.5
Goods for Direct Consumption	10.2	2.3	8.9	2.7	11.0	2.6	15.0	2.9	14.3	2.8
Consumer Durable Goods	16.4	3.8	12.9	4.0	16.2	3.8	18.6	3.5	19.4	3.7
Consumer Nondurable Goods	8.2	1.9	7.1	2.2	9.2	2.2	12.1	2.3	12.6	2.4

Total	435.3	100.0	323.1	100.0	425.2	100.0	524.4	100.0	519.6	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods includes insurance and freight costs.
(2)	Preliminary

In 2008, the Republic recorded a trade deficit of US$13.3 billion. Exports increased by 13.6% to US$422.0 billion and imports increased by 22.0% to US$435.3 billion from US$371.5 billion of exports and US$356.8 billion of imports, respectively, in 2007.

In 2009, the Republic recorded a trade surplus of US$40.4 billion. Exports decreased by 13.9% to US$363.5 billion and imports decreased by 25.8% to US$323.1 billion from US$422.0 billion of exports and US$435.3 billion of imports, respectively, in 2008.

In 2010, the Republic recorded a trade surplus of US$41.2 billion. Exports increased by 28.3% to US$466.4 billion and imports increased by 31.6% to US$425.2 billion from US$363.5 billion of exports and US$323.1 billion of imports, respectively, in 2009.

The Republic recorded a trade surplus of US$30.8 billion in 2011. Exports increased by 19.0% to US$555.2 billion and imports increased by 23.3% to US$524.4 billion from US$466.4 billion of exports and US$425.2 billion of imports, respectively, in 2010.

Based on preliminary data, the Republic recorded a trade surplus of US$28.3 billion in 2012. Exports decreased by 1.3% to US$547.9 billion and imports decreased by 0.9% to US$519.6 billion from US$555.2 billion of exports and US$524.4 billion of imports, respectively, in 2011.

The following table sets forth the Republic’s exports trading partners:

Exports

	2008	As % of 2008 Total	2009	As % of 2009 Total	2010	As % of 2010 Total	2011	As % of 2011 Total	2012(1)	As % of 2012 Total(1)
	(millions of dollars, except percentages)
China	91,388.9	21.7	86,703.2	23.9	116,837.8	25.1	134,185.0	24.2	134,322.6	24.5
United States	46,376.6	11.0	37,649.9	10.4	49,816.1	10.7	56,207.7	10.1	58,524.6	10.7
Japan	28,252.5	6.7	21,770.8	6.0	28,176.3	6.0	39,679.7	7.1	38,796.1	7.1
Hong Kong	19,771.9	4.7	19,661.1	5.4	25,294.3	5.4	30,968.4	5.6	32,606.2	6.0
Singapore	16,293.0	3.9	13,617.0	3.7	15,244.2	3.3	20,839.0	3.8	22,887.9	4.2
Taiwan	11,462.0	2.7	9,501.1	2.6	14,830.5	3.2	18,206.0	3.3	14,814.9	2.7
Germany	10,522.7	2.5	8,820.9	2.4	10,702.2	2.3	9,500.9	1.7	7,509.7	1.4
India	8,977.1	2.1	8,013.3	2.2	11,434.6	2.5	12,654.1	2.3	11,922.0	2.2
Russia	9,748.0	2.3	4,194.1	1.2	7,759.8	1.7	10,304.9	1.9	11,097.1	2.0
Indonesia	7,933.6	1.9	5,999.9	1.7	8,897.3	1.9	13,564.5	2.4	13,955.0	2.5
Others(2)	171,281.0	40.6	147,602.3	40.6	177,390.7	38.0	209,103.5	37.7	201,433.7	36.8

Total	422,007.3	100.0	363,533.6	100.0	466,383.8	100.0	555,213.7	100.0	547,869.8	100.0

(1)	Preliminary
(2)	Includes more than 200 countries and regions with lower exports levels than those shown above.

Source: The Bank of Korea.

The following table sets forth the Republic’s imports trading partners:

Imports

	2008	As % of 2008 Total	2009	As % of 2009 Total	2010	As % of 2010 Total	2011	As % of 2011 Total	2012(1)	As % of 2012 Total(1)
	(millions of dollars, except percentages)
China	76,930.3	17.7	54,246.1	16.8	71,573.6	16.8	86,432.2	16.5	80,784.6	15.5
Japan	60,956.4	14.0	49,427.5	15.3	64,296.1	15.1	68,320.2	13.0	64,363.1	12.4
United States	38,364.8	8.8	29,039.5	9.0	40,402.7	9.5	44,569.0	8.5	43,341.0	8.3
Saudi Arabia	33,781.5	7.8	19,736.8	6.1	26,820.0	6.3	36,972.6	7.1	39,707.1	7.6
Australia	18,000.3	4.1	14,756.1	4.6	20,456.2	4.8	26,316.3	5.0	22,987.9	4.4
Germany	14,769.1	3.4	12,298.5	3.8	14,304.9	3.4	16,962.6	3.2	17,645.4	3.4
Taiwan	10,642.9	2.4	9,851.4	3.0	13,647.1	3.2	14,693.6	2.8	14,012.0	2.7
United Arab Emirates	19,248.5	4.4	9,310.0	2.9	12,170.1	2.9	14,759.4	2.8	15,115.3	2.9
Indonesia	11,320.3	2.6	9,264.1	2.9	13,985.8	3.3	17,216.4	3.3	15,676.3	3.0
Malaysia	9,909.1	2.3	7,574.1	2.3	9,531.0	2.2	10,467.8	2.0	9,796.4	1.9
Others(2)	141,351.5	32.5	107,580.4	33.3	138,024.7	32.5	187,703.0	35.8	196,155.4	37.8

Total	435,274.7	100.0	323,084.5	100.0	425,212.2	100.0	524,413.1	100.0	519,584.5	100.0

(1)	Preliminary
(2)	Includes more than 200 countries and regions with lower imports levels than those shown above.

Source: The Bank of Korea.

In 2003, the outbreak of severe acute respiratory syndrome, or SARS, and the avian influenza in Asia (including China) and other parts of the world increased uncertainty about prospects for international trade and economic growth for affected countries, as well as world economic prospects in general. The avian influenza carried by migrating wild birds spread to several Asian countries, Russia, Romania and Turkey. In response to these outbreaks of avian influenza, the Government issued an advisory on disease prevention as of October 14, 2005 and conducted special monitoring of poultry farms. In addition, the Government continued to cooperate with regional and international efforts to develop and implement additional measures to contain and prevent SARS, the avian influenza and other diseases. Another outbreak of SARS, the avian influenza or similar incidents in the future may have an adverse effect on Korean and world economies and on international trade.

On October 6, 2010, the Republic and the European Union, or EU, signed an agreement on a bilateral free trade agreement, or FTA, which provisionally came into effect on July 1, 2011 after approval of the EU parliament and ratification by the Republic and EU member states. In April 2007, the Republic and the United States reached an FTA, which was subsequently renegotiated and signed by both nations in December 2010. The FTA was ratified by the U.S. Congress in October 2011 and the Korean National Assembly in November 2011 and came into effect on March 15, 2012.

Non-Commodities Trade Balance

The non-commodities trade deficit was US$2.0 billion in 2008, US$5.1 billion in 2009, US$10.7 billion in 2010 and US$5.6 billion in 2011. Based on preliminary data, the Republic had a non-commodities trade surplus of US$4.8 billion in 2012.

Foreign Currency Reserves

The following table shows the Republic’s total official foreign currency reserves:

Total Official Reserves

	December 31,
	2008	2009	2010	2011	2012
	(millions of dollars)
Gold(1)	$75.7	$79.0	$79.6	$2,166.6	$3,761.4
Foreign Exchange	200,479.1	265,202.3	286,926.4	298,232.9	316,897.7

Total Gold and Foreign Exchange	200,554.8	265,281.3	287,006.0	300,399.5	320,659.1

Reserve Position at IMF.	582.6	981.6	1,024.7	2,556.2	2,783.6
Special Drawing Rights	86.0	3,731.8	3,539.9	3,446.7	3,525.6

Total Official Reserves	$201,223.4	$269,994.7	$291,570.7	$306,402.5	$326,968.4

(1)	For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.

Source: The Bank of Korea.

The Government’s foreign currency reserves increased to US$262.2 billion as of December 31, 2007 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows. In 2008, the Government’s foreign currency reserves decreased, falling to US$201.2 billion as of December 31, 2008, partially as a result of the Government’s use of the foreign currency reserve to provide foreign currency liquidity to Korean financial institutions. The amount of the Government’s foreign currency reserve was US$328.1 billion as of May 31, 2013.

Government Finance

The Ministry of Strategy and Finance prepares the Government budget and administers the Government’s finances.

The Government’s fiscal year commences on January 1. The Government must submit the budget, which is drafted by the Minister of Strategy and Finance and approved by the President of the Republic, to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

The following table shows consolidated Government revenues and expenditures:

Consolidated Central Government Revenues and Expenditures

	December 31,
	2008	2009	2010	2011	2012(1)
	(billions of Won)
Total Revenues	250,713	250,810	270,923	292,323	311,456
Current Revenues	248,809	248,278	268,540	289,797	307,754
Total Tax Revenues(2)	200,202	198,438	213,319	231,273	246,918
Non-Tax Revenues	48,607	49,840	55,221	58,524	60,836
Capital Revenues	1,904	2,532	2,383	2,527	3,702
Total Expenditures and Net Lending	238,854	268,431	254,231	273,694	292,977
Total Expenditures	229,374	250,382	251,146	269,768	286,921
Current Expenditures	200,935	215,134	216,937	235,458	252,620
Capital Expenditures	28,439	35,248	34,209	34,310	34,301
Net Lending	5,480	18,049	3,084	3,926	6,056

(1)	Preliminary.
(2)	Includes social security contribution.

Source: Ministry of Strategy and Finance; Korea National Statistical Office.

The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

Revenues derive mainly from national taxes and non-tax revenues. Taxes in Korea can be roughly classified into the following types:

•	income tax and capital gains tax,

•	property tax,

•	value-added tax,

•	customs duty tax, and

•	other taxes.

Income tax and capital gains tax are imposed on income derived from labor, business operation and ownership of assets and profits derived from capital appreciation. Income tax and capital gains tax, depending on the type of taxpayer, can be further classified into corporate income tax and individual income tax. Property tax is imposed on exchange or ownership of property and includes inheritance tax and gift tax. Value-added tax is imposed on value added to goods and services. Customs duty tax is imposed on imported goods. Other taxes include tax on certain securities transactions and a stamp tax for certain documents.

Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

For 2008, revenues increased by approximately 2.9% principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of ￦15.9 trillion in 2008.

For 2009, the Republic recorded total revenues of ￦250.8 trillion and total expenditures and net lending of ￦272.9 trillion in 2009. The Republic had a fiscal deficit of ￦17.6 trillion in 2009.

For 2010, the Republic recorded total revenues of ￦270.9 trillion and total expenditures and net lending of ￦254.2 trillion in 2010. The Republic had a fiscal surplus of ￦16.7 trillion in 2010.

For 2011, the Republic recorded total revenues of ￦292.3 trillion and total expenditures and net lending of ￦273.7 trillion in 2011. The Republic had a fiscal surplus of ￦18.6 trillion in 2011.

Based on preliminary data, the Republic recorded total revenues of ￦311.5 trillion and total expenditures and net lending of ￦293.0 trillion in 2012. The Republic had a fiscal surplus of ￦18.5 trillion in 2012.

Debt

The Government estimates that the total outstanding debt of the Government (including guarantees by the Government) as of December 31, 2012 amounted to approximately ￦458.5 trillion, an increase of 5.5% over the previous year.

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2012:

Direct External Debt of the Government

	Amount in Original Currency		Equivalent Amount in U.S. Dollars(1)
	(millions)
US$	US$	6,391.4	US$	6,391.4
Japanese Yen (¥)		¥3,140.6		36.6
Euro (EUR)	EUR	875.4		1,157.5

Total			US$	7,585.5

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2012.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic:

Direct Internal Debt of the Government

(billions of Won)
2008	288,719.8
2009	331,904.1
2010	360,804.5
2011	390,249.4
2012	414,213.5

The following table sets out all guarantees by the Government of indebtedness of others:

Guarantees by the Government

	December 31,
	2008	2009	2010	2011	2012
	(billions of Won)
Domestic	28,112.8	28,292.4	33,291.7	33,799.1	32,783.6
External(1)	—	1,508.4	1,508.3	1,258.6	—

Total	28,112.8	29,800.8	34,800.0	35,057.7	32,783.6

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers or the market average exchange rates in effect on December 31 of each year.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information”.

External Debt

The following tables set out certain information regarding the Republic’s external debt calculated under the criteria based on the sixth edition of Balance of Payment Manual, or BPM6, published by the International Monetary Fund in December 2008 and implemented by the Government in December 2010. Under BPM6, in particular, prepayments received in connection with the construction of ships are excluded from the external debt.

	December 31,
	2008	2009	2010	2011	2012
	(billions of dollars)
Long-term Debt	167.5	196.5	220.0	261.4	286.8
General Government	21.1	27.8	44.2	53.5	54.4
Monetary Authorities	13.1	28.3	25.3	21.6	29.0
Banks	59.0	64.6	71.0	93.4	98.1
Other Sectors	74.2	75.8	79.6	92.9	105.3

Short-term Debt	149.9	149.2	139.8	137.4	126.8
Monetary Authorities	18.3	11.7	10.3	8.9	14.9
Banks	110.4	115.7	102.1	103.0	85.8
Other Sectors	21.2	21.8	27.4	25.5	26.1

Total External Liabilities	317.4	345.7	359.8	398.7	413.6

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A. External Debt of the Government

(1) External Bonds of the Government

Series	Issue Date	Maturity Date	Interest Rate (%)	Currency	Original Principal Amount	Principal Amount Outstanding as of December 31, 2012
2003-001	June 3, 2003	June 1, 2013	4.25	USD	1,000,000,000		1,000,000,000
2004-001	September 22, 2004	September 22, 2014	4.875	USD	1,000,000,000		1,000,000,000
2005-001	November 2, 2005	November 3, 2025	5.625	USD	400,000,000		400,000,000
2005-002	November 2, 2005	November 2, 2015	3.625	EUR	500,000,000		500,000,000
2006-001	December 7, 2006	December 7, 2016	5.125	USD	500,000,000		500,000,000
2006-002	December 7, 2006	December 7, 2021	4.25	EUR	375,000,000		375,000,000
2009-001	April 16, 2009	April 16, 2014	5.75	USD	1,500,000,000		1,500,000,000
2009-002	April 16, 2009	April 16, 2019	7.125	USD	1,500,000,000		1,500,000,000

Total External Bonds in Original Currencies						USD	5,900,000,000
						EUR	875,000,000

Total External Bonds in Equivalent Amount of Won(1)						￦	7,558,752,500,000

(1)	U.S. dollar amounts are converted to Won amounts at the rate of US$1.00 to ￦1,071.1, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd. Euro amounts are converted to Won amounts at the rate of EUR1.00 to ￦1,416.3, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.

(2) External Borrowings of the Government

a. Borrowings in U.S. Dollars

Date of Borrowing	Original Maturity (Years)	Interest Rate (%)	Original Principal Amount (USD)	Principal Amount Outstanding as of December 31, 2012 (USD)
January 20, 1972	41	3	2,000,000		90,740
February 14, 1972	41	3	40,000,000		1,153,472
March 16, 1972	41	3	17,000,000		420,997
September 13, 1972	41	3	2,500,000		59,049
February 28, 1973	40	3	25,000,000		1,187,283
April 12, 1973	42	3	96,300,000		9,025,698
April 12, 1973	43	3	5,300,000		660,833
April 12, 1973	40	3	25,200,000		789,191
January 28, 1974	40	3	5,000,000		324,754
April 19, 1974	40	3	2,800,000		243,894
September 11, 1974	41	3	25,700,000		3,089,571
September 13, 1975	41	3	5,000,000		655,297
September 13, 1975	41	3	5,000,000		654,578
September 13, 1975	41	3	5,000,000		932,416
February 18, 1976	40	3	11,900,000		1,330,388
February 18, 1976	40	3	27,900,000		3,096,094
February 18, 1976	40	3	23,400,000		4,163,785
February 18, 1976	40	3	90,800,000		11,019,278
July 21, 1977	41	3	59,500,000		10,762,035
July 21, 1977	40	3	43,800,000		6,620,609
June 7, 1979	30	3	40,000,000		8,463,994
January 25, 1980	40	3	30,000,000		7,255,059
May 18, 1981	40	3	27,000,000		7,191,196
October 12, 1994	20	6.25	1,640,370,000		209,617,850
September 14, 1998	16	LIBOR+0.5	48,000,000		2,606,129
October 23, 1998	15	LIBOR+0.75	2,000,000,000		200,000,000

Subtotal in Original Currency				USD	491,414,187

Subtotal in Equivalent Amount of Won(1)				￦	526,353,735,695

(1)	U.S. dollar amounts are converted to Won amounts at the rate of US$1.00 to ￦1,071.1, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.

b. Borrowings in Euro

Date of Borrowing	Original Maturity (Years)	Interest Rate (%)	Original Principal Amount (EUR)	Principal Amount Outstanding as of December 31, 2012 (EUR)
March 27, 1985	30	2	6,000,000		365,629

Subtotal in Original Currency				EUR	365,629

Subtotal in Equivalent Amount of Won(1)				￦	517,840,353

(1)	Euro amounts are converted to Won amounts at the rate of EUR1.00 to ￦1,416.3, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.

c. Borrowings in Japanese Yen

Date of Borrowing	Original Maturity (Years)	Interest Rate (%)	Original Principal Amount (JPY)	Principal Amount Outstanding as of December 31, 2012 (JPY)
June 22, 1988	25	4.25	2,679,000,000		71,465,000
June 22, 1988	25	4.25	5,920,000,000		155,475,000
June 22, 1988	25	4.25	5,254,000,000		103,717,000
June 22, 1988	25	4.25	4,440,000,000		119,825,000
December 13, 1989	25	Floating	8,745,658,966		1,304,852,166
October 31, 1990	25	4	4,320,000,000		675,966,000
October 31, 1990	25	4	5,414,000,000		359,244,000
October 31, 1990	25	4	2,160,000,000		350,034,000

Subtotal in Original Currency				JPY	3,140,578,166

Subtotal in Equivalent Amount of Won(1)				￦	39,178,712,620

Total External Borrowings in Equivalent Amount of Won				￦	566,050,273,570

(1)	Japanese yen amounts are converted to Won amounts at the rate of JPY100.00 to ￦1,247.50, the market average exchange rate in effect on December 31, 2012, as announced by Seoul Money Brokerage Services, Ltd.

B. External Guaranteed Debt of the Government

None.

C. Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2012
	(%)			(billions of Won)
1. Bonds
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	1.5-5.75	2003-2012	2013-2042	362,893.4
Interest-Bearing Treasury Bond for National Housing I	2.5-3.0	2003-2012	2008-2017	45,805.2
Interest-Bearing Treasury Bond for National Housing II	0.0-3.0	1988-2012	2008-2030	3,142.2
Interest-Bearing Treasury Bond for National Housing III	0	2005	2015	594.2
Non-interest-Bearing Treasury Bond for Contribution to International Organizations(1)	—	1967-1985	—	11.3

Total Bonds				412,446.3

2. Borrowings
Borrowings from The Bank of Korea	3.58	2012	2013	1,117.2
Borrowings from the Sports Promotion Fund	3.36	2011	2014	20.0
Borrowings from the Korea Credit Guarantee Fund	2.74-2.8	2012	2013	35.0
Borrowings from Korea Technology Finance Corporation	2.74-3.33	2012	2013	15.0
Borrowings from the Government Employees’ Pension Fund	2.74-3.88	2011-2012	2014-2015	60.0
Borrowings from the Film Industry Development Fund	3.04-3.85	2010-2011	2013-2014	50.0
Borrowings from the Culture and Arts Promotion Fund	3.29	2010	2013	20.0

Total Borrowings				1,767.2

Total Internal Funded Debt				414,213.5

(1)	Interest Rates and Years of Maturity not applicable.

D. Internal Guaranteed Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2012
	(%)			(billions of Won)
1. Bonds of Government-Affiliated Corporations
Korea Deposit Insurance Corporation	4.09-6.32	2008-2012	2013-2017	22,820.0
KAMCO	Floating-5.27	2009-2011	2013-2014	2,972.4
Korea Student Aid Foundation	Floating-5.26	2010-2012	2013-2032	6,900.0

Total Bonds				32,692.4

2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5	1989	2023	91.2
Total Borrowings				91.2

Total Internal Guaranteed Debt				32,783.6

DESCRIPTION OF THE SECURITIES

Description of Debt Securities

We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities

We may issue debt securities in separate series at various times. The Republic may irrevocably guarantee the payment of principal of, and interest on, one or more series of debt securities. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•

if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other;

•	whether any of the terms set out herein will differ for the debt securities

•	whether the Republic will irrevocably guarantee the payment of principal of, and interest on, the debt securities; and

•	other specific provisions.

Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.

We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to us.

If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.

Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and three years, in the case of interest, from the date on which payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•

must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from us.

We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

We will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	we determine, in our sole discretion, not to have a series of debt securities represented by a global security.

In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities

We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Clearstream, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

We will make all payments of principal of, and premium and interest, if any, on the debt securities, without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

We will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•	you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

•

you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.

We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

Status of Debt Securities

The debt securities will:

•	constitute our direct, unconditional, unsecured and unsubordinated obligations;

•	rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

•	rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

Negative Pledge Covenant

If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our Long-Term External Indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities. “Long-Term External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic and which has a final maturity of one year or more from its date of issuance.

We may, however, create or permit a security interest:

•	in favor of the Government or The Bank of Korea or any other agency or instrumentality of or controlled by the Government;

•

arising from, or any deposit or other arrangement made or entered into in connection with, the sale, assignment or other disposition or the discounting of any of our notes or receivables, or any other transaction in the ordinary course of our business; or

•	on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity.

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

1.	Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•

we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount, except in any such case where such External Indebtedness or guarantee is being contested in good faith by appropriate proceedings.

4.	Moratorium/Default:

•	we declare a general moratorium on the payment of our External Indebtedness, including obligations under guarantees;

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•

the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Failure of Support: the Republic fails to provide financial support for us as required under Article 37 of the KEXIM Act as of the date of the debt securities of such series.

7.	Control of Assets: the Republic ceases to control us (directly or indirectly).

8.	IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.

You should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Modifications and Amendments; Debt Securityholders’ Meetings

Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt security’s interest rate or premium payable;

•	change the currency of payment of principal, interest or premium;

•	amend either the procedures provided for a redemption event or the definition of a redemption event;

•	shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3 % in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.

The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants made by us that benefit holders of the debt securities;

•	surrender any right or power given to us;

•	secure the debt securities;

•

permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

•

cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Fiscal Agent

The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities

We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.

We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Description of Warrants

The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

•

the terms of the debt securities purchasable upon exercise of the warrants, as described above under “Description of the Securities—Description of Debt Securities—General Terms of the Debt Securities”;

•	the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

•	the procedures and conditions for the exercise of the warrants;

•	the dates on which the right to exercise the warrants begins and expires;

•	whether and under what conditions the warrants may be terminated or canceled by us;

•	whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

•	whether the warrants will be issued in bearer or registered form;

•	whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

•	other specific provisions.

Terms Applicable to Debt Securities and Warrants

Governing Law

The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

Jurisdiction and Consent to Service

We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel has informed us that there is doubt regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.

We have appointed the Chief Representative of our New York Representative Office, Mr. Kyung-taek Shin, and a Senior Representative of our New York Representative Office, Mr. Sang Hun Kim, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York City and we have accepted the jurisdiction of those courts for those actions. Our New York Representative Office is located at 460 Park Avenue, 8th Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.

We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

Foreign Exchange Controls

Before we may issue debt securities outside the Republic, the Minister of Strategy and Finance of Korea must receive a report with respect to the issuance by us of debt securities in accordance with the Foreign Exchange Transaction Act and Regulation of Korea. After issuance of debt securities outside the Republic, we are required to notify the Minister of Strategy and Finance of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.

Description of Guarantees

The description below summarizes some of the provisions of the guarantees that the Republic may issue from time to time to guarantee our debt securities. Since it is only a summary, the description may not contain all of the information that is important to you as a potential beneficiary of a guarantee.

The prospectus supplement relating to a guarantee to be issued by the Republic will specify other specific provisions. The description of a guarantee to be issued by the Republic that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Guarantees

Each guarantee will be issued by the Republic as guarantor. The prospectus supplement relating to a guarantee will specify:

•	the relevant obligor and the obligations guaranteed under the guarantee;

•	the nature and scope of the guarantee, including whether or not it is irrevocable and unconditional;

•	the status of the guarantee in relation to the Republic’s other obligations;

•	the governing law of the guarantee; and

•	other relevant provisions of the guarantee.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES AND BEARER WARRANTS

Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Clearstream for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

•

each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•

any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.

Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.

For purposes of this section, “United States person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

For purposes of this section, “United States” means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

TAXATION

The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions in effect as of the date of this Prospectus. These laws, regulations, rulings and/or decisions may change; any such change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

The following summary of Korean tax considerations applies to you so long as you are not:

•	a resident of Korea;

•	a corporation having its head office, principal place of business or place of effective management in Korea (a “Korean corporation”); or

•	engaging in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

Tax on Interest Payments

Under the Special Tax Treatment Control Law (the “STTCL”), when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein; provided that the debt securities are deemed to be foreign currency denominated bonds issued outside of Korea for the purpose of the STTCL.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of a debt security, provided that the disposition does not involve a transfer of the debt security to a resident of Korea (or the Korean permanent establishment of a non-resident). In addition, the STTCL exempts you from Korean taxation on any capital gains that you earn from the transfer of the debt securities outside of Korea; provided that the offering of the debt securities is deemed to be an overseas issuance for the purpose of the STTCL. If you sell or otherwise dispose of debt securities to a Korean resident and such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates at the lower of 22% (including local income surtax) of net gain (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs) or 11% (including local income surtax) of gross sale proceeds with respect to transactions, unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of a debt security, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” below.

With respect to computing the above-mentioned 22% withholding taxes (including local income surtax) on net gain, please note that there is no provision under relevant Korean law for offsetting gains and losses or otherwise aggregating transactions for the purpose of computing the net gain attributable to sales of the debt securities. The purchaser of the debt securities or, in the case of the sale of the debt securities through a securities company in Korea, the securities company through which such sale is effected, is required under Korean law to withhold the applicable amount of Korean tax and make payment thereof to the relevant Korean tax authority. Unless you, as the seller, can either claim the benefit of an exemption or a reduced rate of tax under an applicable tax treaty or produce satisfactory evidence of your acquisition cost and certain direct transaction costs in relation to the debt securities being sold, the purchaser or the securities company, as applicable, must withhold an amount equal to 11% of the gross sale proceeds. Any withheld tax must be paid no later than the tenth day of the month following the month in which the payment for the purchase of the relevant debt securities occurred. Failure to timely transmit the withheld tax to the Korean tax authorities technically subjects the purchaser or the securities company to penalties under Korean tax laws.

Inheritance Tax and Gift Tax

If you die while domiciled in Korea, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities, wherever located, that you own at the time of death. Furthermore, regardless of where you are domiciled when you die, Korean inheritance tax will be imposed upon the transfer by succession of any of the debt securities you own that are located in Korea at the time of death. Similarly, if you give the debt securities as a gift to any other person, the donee will be subject to Korean gift tax, based on where you are domiciled or where the debt securities are located at the time that you make the gift. The amount, if any, of the applicable inheritance or gift tax imposed in specific cases depends on the value of the debt securities (or other property) and the identities of the parties involved.

Under Korean inheritance and gift tax laws, debt securities issued by Korean corporations are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

Stamp Duty

You will not be subject to any Korean stamp duty, registration duty or similar documentary tax in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Guarantees

Although there are no Korean tax laws, regulations or rulings specific to the payment under the guarantee herein, we believe any payments of interest on and principal amount of the debt securities (or the issued price if the debt securities were originally issued at a discount) by the Republic under the Republic’s guarantee on the debt securities denominated in a foreign currency and issued by us are not subject to withholding tax, provided that the debt securities are deemed to be foreign currency denominated bonds issued outside of Korea for the purpose of the STTCL. Further details of the tax consequences of the holders of our debt securities guaranteed by the Republic may be provided in the relevant prospectus supplement.

Tax Treaties

At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji, Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 16.5%, and the tax on capital gains is often eliminated.

With respect to any gains subject to Korean withholding tax, as described under the heading “Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company through which the transfer of the debt securities is effected, as applicable, a certificate as to your country of tax residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at normal rates.

In addition, subject to certain exceptions, in order to receive the benefit of a tax exemption available under any applicable tax treaty, you may also be required to submit to the payer of such Korean source income an application for tax exemption under a tax treaty, together with a certificate as to your country of tax residence. The payer of such Korean source income, in turn, will be required to submit such exemption application to the relevant district tax office in Korea by the ninth day of the month following the date of the first payment of such income. Furthermore, the Corporation Income Tax Law (the “CITL”) requires the beneficial owner to submit an application for entitlement to a preferential tax rate together with evidence of tax residence (including a certificate of tax residence of the beneficial owner issued by a competent authority of the country of tax residence of the beneficial owner) to a withholding obligor paying Korean source income in order to benefit from the available reduced tax rate pursuant to the relevant tax treaty. Subject to certain exceptions, the CITL also requires an overseas investment vehicles (which is defined as an organization established in a foreign jurisdiction that manages funds collected through investment solicitation by way of acquiring, disposing or otherwise investing in proprietary targets and then distributes the outcome of such management to investors) to obtain the application for entitlement to a preferential tax rate from the beneficial owners and submit a report of overseas investment vehicle to the withholding obligor, together with a detailed statement on the beneficial owner of the income.

At present, Korea has not entered into any tax treaties regarding inheritance or gift tax.

United States Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

•	a tax exempt organization; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Any special U.S. federal income tax considerations relevant to a particular issuance of debt securities will be discussed in the applicable prospectus supplement. You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year), or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Notes

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a foreign currency-denominated debt security in respect of original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.

When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount, short-term debt securities and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. The ability of U.S. holders to offset capital losses against ordinary income is limited.

The gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and their stated redemption price at maturity will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations (the “OID regulations”). You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating rate debt security is based on more than one interest index. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an Original Issue Discount Debt Security that is also a foreign currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payments or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under the OID regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as qualified stated interest, and such a debt security will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. A floating rate debt security that does not qualify as a variable rate debt instrument will be subject to special rules (the “contingent payment regulations”) that govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). A detailed description of the tax considerations relevant to U.S. holders of any such debt securities will be provided in the applicable prospectus supplement.

Certain debt securities may be redeemed prior to maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the prospectus supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about their treatment since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Warrants

A description of the tax consequences of an investment in warrants will be provided in the applicable prospectus supplement.

Indexed Notes and Other Notes Providing for Contingent Payments

The contingent payment regulations generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant prospectus supplement.

Information Reporting and Backup Withholding

The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

In addition, a United States Holder should be aware that reporting requirements are imposed with respect to the holding of certain foreign financial assets, including debt of foreign issuers, if the aggregate value of all of such assets exceeds $50,000. A United States Holder should consult its own tax advisor regarding the application of these information reporting rules to our Notes and its particular situation.

PLAN OF DISTRIBUTION

We and the Republic, if a guarantee by the Republic is furnished, may sell or issue the debt securities or warrants or guarantees in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The prospectus supplement relating to a particular series of debt securities or warrants or guarantees will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to us from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us and the Republic, if applicable, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we and the Republic, if a guarantee by the Republic is furnished, sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us and the Republic, if applicable. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.

We and the Republic, if a guarantee by the Republic is furnished, may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us and the Republic, if applicable, at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

We and the Republic, if a guarantee by the Republic is furnished, may offer debt securities as consideration for the purchase of other of our debt securities, either in connection with a publicly announced tender offer or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of debt securities directly or through underwriters or agents.

Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us and the Republic in the ordinary course of business.

LEGAL MATTERS

The validity of any particular series of debt securities or warrants issued with debt securities will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

Our authorized agents in the United States are Mr. Kyung-taek Shin, Chief Representative of our New York Representative Office, or Mr. Sang Hun Kim, Senior Representative of our New York Representative Office. The address of our New York Representative Office is 460 Park Avenue, 8th Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. Byeong Sun Song, Financial Attaché, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth under “The Export-Import Bank of Korea” (except for the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision”). Such information is stated on his authority.

The Minister of Strategy and Finance of The Republic of Korea, in his official capacity, has supplied the information set out under “The Export-Import Bank of Korea—Business—Government Support and Supervision” and “The Republic of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

EXPERTS

Our non-consolidated financial statements as of and for the years ended December 31, 2012 and 2011 included in this prospectus and included elsewhere in the registration statement have been audited by Deloitte Anjin LLC, an independent accounting firm, as stated in their report (which expresses an unqualified opinion on the non-consolidated financial statements and includes an explanatory paragraph referring to the application of the KEXIM Act and the related accounting principles) appearing herein and elsewhere in the registration statement. Such non-consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

This prospectus includes future expectations, projections or “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “expect”, “anticipate”, “estimate”, “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

Factors that could adversely affect the future performance of the Korean economy include:

•	continuing difficulties in the housing and financial sectors in the United States and elsewhere and the resulting adverse effects on the global financial markets;

•	adverse conditions and volatility in the United States and worldwide credit and financial markets and the general weakness of the global economy;

•	financial difficulties and resulting ratings downgrades experienced by the governments of Greece and other countries in Europe;

•

adverse changes or volatility in foreign currency reserve levels, commodity prices (including oil prices), exchange rates (including fluctuation of the U.S. dollar or Japanese Yen exchange rates or revaluation of the Chinese Renminbi), interest rates and stock markets;

•	substantial decreases in the market prices of Korean real estate;

•	increasing delinquencies and credit defaults by consumer and small and medium sized enterprise borrowers;

•	declines in consumer confidence and a slowdown in consumer spending;

•

adverse developments in the economies of countries that are important export markets for the Republic, such as the United States, Europe, Japan and China, or in emerging market economies in Asia or elsewhere;

•

the continued emergence of the Chinese economy, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment and the relocation of the manufacturing base from the Republic to China);

•	social and labor unrest;

•

a decrease in tax revenues and a substantial increase in the Government’s expenditures for fiscal stimulus measures, unemployment compensation and other economic and social programs that, together, would lead to an increased government budget deficit;

•	financial problems or lack of progress in the restructuring of Korean conglomerates, other large troubled companies, their suppliers or the financial sector;

•	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues at certain Korean conglomerates;

•	the economic impact of any pending or future free trade agreements;

•	geo-political uncertainty and risk of further attacks by terrorist groups around the world;

•	the recurrence of severe acute respiratory syndrome, or SARS, or an outbreak of swine or avian flu in Asia and other parts of the world;

•	deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including deterioration resulting from trade disputes or disagreements in foreign policy;

•	political uncertainty or increasing strife among or within political parties in the Republic;

•	hostilities or unrest involving oil producing countries in the Middle East and Northern Africa and any material disruption in the supply of oil or increase in the price of oil;

•

the occurrence of severe earthquakes, tsunamis or other natural disasters in Korea and other parts of the world, particularly in trading partners (such as the March 2011 earthquake in Japan, which also resulted in the release of radioactive materials from a nuclear plant that had been damaged by the earthquake); and

•	an increase in the level of tension or an outbreak of hostilities between North Korea and the Republic or the United States.

FURTHER INFORMATION

We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. These filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Youngdeungpo-gu

Seoul 150-996

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Shin & Kim	Cleary Gottlieb Steen & Hamilton LLP
8th floor, State Tower Namsan 100 Toegye-ro, Jung-gu Seoul 100-052 Korea	c/o 39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITER

as to U.S. law

Davis Polk & Wardwell LLP

c/o 18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

737 Yeoksam-dong

Gangnam-gu, Seoul

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542